UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SUPERTEL HOSPITALITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SUPERTEL HOSPITALITY, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 31, 2012

A Special Meeting (“Meeting”) of the shareholders of Supertel Hospitality, Inc. (“Supertel” or the “Company”) will be held at Durham Western Heritage Museum, 801 South 10th Street, Omaha, Nebraska 68108, on January 31, 2012, at 10:00 a.m., local time, for the following purposes:

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To approve the issuance and sale of up to 3,000,000 shares of Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Supertel, up to 30,000,000 shares of common stock of Supertel (the “Common Stock”) which may be issued upon conversion of the Preferred Stock, and warrants (the “Warrants”) to purchase up to an additional 30,000,000 shares of Common Stock, to Real Estate Strategies L.P. pursuant to a Purchase Agreement dated November 16, 2011; and

•	To approve adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve the first proposal.

Only holders of common stock of Supertel of record as of the close of business on December 20, 2011 will be entitled to notice of and to vote at the Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Meeting and the items of business.

In order that your shares may be represented at the Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Meeting. If you attend the Meeting in person you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your Proxy Card.

By Order of the Supertel Board,

/s/ William C. Latham WILLIAM C. LATHAM Chairman of the Supertel Board

Norfolk, Nebraska

December 29, 2011

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SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	25

OTHER MATTERS	26

FINANCIAL INFORMATION INCORPORATED BY REFERENCE	26

ANNEX 1:	Purchase Agreement dated November 16, 2011 by and between Real Estate Strategies L.P., IRSA Inversiones y Representaciones Sociedad Anónima, Supertel Hospitality, Inc., and Supertel Limited Partnership.

ANNEX 2:	Terms of Series C Cumulative Convertible Preferred Stock.

ANNEX 3:	Form of Common Stock Purchase Warrant.

ANNEX 4:	Form of Investor Rights and Conversion Agreement.

ANNEX 5:	Form of Directors Designation Agreement.

ANNEX 6:	Form of Registration Rights Agreement.

ANNEX 7:	Opinion of JMP Securities LLC.

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QUESTIONS AND ANSWERS ABOUT THE MEETING AND PROPOSALS

Set forth below in a question and answer format is general information regarding the Meeting on January 31, 2012 to which this Proxy Statement relates.

Q:	Where and when will the Meeting be held?

A:	The Meeting will be held at the Durham Western Heritage Museum, 801 South 10th Street, Omaha, Nebraska 68108, the 31st day of January 2012, at 10:00 a.m. (Central time).

Q:	What are the purposes of the Meeting?

A:	The purposes of the Meeting are to consider and vote on the following proposals:

•

Proposal No. 1: To approve the issuance and sale of up to 3,000,000 shares of Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Supertel, up to 30,000,000 shares of common stock of Supertel Hospitality, Inc. (“Supertel” or the “Company”) which may be issued upon conversion of the Preferred Stock, and warrants (the “Warrants”) to purchase an additional 30,000,000 shares of Common Stock, to Real Estate Strategies L.P. (“RES”) pursuant to the Purchase Agreement dated November 16, 2011; and

•	Proposal No. 2: To approve adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve Proposal No. 1.

Q:	Why is shareholder approval necessary for the issuance and sale of the Preferred Stock, common stock and Warrants?

A:	The common stock of Supertel is listed on Nasdaq Global Market and Supertel is subject to the NASDAQ Marketplace Rules.

•

NASDAQ Marketplace Rule 5635(b) requires shareholder approval prior to an issuance of securities that will result in a change of control of Supertel, which for purposes of the Nasdaq rule is generally deemed to occur when an investor or group acquires or has the right to acquire 20% or more of the outstanding common stock or voting power, and such ownership or voting power is the largest ownership position. A change of control will be deemed to occur under the Nasdaq rule following the closing because RES will control 34% of the voting power of Supertel.

•

NASDAQ Marketplace Rule 5635(d) requires shareholder approval for private placements at a price less than the greater of book or market value which equal 20% or more of the common shares outstanding prior to such issuance. A private placement of 20% or more of the pre-transaction outstanding common stock will have occurred following the closing because RES will acquire Preferred Stock convertible into common stock and Warrants to acquire common stock representing more than 20% of the common stock outstanding before the closing at a conversion price and exercise price that are below the greater of book or market value of a share of common stock.

Q:	What is the quorum requirement of the Meeting?

A:	A majority of the outstanding common stock as of the record date of December 20, 2011, represented in person or by properly executed proxy, is required for a quorum at the Meeting.

Q:	What vote is required to approve each proposal?

A:	Under NASDAQ rules and Supertel bylaws, the affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve Proposal No. 1.

Under Supertel’s bylaws, the affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve Proposal No. 2.

Brokers do not have discretionary authority to vote shares on any of the proposals without instructions from the beneficial owner. With respect to each of the proposals, abstentions and broker non-votes are not counted as votes cast and will have no effect on the vote.

Q:	Do I have appraisal rights with respect to Proposal No. 1?

A:	No. Under Virginia law, shareholders are not entitled to appraisal rights with respect to Proposal No. 1.

Q:	Will any other matters be voted on?

A:	The Supertel Board does not intend to present any other matters at the Meeting. The Supertel Board does not know of any other matters that will be brought before our shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, your signed proxy card gives authority to the named proxies with full power of substitution, to vote on such matters at their discretion.

Q:	Who is soliciting my vote?

A:	The Supertel Board is soliciting your proxy to vote at the Meeting. Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Proxy Statement, including the Annexes hereto.

Q:	Who is entitled to vote?

A:	Holders of common stock of Supertel are entitled to vote at the Meeting. The record date for the determination of holders of common stock entitled to receive notice of, and to vote at, the Meeting is the close of business on December 20, 2011. Each holder of common stock as of the record date will be entitled to vote the common stock held of record by such holder as of the record date. The number of common shares entitled to vote at the meeting will be 23,070,387 shares of common stock. Supertel’s Series A Preferred Stock and Series B Preferred Stock are non-voting shares and holders are not entitled to vote the shares at the Meeting.

Q:	What are the voting recommendations of the Supertel Board?

A:	The Supertel Board recommends the following votes:

•	“FOR” Proposal No. 1; and

•	“FOR” Proposal No. 2.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record – If your common stock is registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and this Proxy Statement is being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by written ballot at the Meeting.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and this Proxy Statement is being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting instruction card providing instructions for how to vote your shares.

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Q:	How do I vote?

A:	If you are a holder of record of common stock, there are two ways to vote:

•	By completing and mailing your proxy card or

•	By written ballot at the Meeting.

Shareholders who are not shareholders of record and who wish to deliver proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, shareholders who are not shareholders of record will either: (i) be provided with a proxy executed by the intermediary, as the shareholder of record, but otherwise uncompleted and the beneficial owner may complete the proxy and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the shareholder of record, and then the intermediary must send to our transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the beneficial owner.

Q:	Can I change my vote or revoke my proxy?

A:	Execution of a proxy will not affect a shareholder’s right to attend the Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” Proposal No. 1 and Proposal No. 2.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Proxies will be solicited by mail and also may be solicited personally, by email, by facsimile or by telephone. Proxies will be solicited by officers and employees of the Company without additional compensation.

The cost of solicitation by management will be borne directly by the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket expenses incurred by them in connection therewith.

Q:	Are the proposals related or conditioned on the approval of other proposals?

A:	Proposal No. 2, authorizing adjournment of the Meeting if necessary to solicit additional proxies, is related to Proposal No. 1 only in the sense that it will only become effective if there are not sufficient votes at the time of the Meeting to approve Proposal No. 1.

Q:	What are broker non-votes and how will they affect the vote?

A:	Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders and do not have authority under governing rules to vote with respect to the proposal in question on behalf of beneficial holders without instructions. Broker non-votes will not affect the outcome of any of the proposals, assuming that a quorum is obtained.

Q:	Who can attend the Meeting?

A:	All registered shareholders as of the record date of December 20, 2011, their duly appointed representatives, our directors and our auditors are entitled to attend the Meeting.

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SUPERTEL HOSPITALITY, INC.

PROXY STATEMENT

THE MEETING

This Proxy Statement is provided in connection with the solicitation of proxies by the Supertel Board of Supertel Hospitality, Inc. (“Supertel” or the “Company”) for use at the special meeting of shareholders to be held on January 31, 2012 and any adjournments thereof (the “Meeting”). The mailing address of the principal executive offices of the Company is 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. This Proxy Statement and the Proxy Card, Notice of Meeting, Form 10-K for the fiscal year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, all enclosed herewith, are first being mailed to the shareholders of the Company on or about December 29, 2011.

The Proxy Solicitation

The first proposal is to approve the issuance and sale of up to 3,000,000 shares of Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Supertel, up to 30,000,000 shares of common stock of Supertel which may be issued upon conversion of the Preferred Stock, and warrants (the “Warrants”) to purchase up to an additional 30,000,000 shares of common stock, to Real Estate Strategies L.P. pursuant to the Purchase Agreement dated November 16, 2011 (the “Transaction”).

The second proposal is to approve adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve the first proposal.

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” the first and second proposals.

Important Notice Regarding the Availability of Proxy Materials for the Special

Meeting of Shareholders to be held on January 31, 2012:

The proxy statement, Form 10-K for the fiscal year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011 are available under “Investor Relations” at our website: www.supertelinc.com.

Voting Rights of Shareholders and Votes Required

Only those holders of record of common stock of Supertel at the close of business on December 20, 2011, are entitled to notice of and to vote at the Meeting, or any postponements or adjournments of the meeting. At the close of business on December 20, 2011, the Company had 23,070,387 shares of common stock outstanding, $.01 par value per share. Each share of common stock entitles the record holder thereof to one vote upon each matter to

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be voted upon at the Meeting. Under Virginia law and the Company’s articles of incorporation and bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Meeting to constitute a quorum for the transaction of business. Supertel’s Series A Preferred Stock and Series B Preferred Stock are non-voting shares and holders are not entitled to vote the shares at the Meeting.

Shares of common stock represented by proxies marked “abstain” will be counted as shares present for purposes of determining a quorum. Shares of common stock that are held by brokers holding shares for beneficial owners will not be treated as shares entitled to vote at the Meeting on those matters as to which authority is withheld by the broker (“broker non-votes”). No specific provision of Virginia law or the Company’s articles of incorporation or bylaws address abstentions or broker non-votes.

Approval of each of the first proposal and second proposal requires the affirmative vote of a majority of the votes cast on the specific proposal.

PROPOSAL NO. 1 – APPROVAL OF ISSUANCE AND SALE OF PREFERRED STOCK, COMMON

STOCK, AND WARRANTS TO REAL ESTATE STRATEGIES, L.P.

Introduction

Purchase Agreement. On November 16, 2011, Supertel entered into a Purchase Agreement for the issuance and sale of Supertel’s Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) under a private transaction to Real Estate Strategies L.P. (“RES”), an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentina-based publicly traded Sociedad Anonima (Stock Corporation). Subject to the approval of the shareholders of Supertel and IRSA’s satisfaction with certain debt refinancing of Supertel, Supertel will issue and sell two million shares of a newly-created series of Preferred Stock for $10.00 per share, for a total of $20,000,000, to RES. RES will also have the option to purchase up to an additional one million shares of Preferred Stock for $10.00 per share (“Preferred Stock Option”). RES will notify Supertel as to whether it will exercise the Preferred Stock Option, and the extent of such exercise, on or before 15 days prior to the Meeting.

Preferred Stock. Each share of Preferred Stock will receive a dividend of $0.625 per year payable in equal quarterly dividends (the “Dividend Yield”). Each share of Preferred Stock will have a liquidation preference of $10.00 per share (the “Liquidation Preference”), in cash, plus an amount equal to any accrued and unpaid dividends. The Preferred Stock will be convertible into common stock at a conversion price of $1.00 for each share of common stock (the “Conversion Price”), which is equal to the rate of ten shares of common stock for each share of preferred stock. A holder of Preferred Stock will not have conversion rights to the extent the conversion would cause the holder and its affiliates to beneficially own more than 34% of voting stock (the “Beneficial Ownership Limitation”). “Voting stock” means capital stock having the power to vote generally for the election of directors of Supertel.

The Preferred Stock will vote with the common stock as one class, subject to certain voting limitations. For any vote, the voting power of the Preferred Stock will be equal to the lesser of: (a) the number of votes determined by dividing $10.00 by the greater of the market value or book value of a share of common stock on the date of the Preferred Stock issuance, or (b) an amount of votes per share of Preferred Stock such that the vote of all shares of Preferred Stock in the aggregate equal 34% of the combined voting power of all Supertel voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates (the “Voting Limitation”).

Warrants. In connection with the investment, RES will also receive warrants (the “Warrants”) to purchase 20 million shares of Supertel common stock, which may be increased to up to 30 million shares in proportion to RES’s exercise of the Preferred Stock Option (such number of shares of common stock, the “Warrant Coverage”). Subject to the Beneficial Ownership Limitation, the Warrants are exercisable at any time for five years following the closing at an exercise price of $1.20 per share of common stock (the “Warrant Exercise Price”).

Meeting. Supertel is holding this Meeting to seek shareholder approval of the Transaction pursuant to Nasdaq Stock Market rules.

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Director Designations and Preemptive Rights. Pursuant to a director’s designation agreement to be entered into at the closing of the transaction, Supertel will appoint up to four directors designated by RES to the nine member Supertel Board. RES will also have participation or preemptive rights in future Supertel offerings for up to six years after closing of the transaction based on its level of beneficial ownership of Supertel stock.

REIT Ownership Limitation. With respect to Supertel’s continuing qualification as a real estate investment trust (REIT), Supertel’s articles of incorporation contain an ownership limitation which prohibits a person by virtue of the attribution provisions of the federal income tax law from owning more than 9.9% of the outstanding shares of Supertel common stock or 9.9% of any series of Supertel preferred stock. Supertel’s articles of incorporation permit the Supertel Board, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the Supertel Board to determine that granting the exemption would not result in Supertel losing its qualification as a REIT. Under the Internal Revenue Service rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. RES has agreed to provide a letter at the time of the issuance of the Preferred Stock and Warrants with the representations and undertakings necessary for the Supertel Board to grant such an exemption, such letter to include a representation that no individual will own 9.9% or more of any class of Supertel stock as a result of RES’s acquisition of the Preferred Stock and Warrants.

Opinion of Company Financial Advisor. On November 1, 2011, JMP Securities LLC (“JMP Securities”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the assumptions, qualifications, and limitations set forth therein, the Terms, in the aggregate, of the Transaction were fair to the Company, from a financial point of view. For purposes of the opinion, “Terms” refers solely to (i) the $20,000,000 in gross proceeds of the Transaction and up to an additional $10,000,000 in gross proceeds if RES exercises its irrevocable option, (ii) the Dividend Yield, (iii) the Conversion Price, (iv) the Warrant Coverage and (v) the Warrant Exercise Price premium/(discount).

The full text of JMP Securities’ opinion, dated November 1, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JMP Securities in rendering its opinion is attached as Annex 7 to this proxy statement. JMP Securities’ opinion is directed to the board of directors of the Company in connection with its consideration of the Transaction. JMP Securities’ opinion is not a recommendation as to how holders of Company common stock should vote on the Transaction at the Company shareholders’ special meeting. You are urged to read the opinion carefully and in its entirety.

Vote Required

The common stock of Supertel is listed on Nasdaq Global Market and Supertel is subject to the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(b) requires shareholder approval prior to an issuance of securities that will result in a change of control of Supertel, and NASDAQ Marketplace Rule 5635(d) requires shareholder approval for private placements at a price less than the greater of book or market value which equal 20% or more of the common shares outstanding prior to such issuance.

NASDAQ Marketplace Rule 5635(b) requires shareholder approval prior to an issuance of securities that will result in a change of control of Supertel, which for purposes of Nasdaq rule is generally deemed to occur when an investor or group acquires or has the right to acquire 20% or more of the outstanding common stock or voting power, and such ownership or voting power is the largest ownership position. A change of control will be deemed to occur under the Nasdaq rule following the closing because RES will control 34% of the voting power of Supertel.

Subject to the Beneficial Ownership Limitation, the Preferred Stock is convertible into 20 million shares of common stock, or up to 30 million shares to the extent the Preferred Stock Option is exercised, and the Warrants are exercisable for 20 million shares of common stock, or up to 30 million shares of common stock to the extent the Preferred Stock Option is exercised. The Conversion Price and the Warrant Exercise Price are each expected to be below the book value of the common stock at the closing. For purposes of NASDAQ Marketplace Rule 5635(d) a private placement of 20% or more of the pre-transaction outstanding common stock will have occurred following the closing because RES will acquire Preferred Stock convertible into common stock and Warrants to acquire common stock representing more than 20% common stock outstanding before the closing at a conversion price and exercise price that are below the greater of book or market value of a share of common stock.

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As a result, shareholder approval is required for the issuance and sale of the Preferred Stock, common stock, and Warrants under the NASDAQ Marketplace Rules.

The Companies

Supertel is a REIT for federal income tax purposes and was incorporated in Virginia on August 23, 1994. Supertel common stock and Series A and Series B preferred stock trade on Nasdaq Global Market. Supertel owns 100 hotels comprised of 8,768 rooms in 23 states. Supertel’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn. Supertel believes this diversity enables the company to participate in the best practices of each of these hospitality partners. Supertel specializes in limited service hotels, which do not normally offer food and beverage service. Supertel’s executive offices are located at 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701, its telephone number is (402) 371-2520, and Supertel maintains an Internet website located at www.supertelinc.com.

IRSA, a large diversified Argentinian real estate company, is listed on both the Bolsa de Comercio de Buenos Aires (the “BASE”), and The New York Stock Exchange. Through its subsidiaries, IRSA owns and manages shopping centers and office buildings, primarily in Buenos Aires and certain office buildings in New York. IRSA also develops residential projects and owns three luxury hotels. Additionally, IRSA owns a controlling interest in Banco Hipotecario, Argentina’s largest mortgage supplier. In the US, IRSA owns a 9% equity stake in Hersha Hospitality Trust and commercial real estate property in New York City, including ownership and management of the Lipstick building at 885 Third Avenue and ownership of a building located at 183 Madison Avenue.

For the IRSA fiscal year ended June 30, 2011, based on an exchange rate of 4.278 Argentina pesos to 1 U.S. dollar, IRSA had total assets, revenue and operating profit of $1,476.2 million, $336.8 million and $136.8 million, respectively. For the 3 months ended September 30, 2011, IRSA had total assets, revenue and operating income of $1495.6 million, $80.3 million and $38.3 million, respectively. IRSA’s principal executive offices are located at Bolívar 108, Buenos Aires (C1066AAB), Argentina and its administrative headquarters are located in the Intercontinental Plaza tower, Moreno 877, Floor 22, City of Buenos Aires (C1091AAQ).

Use of Proceeds

Supertel intends to use the proceeds from the sale of the Preferred Stock as follows:

•

approximately $15,000,000 plus 50% of the additional proceeds, if any, from the exercise of the Preferred Stock Option, will be used to pursue hospitality acquisitions which are consistent with the investment strategy that will be determined by the Supertel Board,

•

up to $5,000,000 plus 50% of the additional proceeds, if any, from the exercise of the Preferred Stock Option, will be used to repay any loans entered into by Supertel on or after November 16, 2011, payable to, or personally guaranteed by directors of the Supertel Board, and

•

the remaining amount of the proceeds will be used to improve balance sheet matters as approved by the Supertel Board in a manner to permit 50% of the additional proceeds, if any, from the exercise of the Preferred Stock Option, to be committed to pursue hospitality acquisitions within a reasonable period afterwards.

Supertel agreed to (a) use its best efforts to transition away from the “economy hotel” market with an objective to exit such market as promptly as reasonably possible following the closing; and (b) use its best efforts to reduce its leverage to less than 60% of total market capitalization through additional equity sales, the sale of economy hotels, and the purchase of additional hotel assets through the use of equity.

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Supertel is not permitted to use the proceeds from the sale of the Preferred Stock to redeem or repurchase for cash any shares from a shareholder of Supertel or partnership interests in Supertel’s operating partnership.

Recommendation of the Supertel Board

The Supertel Board has unanimously determined that the Purchase Agreement and the related transaction agreements are in the best interests of the shareholders and unanimously recommends that the shareholders vote “FOR” approval of the issuance and sale of the Preferred Stock, common stock and Warrants to RES. In reaching its determination, the Supertel Board consulted with management, financial advisers and legal counsel and considered the following principal factors:

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the judgment of the Supertel Board and management that the consideration to be received for the Preferred Stock and Warrants, based on an arms-length negotiation with RES and IRSA, was the highest consideration that could be negotiated with RES and IRSA;

•	liquidity concerns due to the difficulties in obtaining new sources of long-term financing and refinancing existing credit facilities;

•

Supertel’s need for capital infusion to meet its liquidity needs through the first quarter of 2012, a period during which Supertel anticipates traditionally lower operating results because of the seasonal nature of the hotel industry;

•	the judgment of the Supertel Board and management that other public or private offerings would be unlikely to raise a significant amount of capital on a timely basis;

•	the significant cash infusion from RES would substantially improve Supertel’s ability to meet its liquidity requirements;

•	advice received from financial advisers that in the current market, Supertel’s next capital raise would likely be very dilutive to the shareholders;

•

Supertel’s inability to implement its strategy to acquire larger, newer mid-scale hotels because Supertel’s operating performance, as well as its liquidity position, has been, and continues to be negatively impacted by economic conditions;

•	the type of hotels to be acquired from a significant portion of the proceeds of the RES investment were consistent with Supertel’s strategy to acquire larger, newer mid-scale hotels;

•	the decline in the market price of the common stock and the subsequent notice from Nasdaq Stock Market of a potential delisting of the common stock;

•	Supertel Board’s and management’s belief that announcing a significant financing from a large investor would demonstrate enhanced financial viability to current and potential lenders;

•	the requirement for shareholder approval and the likelihood that such approval would be obtained;

•	that up to four members of the Supertel Board would be required to resign to permit RES’s designees to be appointed to the Supertel Board;

•

the provisions of the Purchase Agreement that limited Supertel’s ability to entertain third party acquisition proposals, the provisions of the Purchase Agreement that permitted Supertel’s Board to entertain superior proposals, change its recommendation to the shareholders and terminate the Purchase Agreement, and the Termination Stock Option potential termination fee;

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•	the anticipated benefits of a large investor with significant resources in future equity offerings; and

•

the opinion of JMP Securities, the Company’s financial advisor, that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the Terms, in the aggregate, of the Transaction were fair to the Company, from a financial point of view.

In addition, the Supertel Board was aware, and took into consideration, that Supertel executives and four directors may have interests in the transaction that are in addition to, or different from, the interest of shareholders generally, described under “Interests of Supertel’s Directors and Officers in the Transaction.”

The foregoing discussion of the factors considered by the Supertel Board is not intended to be exhaustive, but rather includes the material factors considered by the Supertel Board in evaluating this transaction. In view of the variety of factors considered by the Supertel Board in its evaluation of the Purchase Agreement and the related transaction agreements and the transactions contemplated thereby, the Supertel Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of the Supertel Board may have given different weight to different factors. The Supertel Board considered all of these factors as a whole, including discussions with, and questioning of, Supertel’s management, financial advisors and legal counsel, and overall considered the factors to be favorable to, and to support, its determination.

THE SUPERTEL BOARD HAS UNANIMOUSLY DETERMINED THAT THE SALE OF THE PREFERRED STOCK, COMMON STOCK, AND THE WARRANTS TO RES IS IN THE BEST INTERESTS OF THE SUPERTEL SHAREHOLDERS AND RECOMMENDS THAT SUPERTEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SALE OF THE PREFERRED STOCK, COMMON STOCK, AND WARRANTS TO RES.

Opinion of the Company’s Financial Advisor

The Company retained JMP Securities to serve as its financial advisor in connection with the Transaction. The board of directors of the Company selected JMP Securities to provide an opinion based on JMP Securities’ qualifications, experience and reputation and its knowledge of the business and affairs of the Company. At the meeting of the board of directors of the Company held November 1, 2011, JMP Securities rendered its oral opinion, subsequently confirmed in writing, that, as of November 1, 2011, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Terms, in the aggregate, of the Transaction were fair to the Company, from a financial point of view.

The full text of JMP Securities’ opinion, dated as of November 1, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JMP Securities in rendering its opinion is attached as Annex 7 to this proxy statement. You are urged to read the opinion carefully and in its entirety. JMP Securities’ opinion is directed to the board of directors of the Company, addresses only the fairness from a financial point of view of the Terms, in the aggregate, of the Transaction to the Company and does not address any other aspect of the Transaction or constitute a recommendation as to how holders of Company common stock should vote on the Transaction at the Company shareholders’ special meeting. You are urged to read the opinion carefully and in its entirety.

In connection with rendering its opinion, JMP Securities, among other things:

•

reviewed drafts of the (a) Purchase Agreement, together with Exhibit A thereto, described as “Terms of the Series C Cumulative Convertible Preferred Stock”, (b) form of Warrant, (c) form of Investor Rights and Conversion Agreement, (d) form of Registration Rights Agreement, and (e) form of Directors Designation Agreement;

•	reviewed the Company’s annual report on Form 10-K for the year ending December 31, 2010 and the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2011;

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•

reviewed the Company’s financial forecasts, projections and analyses prepared by the Company’s management in the form furnished to JMP Securities for the years ending December 31, 2015 and certain other financial and operating information prepared by the management of the Company;

•	reviewed the historical prices and volumes of Company common stock;

•	reviewed public information with respect to certain other publicly-traded companies that JMP Securities deemed relevant;

•	reviewed the financial terms of certain private placement transactions involving convertible securities and transaction sizes JMP Securities believed to be relevant to the transaction;

•

had discussions with management and other representatives of the Company relating to the aforementioned and other matters which JMP Securities deemed relevant to its inquiry, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction; and

•	considered such other factors, and performed such other analyses as JMP Securities deemed appropriate.

In rendering its opinion, JMP Securities, among other things, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with JMP Securities, including, without limitation, the financial statements of the Company. JMP Securities further relied upon the assurances of the management of the Company that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts, projections, analyses and other forward-looking information and data provided to or otherwise discussed with JMP Securities, JMP Securities assumed, with the consent of the Company, that such forecasts, projections, analyses and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and provide a reasonable basis for JMP Securities’ opinion. JMP Securities expressed no views with respect to such forecasts, projections, analyses and other information and data or the assumptions on which they were based, and assumed with the consent of the Company’s board of directors that the forecasted financial results will be realized in the amounts and at the times projected. JMP Securities noted that such projections are subject to significant uncertainty, particularly in light of the Company’s current financial condition, current and prospective access to capital and current and prospective liquidity. JMP Securities did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did they make any physical inspection of the properties or assets of the Company. JMP Securities is not a legal, tax, accounting or regulatory advisor and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JMP Securities was not asked to evaluate the solvency or fair value of the Company or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters.

JMP Securities’ opinion does not address the non-financial or other terms of the Purchase Agreement other than as expressly set forth in the “Terms” described above, nor does it address the terms, financial or otherwise, of any of the related agreements to be entered into by the parties, except as otherwise expressly set forth in the “Terms” described above. JMP Securities was not requested to, and did not (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) assist or otherwise consult with the Company in marketing the Transaction or (c) advise the Company’s board of directors or any other party with respect to the underlying business decision to effect the Transaction, and this opinion does not address any of the foregoing. In addition, with the consent of the Company’s board of directors, JMP Securities assumed that the terms of the Transaction agreements, including the Beneficial Ownership Limitation, will result in the Transaction not being a change of control under applicable law and, accordingly, among other things, JMP Securities did not include in its analysis transactions involving a merger or sale of assets by the issuer. In reaching its conclusion under its opinion, JMP Securities considered the status of the Company’s ongoing discussions and negotiations with certain lenders with respect to certain of its indebtedness and JMP Securities’ discussions with management of the Company and other representatives as to the Company’s financing alternatives and recent efforts to raise additional capital.

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JMP securities’ opinion was based upon information available to it and market, economic, financial and other circumstances and conditions existing and disclosed to JMP Securities as of the date of its opinion, and any material change in such circumstances and conditions would require a reevaluation of such opinion, which JMP Securities is under no obligation to undertake.

JMP Securities’ opinion does not constitute a recommendation to the board of directors of the Company or any other person with respect to the Transaction. JMP Securities’ opinion is limited to the fairness, from a financial point of view, of the Terms, in the aggregate, of the Transaction to the Company. JMP Securities expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the board of directors of the Company to approve or consummate the Transaction.

For purposes of rendering its opinion JMP Securities assumed, in all respects material to its analysis, that the representations and warranties of the Company and RES contained in the Purchase Agreement and related documents were true and correct, that the Company and RES will perform all of the covenants and agreements required to be performed by them under the Purchase Agreement and related documents and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. JMP Securities assumed that the final form of the Purchase Agreement and related documents would not vary materially from the last draft reviewed by JMP Securities. JMP Securities also assumed that all governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

The following is a summary of the material financial analyses performed by JMP Securities in connection with its oral opinion and the preparation of its written opinion. Although each analysis was provided to the board of directors of the Company, in connection with arriving at its opinion, JMP Securities considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by JMP Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Review of Situational Factors. JMP Securities reviewed with the board of directors of the Company its understanding of the situational factors involving the Company. JMP Securities, based upon its discussions with and review of materials provided by Supertel management, noted that:

•	Current cash flow projections provided by the Company’s management indicated additional capital would be required by November 11, 2011 to meet all of the Company’s obligations.

•	There was $18.1 million outstanding on the Company’s $20 million line of credit.

•	The Company’s management estimated that approximately $7 million was needed for capital expenditure improvements in 2012 to remain in compliance with brand standards required by franchisors.

•	The Company had engaged in discussions with at least 15 financing sources regarding securing additional financing. The Company was unable to secure additional funding in such discussions.

•	Additional funding would require the personal guarantee of certain members of the Company’s board of directors in addition to assets pledged as collateral.

•	The Company had approximately $12.2 million and $59.3 million (or 43% of its total debt outstanding on a combined basis) in debt maturing in the remainder of 2011 and 2012, respectively.

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•

The Company’s management believed announcing a financing from a strong institutional sponsor would demonstrate significantly enhanced financial viability and facilitate the restructuring of near-term indebtedness.

Selected Companies Analysis. JMP Securities reviewed certain financial metrics of the following hotel REITs solely for reference purposes to understand how the Company currently trades in the equity market compared to other hotel REITs:

Host Hotels & Resorts

Hospitality Properties Trust

Ashford Hospitality Trust

Sunstone Hotel Investors

LaSalle Hotel Properties

DiamondRock Hospitality

FelCor Lodging Trust

Strategic Hotels & Resorts

Hersha Hospitality Trust

Pebblebrook Hotel Trust

Chesapeake Lodging Trust

Chatham Lodging Trust

For purposes of its analysis, JMP Securities reviewed a number of financial metrics, including:

•

Total Enterprise Value, or TEV, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock, capital lease obligations and minority interests, less the amount of unrestricted cash on its balance sheet), as of a specified date;

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA; and

•

Funds from operations, or FFO, defined as net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets.

JMP Securities calculated TEV as multiples of estimated EBITDA for the year ended 2011 (“2011E EBITDA”) and estimated EBITDA for the year ended 2012 (“2012E EBITDA”), as well as the multiple of debt outstanding as of the most recently completed quarter for which financial information was available to estimated 2011E EBITDA. In addition, JMP Securities calculated multiples of closing stock prices as of October 31, 2011 to FFO for the year ended 2011 (“2011E FFO”) and for the year ended 2012 (“2012E FFO”) for the relevant companies.

JMP Securities compared these multiples to corresponding financial metrics of the Company, and financial metrics of the Company pro forma for the Transaction.

The analysis indicated the following ranges:

	TEV/ 2011E EBITDA	TEV/ 2011E EBITDA	Debt/ 2011E EBITDA	Price/ 2011E FFO	Price/ 2012E FFO
Average	12.7x	10.7x	5.2x	16.0x	10.5x
Company	11.6x	10.9x	10.0x	3.5x	2.4x
Company (Pro Forma)	11.6x	11.0x	10.0x	3.0x	2.4x

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Selected Transactions Analysis. JMP Securities reviewed certain financial terms of the following selected transactions involving private placements of convertible preferred securities with a pre-offering market capitalization of $10 million to $75 million and gross proceeds between $10 million and $100 million, in each case, since January 1, 2008:

Announcement	Issuer
12/21/10	Beacon Power Corporation
04/01/10	Geomet
08/13/09	Flotek Industries
06/01/09	Jamba
11/04/18	Bridge Capital Holdings
10/01/08	ADA-ES, Inc.
07/29/08	Taylor Capital Group, Inc.
04/24/08	Argyle Security, Inc.

JMP Securities derived reference ranges for the following terms from the transactions: percentage of pre-offering market capitalization represented by the gross proceeds of the offering, or % of market cap, the dividend yield and the premium of the conversion price to the closing price of the common stock of the applicable issuer immediately prior to the announcement of the transaction, or conversion premium, for the relevant transaction. The analysis indicated the following ranges:

	% of Market Cap	Dividend Yield	Conversion Premium
Average	54.2%	8.00%	19.5%
Median	44.3%	8.00%	16.8%
High	113.9%	15.00%	46.1%
Low	19.2%	3.00%	(2.2%)
The Company’s Contemplated Transaction	117.0%	6.25%	35.1%

JMP Securities also reviewed the warrant coverage and the premium (or discount) of warrant exercise price to the closing price of the common stock of the applicable issuer immediately prior to the announcement of the transaction, or warrant exercise premium/(discount), for the securities that included warrant coverage, which were the offerings by Beacon Power Corporation and Flotek Industries. The analysis indicated a warrant coverage of 94.6% in the Beacon Power Corporation transaction and 150.7% in the Flotek Industries transaction, as compared to 100.0% for the Transaction, and a warrant exercise premium/(discount) of (2.2%) in the Beacon Power Corporation transaction and 29.9% in the Flotek Industries transaction, as compared to 62.2% for the Transaction.

JMP Securities noted that such financial terms of the selected transactions were consistent with the comparable terms of the Transaction.

JMP Securities also calculated the implied conversion premium and implied warrant exercise premium for the Company based on the average closing price of Company Common Stock for the following historical periods prior to October 31, 2011:

Number of trading days prior to October 31, 2011	Average Closing Price	Implied Conversion Premium	Implied Warrant Exercise Premium
1 day	$0.74	35.1%	62.2%
10 days	0.70	43.7%	72.5%
30 days	0.72	38.8%	66.5%
60 days	0.81	23.1%	47.8%
120 days	0.93	7.2%	28.7%

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Miscellaneous. In connection with the review of the Transaction by the board of directors of the Company, JMP Securities performed a variety of financial and comparative analysis for purposes of rendering its opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, JMP Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JMP Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, JMP Securities may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions.

In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or in the financial markets in general. JMP Securities believes that mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data. No company or transaction utilized in the selected transactions analyses described above is identical to the Company or the Transaction. Any estimates contained in JMP Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed by JMP Securities were prepared solely as a part of its review of the fairness from a financial point of view of the Terms, in the aggregate, of the Transaction, in the aggregate, to the Company and were conducted in connection with the delivery by JMP Securities of its opinion dated November 1, 2011, to the board of directors of the Company. JMP Securities did not express any opinion as to the value of the Preferred Stock, the Warrants or the Company common stock underlying the Preferred Stock or the Warrants, or the price at which any such securities may trade at any time after their issuance. In addition, JMP Securities did not express any opinion as to the price at which the Company common stock will trade at any time. JMP Securities expressed no opinion as to the fairness of (i) the Origination Fee (as defined in the Purchase Agreement) or (ii) the amount or nature of any compensation to be received by any officers, directors or employees or any parties to the Transaction or any class of such persons, relative to any consideration to be received by the Company in the Transaction.

In addition, JMP Securities’ opinion and its presentation to the board of directors of the Company was one of many factors taken into consideration by the board of directors of the Company in deciding to approve the Transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors of the Company with respect to the Transaction, or of whether the board of directors of the Company would have been willing to agree to terms other than the Terms of the Transaction.

JMP Securities is a nationally recognized investment banking and advisory firm. JMP Securities, as part of its investment banking and financial advisory business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. In the ordinary course of JMP Securities’ trading, brokerage, investment management and financing activities, JMP Securities, or its affiliates, may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in equity securities of the Company or any other company or any currency or commodity that may be involved in the Transaction.

In connection with the opinion provided to the Company in connection with the Transaction, the Company has agreed to pay JMP Securities a fee equal to $250,000. The Company has also agreed to reimburse JMP Securities for its reasonable out-of-pocket expenses incurred in connection with its services and to indemnify JMP Securities and its affiliates, their respective members, officers, directors, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under federal securities laws, based upon, related to or arising out of JMP Securities’ engagement.

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Certain Fees Payable Upon Closing

Supertel has agreed at closing to pay RES a fee equal to 1.5% of the proceeds from the sale of the Preferred Stock in connection with RES’s costs and expenses in negotiating and entering into the Purchase Agreement.

Supertel has agreed to pay JMP Securities a transaction fee of $650,000 for its financial advisory services, payable upon consummation of the sale of the Preferred Stock. Supertel has paid JMP Securities a fee of $250,000 for providing its fairness opinion, no portion of which is contingent upon consummation of the sale of the Preferred Stock. This $250,000 fee will be credited against the $650,000 transaction fee payable at the consummation of the sale of the Preferred Stock.

Interests of Supertel’s Directors and Officers in the Transaction

In an effort to meet Supertel’s short-term liquidity needs, and because of the difficulty encountered in obtaining sources of borrowing to meet such needs, on November 10, 2011 the Audit Committee of the Supertel Board, consisting of Messrs. Jung, Whittemore, and Zwerdling, approved a proposal for the purchase by four Supertel directors, Messrs. Borgmann, Dayton, Latham, and Walters (the “Purchasing Directors”), of the Amended and Restated Master Promissory Note maturing November 30, 2011 from Wells Fargo Bank, National Association (the “Note”) for the balance owed of principal and interest in the amount of $2,119,621.

The Purchasing Directors purchased the Note from Wells Fargo on November 21, 2011. The Note was secured by two Supertel hotels and the Purchasing Directors released one of the hotels from security for the Note so that it could be used as security by Supertel to obtain a $5,000,000 line of credit with Elkhorn Valley Bank. Each of the Purchasing Directors also separately guaranteed $750,000 of the line of credit.

The Audit Committee approved an amendment of the Note to extend its maturity to May 31, 2012 and to increase the per annum interest rate of 4.5% to 10% as consideration for the Purchasing Directors releasing the Company’s hotel from security for the Note.

As consideration for the personal guaranties by the Purchasing Directors of the line of credit with Elkhorn Valley Bank, the Audit Committee approved payment of a fee of 2% per annum of the amount of their personal guaranties.

As described in “Use of Proceeds” above, up to $5,000,000 of the proceeds from the sale of the Preferred Stock plus 50% of the additional proceeds, if any, from the exercise of the Preferred Stock Option, will be used to repay any loans entered into by Supertel on or after November 16, 2011, payable to, or personally guaranteed by directors of the Supertel Board, including the Note and the line of credit with Elkhorn Valley Bank.

Supertel’s executives, Kelly Walters, Connie Scarpello, David Walter and Steve Gilbert will enter into new employment agreements if the Preferred Stock and Warrants are issued and sold. The agreements maintain the executives’ current salaries and are generally in the form of the executives’ current employment agreements except for increase in the term of the agreements and the addition of severance payments in the event Supertel terminates the executive’s employment or the executive terminates employment for good reason. The term of Mr. Walters’ and Ms. Scarpello’s employment agreement will be three years, and their severance payment will initially be three times their base salary. The term of Mr. Walter’s and Mr. Gilbert’s employment agreement will be two years, and their severance payment will initially be two times their base salary. Severance amounts reduce by six months during each year of employment. One-third of the severance will be paid in the form of Supertel equity to the extent available from shareholder approved plans.

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Dilutive Effect of Preferred Stock and Warrants Issuance

The issuance and sale of the Preferred Stock to RES will have a dilutive effect on existing Supertel shareholders’ voting power in Supertel. The issuance and sale of the Preferred Stock will result in RES having 34% of the voting power in Supertel.

The book value of the common stock was $1.59 per share on September 30, 2011. The book value of the common stock will decline to $1.25 per share if the Preferred Stock is fully converted and the Warrants are fully exercised. The book value of the common stock will decline to $1.21 per share if the Preferred Stock Option is fully exercised, and the Preferred Stock is fully converted and the Warrants are fully exercised.

Additionally, the conversion of the Preferred Stock or exercise of the Warrants would have a dilutive effect on the existing Supertel shareholders’ percentage ownership interest. RES may convert Preferred Stock and exercise Warrants to acquire between 40 million and 60 million shares of common stock, depending on the extent of RES’s exercise of the Preferred Stock Option and subject, at the time of conversion or exercise, to the Beneficial Ownership Limitation.

The following table sets forth the potential dilutive effect of the issuance and sale of the Preferred Stock and Warrants on existing Supertel shareholders’ ownership interest:

Current Supertel Shareholders

Beneficial ownership pre-closing		Percentage of beneficial ownership post-closing upon issuance of 40 million shares of common stock if Preferred Stock is fully converted and Warrants are fully exercised

Percentage of beneficial ownership

post-closing if the Preferred Stock

Option is fully exercised upon

issuance of 60 million shares of

common stock if Preferred Stock is

fully converted and Warrants are fully

exercised

Number of shares of common stock	Percent
23,070,387	100%	36.5%	27.7%

No Appraisal Rights

Under Virginia law, the Supertel shareholders are not entitled to appraisal rights in connection with the issuance and sale of the Preferred Stock, common stock, and Warrants.

Consequences if Shareholder Approval is Not Obtained

If Supertel does not obtain shareholder approval as described in this proxy statement, then Supertel will not issue and sell the Preferred Stock and Warrants because to do so would not be in compliance with Nasdaq Marketplace Rules, and such non-compliance could result in the delisting of the Supertel common stock from Nasdaq Global Market.

If either Supertel or RES terminate the Purchase Agreement because Supertel did not receive shareholder approval, RES will then have the right for a period of six months to purchase up to 10% of the fully diluted common stock of Supertel at $ 1.00 per share (the “Termination Stock Option”). The Termination Stock Option would be exercisable in whole, but not in part.

THE PURCHASE AGREEMENT

This section of the proxy statement describes the material provisions of the Purchase Agreement, Preferred Stock and Warrants but does not purport to describe all of the terms of the Purchase Agreement, Preferred Stock and Warrants. The following summary is qualified in its entirety by reference to the complete text of the Purchase

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Agreement, Preferred Stock and Warrants, which are attached as annexes to this proxy statement and incorporated into this proxy statement by reference. You should read the full text of the Purchase Agreement, Preferred Stock and Warrants.

On November 16, 2011, Supertel and Supertel Limited Partnership (the “Operating Partnership”) entered into the Purchase Agreement with RES, for the purchase from Supertel of two million shares of Preferred Stock for $10.00 per share, for a total of $20,000,000. RES has the option pursuant to the Preferred Stock Option to purchase up to an additional one million shares of the Preferred Stock at a price of $10.00 per share at the closing, with notice of its intent to exercise the option to be provided 15 days prior to the Meeting. RES is an affiliate of IRSA. RES will also receive Warrants to purchase 20 million shares of Supertel common stock, which will be increased proportionally to RES’s exercise of the Preferred Stock Option up to 30 million shares. Subject to the Beneficial Ownership Limitation, the Warrants are exercisable at any time for five years following the closing at an exercise price of $1.20 per share of common stock. A copy of the Purchase Agreement is attached to this proxy statement as Annex 1.

Preferred Stock Terms

The Preferred Stock has no stated maturity and will not be subject to any sinking fund, mandatory redemption, and, except as described below, forced conversion.

Supertel’s articles of incorporation authorize Supertel to issue up to 100 million shares of common stock and 40 million shares of preferred stock. As of the date of this proxy statement, Supertel had 23,070,387 shares of common stock outstanding, and 803,270 shares of its non-voting Series A preferred stock and 332,500 shares of its non-voting Series B preferred stock outstanding. The Preferred Stock will be a new series of preferred stock.

If the issuance and sale of the Preferred Stock is approved by the shareholders and the other closing conditions are met, then the Supertel Board will adopt articles of amendment to Supertel’s articles of incorporation establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of the Preferred Stock. The articles of amendment are attached to this proxy statement as Annex 2.

The principal terms of the Preferred Stock are set forth below:

•

Rank. With respect to dividend rights and rights upon Supertel’s liquidation, dissolution or winding up, the Preferred Stock will rank: (a) on parity with the Series A preferred stock and Series B preferred stock and other future series of preferred stock designated to rank on parity, and (b) senior to the common stock and other future series of preferred stock designated to rank junior, and (c) junior to Supertel’s existing and future indebtedness.

•

Liquidation Preference. Upon Supertel’s liquidation, dissolution or winding up, the holders of the Preferred Stock are entitled to a liquidation preference of $10.00 per share plus accrued and unpaid dividends before any distribution is made to the holders of common stock or any other capital stock that ranks junior.

•

Dividends. A holder will be entitled to 6.25% of the liquidation preference of $10.00 as an annual cumulative dividend, payable quarterly for each share of Preferred Stock, when authorized by the Supertel Board. Dividends are cumulative and accrued but unpaid dividends will earn 6.25% interest, compounded quarterly.

•

Redemption. The Preferred Stock will be redeemable, at the option of Supertel, at any time after the fifth anniversary of the issuance date, for cash equal to the liquidation preference of $10.00 plus accrued and unpaid dividends. Supertel may exercise this option only if the volume weighted average market price of the common stock is less than the conversion price for at least 30 consecutive calendar days after the fifth anniversary of the issuance date.

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•

Conversion. The Preferred Stock will be convertible, at the option of the holder, at any time but subject to the Beneficial Ownership Limitation, into the number of shares of common stock equal to the liquidation preference of $10.00, divided by the conversion price then in effect.

•

Conversion Price. The initial conversion price will be $1.00, but the conversion price will be subject to anti-dilution adjustments upon the occurrence of stock splits, stock dividends and certain other transactions.

•

Lower Conversion Price. In addition, if Supertel sells common stock at a price that is lower than the greater of (a) the conversion price or (b) the closing market price of the common stock on the Preferred Stock issuance date then the conversion price will be adjusted to the lower sale price. However, no adjustment will be made for sales in connection with Supertel stock plans, conversion or exercise of currently existing securities and the Warrants, or acquisitions approved by more than a majority of the Supertel Board.

•

Voting Rights with Common Stock. The holders of Preferred Stock will be entitled to vote as a single class with the holders of Common Stock on all matters submitted to such holders for vote or consent subject to the Voting Limitation.

•

Voting Rights as a Class. Any amendment of the Preferred Stock that would adversely affect the rights, preferences, privileges or voting power of the Preferred Stock, or any issuance of capital stock on parity or senior to the Preferred Stock will require the affirmative vote of the holders of a majority of the Preferred Stock, voting as a class.

•

RES and IRSA Approval. As long as RES has the right to designate two or more directors to the Supertel Board pursuant to the Directors Designation Agreement, the following requires the approval of RES and IRSA:

•	the merger, consolidation, liquidation or sale of substantially all of the assets of Supertel;

•	the sale by Supertel of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; or

•

any Supertel transaction of more than $120,000 in which any of its directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of Supertel equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Warrants

At the closing of the transaction, RES will also receive Warrants to purchase 20 million shares of common stock, which will be increased proportionally to RES’s exercise of the Preferred Stock Option up to 30 million shares. Subject to the Beneficial Ownership Limitation, the Warrants are exercisable to purchase common stock at any time following the closing at an exercise price of $1.20 per share of common stock. The Warrants expire five years after issuance. A form of the Warrants is attached to this proxy statement as Annex 3.

The exercise price may be paid in cash, or the holder may also elect to pay the exercise price by having Supertel withhold a sufficient number of shares from the exercise with a market value equal to the exercise price.

Supertel may require a holder to exercise Warrants using the cashless exercise procedure at any time the volume weighted average price of the common stock exceeds $2.63 per share for the 30 consecutive trading days immediately prior to the date of the notice of required exercise. If the Warrants cannot be fully exercised because of the Beneficial Ownership Limitation, the holder will exercise the remaining Warrants thereafter at such times when the Beneficial Ownership would not be exceeded.

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If the conversion price of the Preferred Stock is adjusted, then the exercise price of the Warrants will be adjusted to 120% of the adjusted conversion price.

Beneficial Ownership Limitation and Voting Limitation

Beneficial Ownership Limitation. The Preferred Stock will be convertible into common stock at a conversion price of $1.00 for each share of common stock, which is equal to the rate of ten shares of common stock for each share of preferred stock. A holder of Preferred Stock will not have conversion rights to the extent the conversion would cause the holder and its affiliates to beneficially own more than 34% of voting stock. “Voting stock” means capital stock having the power to vote generally for the election of directors of Supertel.

Voting Limitation. The Preferred Stock will vote with the common stock as one class, subject to certain voting limitations. For any vote, the voting power of the Preferred Stock will be equal to the lesser of: (a) the number of votes determined by dividing $10.00 by the greater of the market value or book value of a share of common stock on the date of the Preferred Stock issuance, or (b) an amount of votes per share of Preferred Stock such that the vote of all shares of Preferred Stock in the aggregate equal 34% of the combined voting power of all Supertel voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by the RES and its affiliates.

Conditions to the Transaction

The obligation of Supertel and RES to complete the purchase and sale of the Preferred Stock and Warrants is conditioned on:

•	for each of Supertel and RES

•	the representations and warranties of the other party being true and correct as of the closing,

•	Supertel receiving shareholder approval for the issuance and sale of the Preferred Stock and Warrants, and

•

the other party delivering at closing an executed Investor Rights and Conversion Agreement, Registration Rights Agreement and Directors Designation Agreement in the form attached to this proxy statement as Annex 4, Annex 5 and Annex 6 respectively, and

•

with respect to Supertel, Supertel having received a letter from RES with representations, including a representation that no individual will own 9.9% of any class of Supertel stock as a result of RES’s ownership of Preferred Stock or Warrants, and

•	with respect to RES

•	delivery of closing certificates by Supertel officers and a legal opinion by outside counsel,

•

the Supertel Board waiving, based on RES’s representation letter, a provision under Supertel articles of incorporation that would otherwise prohibit RES from owning more than 9.9% of any class of Supertel stock, and

•	Supertel having refinanced material debt maturing on or before the closing to RES’s satisfaction, not to be unreasonably withheld.

Covenants Regarding Special Meeting and Recommendation of Supertel Board

The Purchase Agreement provides that Supertel will hold a special shareholders meeting to approve the issuance of the Preferred Stock and the Warrants. The Supertel Board has agreed to recommend that shareholders approve the issuance of the Preferred Stock and the Warrants (the “Supertel Board Recommendation”), to use its reasonable best efforts to obtain shareholder approval and not to make a recommendation adverse to approving the issuance of the Preferred Stock and Warrants.

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No Solicitation. Supertel has agreed that neither it nor its representatives will, prior to the earlier of the issuance of the Preferred Stock and Warrants or the termination of the Purchase Agreement:

•	solicit any Acquisition Proposal (described below) from a third party,

•

negotiate with, disclose any non-public information relating to Supertel to, or afford access to the business, properties, assets, books or records of Supertel to, or otherwise cooperate in any way with any third party that could make, or has made, any Acquisition Proposal,

•	waive ownership limitations under Supertel’s articles of incorporation for a third party or approve any transaction for a third party under any “interested shareholders” law,

•	enter into any letter of intent or agreement relating to any Acquisition Proposal, or

•

(a) recommend in favor of any Acquisition Proposal, (b) fail to recommend against acceptance of any third party tender offer or exchange offer for the Supertel common stock, or (c) fail to make, withdraw or modify in a manner adverse to RES the Supertel Board Recommendation or take any action or make any statement inconsistent with Supertel Board Recommendation, (any of the foregoing, an “Adverse Recommendation Change”).

Certain Permitted Actions and Negotiations. Notwithstanding the foregoing, at any time prior to obtaining shareholder approval, and upon a determination by the Supertel Board, following consultation with counsel, that the failure to take the following actions would be a breach of its fiduciary duties, Supertel may:

•

engage in negotiations with a third party that has made a bona fide unsolicited Acquisition Proposal determined by the Supertel Board in good faith, after consultation with counsel and financial advisors, to be a Superior Proposal (as described below),

•	thereafter furnish to such third party non-public information relating to Supertel pursuant to a confidentiality agreement,

•	following receipt of and on account of such Superior Proposal,

•	waive ownership limitations under Supertel’s articles of incorporation and make any other waivers under applicable law and/or make an Adverse Recommendation Change, and/or,

•	take any non-appealable, final action that any court of competent jurisdiction orders Supertel to take.

Certain Notice Requirements. Supertel may not take any of the above actions unless Supertel promptly delivers notice to RES that it intends to take such action, and after taking such action, Supertel continues to advise RES on a reasonable basis of the material status and terms of the discussions and negotiations with the third party.

Last Look. The Supertel Board will not make an Adverse Recommendation Change in response to an Acquisition Proposal unless the Acquisition Proposal is a Superior Proposal and RES has not made an offer at least as favorable to the shareholders of Supertel (a “last look”) following notice required by the Purchase Agreement.

“Acquisition Proposal” means any offer, proposal or inquiry relating to, or any third party indication of interest in:

•

any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Supertel and its Subsidiaries or 15% or more of any class of equity or voting securities of Supertel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Supertel,

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•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the third party beneficially owning 15% or more of any class of equity or voting securities of Supertel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Supertel, or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Supertel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Supertel.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for purchase of capital stock of Supertel or all or substantially all of the consolidated assets of Supertel and its Subsidiaries, on terms that Supertel Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized standing and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any fees, expenses and conditions to consummation, are more favorable and provide greater value to all Supertel’s shareholders than as provided in the Purchase Agreement taking into account any proposal by RES to amend the terms of Purchase Agreement pursuant to a “last look.”

Termination and Fees

The Purchase Agreement may be terminated at any time prior to the closing (notwithstanding receipt of shareholder approval by Supertel):

•	by mutual written agreement of Supertel and RES;

•	by either Supertel or RES, if:

•	the closing has not been consummated on or before March 15, 2012;

•	any applicable law makes the transaction illegal or Supertel or RES are enjoined from consummating the transaction; or

•	shareholder approval is not obtained at the Meeting.

•	by RES, if:

•	the Supertel Board makes an Adverse Recommendation Change or fails to reaffirm the Supertel Board Recommendation as promptly as practicable after public announcement of an Acquisition Proposal;

•	a material breach by Supertel of any representation, warranty, covenant or agreement;

•	intentional and material breach by Supertel of its obligations with respect to an Acquisition Proposal; or

•	a material adverse change occurs to the business, condition, properties, assets, liabilities, operations, financial performance or net income of Supertel and its subsidiaries, taken as a whole.

•	by Supertel, if:

•	a material breach by RES of any representation, warranty, covenant or agreement; or

•	prior to the Meeting, Supertel Board makes an Adverse Recommendation Change in compliance with the Purchase Agreement in order to enter into an agreement concerning a Superior Proposal.

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Common Stock Option and Option Break-up Fee

Pursuant to the provisions of the Termination Stock Option in the Purchase Agreement, if RES terminates the Purchase Agreement pursuant to its terms, RES will then have the right for a period of six months to purchase up to 10% of the fully diluted common stock of Supertel at $ 1.00 per share. The Termination Stock Option would be exercisable in whole, but not in part.

If Supertel terminates the Purchase Agreement in order to enter into an agreement concerning a Superior Proposal, then RES may at its option exercise the Termination Stock Option or have its expenses reimbursed by Supertel up to $500,000.

OTHER TRANSACTION AGREEMENTS

This section of the proxy statement describes the material provisions of agreements that will be entered into by Supertel in connection with the issuance and sale of the Preferred Stock, common stock and Warrants but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of the form of the agreements, which are attached as annexes to this proxy statement and incorporated into this proxy statement by reference. You should read the full text of these agreements.

Investor Rights and Conversion Agreement

Supertel, RES and IRSA will enter into an Investor Rights and Conversion Agreement in connection with the issuance and sale of the Preferred Stock and Warrants. A form of the Investor Rights and Conversion Agreement is attached to this proxy statement at Annex 3.

Forced Conversion. Supertel will have the right to require RES to convert its Preferred Stock into common stock if Supertel has paid dividends on the common stock of at least $0.075 per share per annum over a 12 month period after issuance of the Preferred Stock. Supertel may not issue a call for forced conversion unless it in good faith expects to maintain the dividend rate at that level or a greater level over the succeeding year. If the Preferred Stock cannot be fully exercised because of the Beneficial Ownership Limitation, then RES must exercise the remaining Preferred Stock thereafter at such times when the Beneficial Ownership would not be exceeded.

Standstill. RES has agreed to various standstill provision as long as it owns 20% or more of the voting stock of Supertel. Generally, RES will not:

•	acquire beneficial ownership directly or indirectly of more than 34% of the voting stock of Supertel,

•	participate in election contests with respect to Supertel,

•	call for a special meeting of shareholders, request a list of shareholders, initiate, encourage the making of, or solicit approval of a shareholder proposal,

•	encourage any third person to vote common stock or securities of Supertel in opposition to the recommendation of the Supertel Board notwithstanding that RES may vote its shares in opposition,

•	seek representation on the Supertel Board except as expressly permitted by the Director Designation Agreement,

•	act in concert with a group, other than IRSA and its current investors,

•	assist any other person to do any of the foregoing, or disclose any plan inconsistent with the foregoing, or

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•

request waiver of the provision in Supertel’s articles of incorporation that prohibits anyone from owning more than 9.9% of any class of Supertel stock (other than the waiver which will be issued to RES at the closing).

Preemptive Rights. Subject to the Beneficial Ownership Limitation, RES has the right to purchase up to its pro rata share (based on its ownership, on a fully diluted basis) of future equity issuances by Supertel. The right is exercisable for (a) three years after the issuance of the Preferred Stock, and (b) up to five years after the issuance of the Preferred Stock as long as it owns a minimum of 10 million shares of common stock (including the Preferred Stock if converted).

Directors Designation Agreement

At the time of the issuance of the Preferred Stock, Supertel and RES will enter into a Directors Designation Agreement. The form of the Directors Designation Agreement is attached to this proxy statement as Annex 5.

RES may appoint up to four directors for the Supertel Board at the time the Preferred Stock is issued based on RES’s voting power on a fully diluted basis, exclusive of the Warrants. RES may appoint the following number of directors if it owns the indicated percentage of voting power:

Voting Power	No. of Directors

34%	4

22% or more but less than 34%	3

14% or more but less than 22%	2

7% or more but less than 14%	1

Following RES’s purchase of the Preferred Stock, it will hold 34% of the Supertel voting stock and will be entitled to appoint four directors to the Supertel Board.

Supertel has agreed that the Supertel Board will be maintained at no more than nine members. Up to four of the current members of the Supertel Board will resign to provide positions for the directors designated by RES. The current directors who will resign have not been determined as of the date of this proxy statement.

RES has agreed to vote for the election of the current Supertel Board who remain on the Supertel Board and their successors as nominated by the nominating committee of the Supertel Board. One of the directors designated by RES will be appointed to the nominating committee. As long as RES beneficially owns 7% or more of the voting power of the capital stock of Supertel, the RES designees will be nominated and recommended for election at each annual meeting of Supertel shareholders.

During the time that RES has the right to designate two or more directors, RES may require Supertel to hire one individual to the Supertel senior management team subject to Supertel Board approval. The Supertel CEO will have the responsibility to identify and present candidates for the position, exclusive of any person not acceptable to RES.

Registration Rights Agreement

At the time of the Preferred Stock issuance, Supertel and RES will enter into a Registration Rights Agreement. The form of the Registration Rights Agreement is attached to this proxy statement as Annex 6.

Supertel has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) no later than 60 days after the Preferred Stock issuance to cover resales by RES or its assigns of the common stock issuable upon conversion of the Preferred Stock or the Warrants. Additionally, at the request of RES, Supertel will file a registration statement with the SEC no earlier than one year after the Preferred Stock issuance to cover resales by RES or its assigns of the Preferred Stock and Warrants. Supertel is required to use its best efforts to have the registration statements declared effective by the SEC no later than 180 days after filings.

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Supertel will bear the expenses of the registration exclusive of underwriting fees, and will incur a liquidated damage fee of $20,000 per week if it fails to file the registration statements by the required time or if the registration statements are not effective by 180 days after the filings.

If Supertel proposes to conduct an underwritten offering of common stock on a firm commitment basis, then RES or its assigns may include common stock for sale on the same terms unless a majority of the independent directors of the Supertel Board determines that such participation would reduce cash proceeds to Supertel such as to have a material adverse effect on Supertel. Additionally, if the underwriter advises that inclusion of the additional shares would material adversely affect the offering, then the participation of RES and its assigns would be limited to 25% of the common stock offered.

PROPOSAL NO. 2 – ADJOURNMENT OF MEETING

Adjournment

If it becomes necessary to obtain additional votes in favor of Proposal No. 1, a motion may be made to adjourn the Meeting to a later time to permit further solicitation of proxies.

Vote Required

The proposal to adjourn the meeting requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO ADJOURN THE MEETING IF IT BECOMES NECESSARY TO SOLICIT ADDITIONAL VOTES IN FAVOR OF PROPOSAL NO. 1.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Supertel common stock and Preferred Stock as of December 20, 2011 by the following persons (a) each shareholder known to Supertel to beneficially own more than 5% of the outstanding shares of Supertel common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of December 20, 2011. With respect to Supertel’s continuing qualification as a real estate investment trust, Supertel’s articles of incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of Supertel common stock or 9.9% of any series of Supertel preferred stock, including Series A Preferred Stock and Series B Preferred Stock, by any person, unless exempted by the Supertel Board in accordance with the articles of incorporation.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	Common Stock	2,145,422	(2)	9.3%
William C. Latham	Common Stock	943,611	(3)	4.1%
Allen L. Dayton	Common Stock	940,455	(4)	4.1%
Paul J. Schulte	Common Stock	911,846	(5)	4.0%
Steve H. Borgmann	Common Stock	901,686	(6)	3.9%

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Kelly A. Walters	Common Stock	265,000	(7)	1.1%
	Series B Preferred Stock	2,604
Jeffrey M. Zwerdling	Common Stock	165,689	(8)
	Series A Preferred Stock	16,250
George R. Whittemore	Common Stock	119,101	(9)
Patrick J. Jung	Common Stock	13,000	(10)
Richard A. Frandeen	Common Stock	10,000
Corrine L. Scarpello	Common Stock	72,000	(11)
	Series B Preferred Stock	225
Steven C. Gilbert	Common Stock	56,000	(12)
David L. Walter	Common Stock	51,570	(13)
All directors and executive officers as a group (12 persons)	Common Stock	4,449,958	(14)	19.1%
	Series A Preferred Stock	16,250
	Series B Preferred Stock	2,829

(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person through the exercise of options. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.
(2)	Based solely on Schedule 13G delivered to the Company by the beneficial owner.
(3)	Includes 863,611 shares of common stock held by Budget Motels, Inc.
(4)	Includes 784,055 shares of common stock held by the Southern Improvement Company, Inc. and 138,800 shares of common stock held by Video Service of America, Inc. Mr. Dayton has pledged 252,200 shares of common stock.
(5)	Includes 21,200 shares of common stock owned by Mr. Schulte’s wife. Mr. Schulte has pledged his common stock to secure a personal line of credit of $1,305,955 with a bank.
(6)	Includes 24,500 shares held by Mr. Borgmann’s wife and 1,500 shares held by his child.
(7)	Includes 40,000 shares of common stock which Mr. Walters has the rights to acquire through the exercise of options.
(8)	Includes 43,659 shares of common stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable).
(9)	Includes 46,176 shares of common stock owned by Mr. Whittemore’s wife.
(10)	Includes 1,000 shares of common stock owned by Mr. Jung’s wife.
(11)	Includes 47,500 shares of common stock which Ms. Scarpello has the right to acquire through the exercise of options.
(12)	Includes 47,500 shares of common stock which Mr. Gilbert has the right to acquire through the exercise of options.
(13)	Includes 250 shares of common stock owned by Mr. Walter’s wife and 47,500 shares of common stock which Mr. Walter has the right to acquire through the exercise of options.
(14)	Includes 182,500 shares of common stock which the directors and executive officers have the right to acquire through the exercise of options.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If a shareholder intended to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2012 Annual Shareholders Meeting, the proposal, in proper form, must have been received by the Company at its main office in Norfolk, Nebraska, on or before December 17, 2011. No shareholder proposals were received by the Company for the 2012 Annual Shareholders Meeting.

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The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety days prior to the annual meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Meeting. If any other matters properly come before the Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

FINANCIAL INFORMATION INCORPORATED BY REFERENCE

The SEC allows Supertel to “incorporate by reference” into this proxy statement documents it files with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. Supertel incorporates by reference Items 7, 7A, 8 and 9 of Supertel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Items 1, 2 and 3 of Part I of Supertel’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 and any other items in that Quarterly Report expressly updating the above referenced items from Supertel’s Annual Report on Form 10-K. Copies of Supertel’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q are being delivered to you together with this proxy statement in connection with the Meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Meeting, upon written request to the attention of Investor Relations at 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701, additional copies of the Company’s Form 10-K for the fiscal year ended December 31, 2010, and Form 10-Q for the quarter ended September 30, 2011, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Supertel Board,

/s/ William C. Latham William C. Latham Chairman

December 29, 2011

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ANNEX 1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”), dated as of November 16, 2011, by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or, the “Purchaser”), whose majority limited partner is Ritelco S.A., a Uruguayan Sociedad Anónima wholly-owned company by IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”), and the General Partner of RES is Jiwin S.A. a Uruguayan Sociedad Anónima wholly-owned company by IRSA, Supertel Hospitality, Inc., a Virginia corporation (the “Company”) and Supertel Limited Partnership, a Virginia Limited Partnership (the “Operating Partnership”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser and Purchaser desires to purchase from the Company securities of the Company as more fully described in this Agreement.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser 2,000,000 shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Initial Preferred Shares”), with an irrevocable option to purchase up to 1,000,000 additional shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Additional Preferred Shares”) as provided for in Section 1.(a), (the Initial Preferred Shares plus the Additional Preferred Shares, if applicable, the “Preferred Shares”), and the form of the designation of the Preferred Shares is attached hereto as Exhibit A;

WHEREAS, in connection with the sale and purchase of the Preferred Shares, the Company and the Purchaser intend the Company to issue one set of warrants (the “Warrants”) to the Purchaser pursuant to which the Company shall grant the Purchaser the right to purchase shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), upon exercise of the Warrants on the terms contained therein in accordance with the form attached as Exhibit 5(a)(ii);

WHEREAS, in connection with the sale and purchase of the Preferred Shares, the Company and the Purchaser intend to enter into an investor rights and Preferred Shares conversion agreement pursuant to which the Company will grant Purchaser certain rights with respect to future equity issuances and Purchaser will agree to convert Preferred Shares following certain events (the “Investor Rights and Conversion Agreement”), in accordance with the form attached hereto as Exhibit 5(a)(iii);

WHEREAS, in connection with the sale and purchase of the Preferred Shares, the Company and the Purchaser intend to enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company shall be obligated to file a registration statement with respect to resales by Purchaser of the Common Stock issuable upon conversion of the Preferred Shares and Warrants, and, if requested by Purchaser, the Preferred Shares and Warrants, in accordance with the form attached hereto as Exhibit 5(a)(iv);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Investor Rights and Conversion Agreement, the Registration Rights Agreement and the Common Stock Purchase Warrant, the Company and the Purchaser intend to enter into the Directors Designation Agreement pursuant to which the Company has agreed to elect or appoint representatives designated by the Purchaser as directors of the Company (the “Directors Designation Agreement”), in accordance with the form attached hereto as Exhibit 5(vi); and

WHEREAS, the Company and the Purchaser recognize in connection with the transactions contemplated by the Purchase Agreement, the Investor Rights and Conversion Agreement, the Registration Rights Agreement and the Common Stock Purchase Warrant, the existence of an Origination Fee of 1.5% payable by the Company to cover certain expenses of the Purchaser that will be netted from the Initial Purchase Price (as defined below) and Additional Purchase Price (as defined below) (“Origination Fee”), as the case may be.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions hereof, on the Closing Date the Purchaser shall:

(i)	purchase from the Company, and the Company shall issue and sell to the Purchaser, 2,000,000 Preferred Shares at a face value price per share of $10.00, for an aggregate gross purchase price of U.S. $20,000,000 (the “Initial Purchase Price”);

(ii)	have an irrevocable option, at its sole discretion, to purchase from the Company, and the Company shall issue and sell to the Purchaser, up to 1,000,000 of the Additional Preferred Shares at a face value price per share of $10.00, for an aggregate gross purchase price of U.S. $10.00 per each of such Additional Preferred Shares (the “Additional Purchase Price”). The Purchaser shall notify the Company in writing whether the Purchaser elects to exercise such option, indicating the amount of Additional Preferred Shares it intends to purchase, if any, on or before fifteen (15) days before the Shareholder Meeting;

For the avoidance of doubt, i.e. if the Purchaser elects to purchase an 500,000 Additional Preferred Shares, then the Additional Purchase Price shall be $5,000,000;

(iii)	The Initial Purchase Price plus the Additional Purchase Price, if applicable, shall be the “Purchase Price”; and

(iv)	At Closing the Company, as recognition of the aforementioned expenses incurred by the Purchaser will deduct the abovementioned Origination Fee that shall be equal to 1.5% from both the Initial Purchase Price and the Additional Purchase Price, as the case may be.

(b) The Preferred Shares, pursuant to their terms set forth on Exhibit A, will be convertible into tradable Common Stock of the Company at the option of the Purchaser at any time, subject to Applicable Law, including any regulatory notices or approvals, provided that at the time of their conversion and the exercise of the Warrants, and including other Common Stock owned by the Purchaser, the Purchaser in the aggregate will not beneficially own, directly or indirectly, more than the Beneficial Ownership Limitation. However, conversion of Preferred Shares that would otherwise exceed 34% will be permitted as long as a sufficient number of Common Stock are previously sold by Purchaser beforehand such as, upon conversion, the Purchaser would not own, in the aggregate, in excess of the Beneficial Ownership Limitation and such conversion is exercised in full compliance with all Applicable Law. The Preferred Shares will have a liquidation preference equal to the face value thereof plus accrued but unpaid dividends. The Preferred Shares will rank senior in case of a liquidation event (it being understood that a significant sale of assets and/or merger shall qualify as such) to all existing classes of Common Stock and pari passu with the outstanding preferred shares of the Company. The Company cannot issue any additional preferred shares which are senior to or pari passu with the Preferred Shares without the approval of the majority of the votes entitled to be cast by the holders of the Preferred Shares.

(c) The Purchaser shall, pursuant to their terms set forth on Exhibit A, receive, as holder of the Preferred Shares, cumulative dividends in preference to any dividend on any class of Common Stock at the rate of six twenty five percent o six and a quarter percent (6,25%) per annum of the face value thereof, compounding quarterly, when, as and if declared by the Company’s Board. The Preferred Shares shall be redeemable at the option of the Company at a redemption price equal to the face value thereof, plus accrued dividends, at any time after five (5) years from issuance (the period after such five (5) years, the “Exercise Period”), if the market weighted average trading price of the Company’s Common Stock for any thirty (30) day period is below the Conversion Price. The Company will have the right, pursuant to the Investor Rights and Conversion Agreement, to force conversion by the Purchaser if upon the Exercise Period the market weighted average trading price for any thirty (30) day period is above the Conversion Price.

(d) Once the Company has paid a cash dividend or dividends on the Common Stock such that the cash dividends paid over the prior 12 months, equal or exceed $0.075 per Common Share, the Company will have the right, pursuant to the Investor Rights and Conversion Agreement, to require the Purchaser to promptly convert Preferred Shares to Common Stock on a reasonable basis so as to convert all Preferred Shares but not to exceed the Beneficial Ownership Limitation. If after such conversion and providing that the Company continues to pay at least a $0.075 dividend on its Common Stock then if the Purchaser sells Common Stock so it has less than the Beneficial Ownership Limitation and Purchaser still owns Preferred Shares then it will promptly convert additional Preferred Shares into Common Stock until the Beneficial Ownership Limitation is reached. No such conversions of Preferred Shares into Common Stock will be required unless the Company has a good faith expectation that it will maintain the dividend rate at that level or greater over the succeeding year. The Company will file a registration statement with the Securities and Exchange Commission (the “SEC”), pursuant to the Registration Rights Agreement, registering for resale the Common Stock issuable upon the conversion of the Preferred Shares. Notwithstanding anything to the contrary herein, the Purchaser will have at any time the right to receive unpaid dividends and request registration of the Preferred Shares and Warrants pursuant to the terms of the Registration Rights Agreement. The right to receive unpaid dividends it is not terminated upon conversion.

(e) The Purchaser as holder of the Preferred Shares shall vote pursuant to the terms of the Preferred Shares set forth in Exhibit A, on all matters with the holders of the Common Stock as a single class. For each such vote, the voting power of the Preferred Shares shall in the aggregate equal the lesser of: (a) 34% of the total voting power of the total voting stock of the Company reduced by the voting power of Common Stock held by the Purchaser and (b) a number of votes equal to (i) the aggregate face value of the Preferred Shares divided by the greater of the market price or book value of Common Stock on the Closing Date and (ii) reduced by the votes of the Common Stock held by the Purchaser.

(f) The conversion price for each Preferred Share into Common Stock will be $1.00 per dollar of face value of the Preferred Shares, subject to adjustment, all as more fully set forth in the terms of the Preferred Shares set forth on Exhibit A.

(g) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, but subject to the second sentence in Section 1 (b) above, the Company shall not issue or sell, and the Purchaser shall not purchase or acquire, any shares of Voting Stock under this Agreement, upon conversion of the Preferred Shares or upon exercise of the Warrants which, when aggregated with all other shares of Voting Stock then beneficially owned by the Purchaser and its affiliates as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder (except that a person or group shall be deemed to have beneficial ownership of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), would result in the beneficial ownership by the Purchaser and its Affiliates and Subsidiaries (a “Purchaser Affiliate”) of more than 34.0% of the total voting power of the then issued and outstanding shares of Voting Stock (the “Beneficial Ownership Limitation”). “Voting Stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors of the Company. Upon the written or oral request of the Purchaser, the Company shall confirm orally or in writing to the Purchaser within two (2) Business Days of such request the total voting power and the number of shares of Voting Stock then outstanding. The Purchaser and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. For avoidance of any doubt, the Purchaser will not be forced to liquidate the Preferred Shares in excess of the limit of the 34% upon conversion of the Preferred Shares, and/or the exercise of the Warrants.

2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

(a) Due Authorization. The Purchaser has full entity power and authority to enter into the Transaction Documents (as defined below) and is duly authorized to purchase the Preferred Shares, the Warrants, the Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrants, and the Common Stock, if any, issuable upon exercise of the Termination Stock Option (collectively, the “Securities”) from the Company upon the terms and subject to the conditions set forth in the Transaction Documents. Each Transaction Document has been duly authorized, validly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought.

(b) Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the registration statement described in the Registration Rights Agreement or otherwise in compliance with applicable federal and state securities laws).

(c) Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or Termination Stock Option or converts any shares of Preferred Stock, it will be an “accredited investor” as defined in Rule 501(a)(3) under the Securities Act.

(d) Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

(e) Information. The Purchaser understands that its investment in the Securities involves a risk. The Purchaser (i) is able to fully bear the economic risk of an investment in the Securities, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and others matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f) General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Transfer or Sale. The Purchaser agrees and understands that the Securities may not be offered for sale, sold, assigned or transferred unless to affiliates and/or subsidiaries of the Purchaser (in which case it will not lose its voting power or any other rights), unless registered pursuant to the Securities Act and applicable state securities laws or unless pursuant to an exemption permitting such Securities to be sold, assigned or transferred without such registration. Certificates representing the Securities will bear a legend substantially in following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

(h) Representation Letter. The representations and warranties contained in the Representation Letter are true and correct in all respects as of the date hereof and as of the Closing Date.

(i) Anti-Money Laundering.

(i)	Neither the Purchaser, any Purchaser Affiliate, any Person controlled by either, any Person who owns a controlling interest in or otherwise controls Purchaser nor any Person for whom Purchaser is acting as agent or nominee in connection with the transactions contemplated hereby, is a country, territory, Person, organization, or entity named on an OFAC List, or is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC; and

(ii)	The Purchaser is not a Senior Foreign Political Figure, or a Close Associate of a Senior Foreign Political Figure; the Purchaser is not controlled by a Senior Foreign Political Figure, or a Close Associate of a Senior Foreign Political Figure; and none of the direct or indirect owners of the Purchaser (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or a Close Associate of a Senior Foreign Political Figure (as each such defined term is referred to in the applicable Treasury Regulations).

(iii)	The Purchaser agrees that, upon receiving a request from the Company, it shall provide information reasonably required to confirm that the representations, warranties and covenants contained herein continue to be true and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. The Purchaser consents to the disclosure to United States regulators and law enforcement authorities by the Company of such information about the Purchaser that the Company reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations and executive orders.

(j) Information to be Provided. The information with respect to Purchaser and its directors, officers, employees, affiliates, agents or representatives that Purchaser furnishes in writing to the Company specifically for use in the Proxy Statement, each time any Proxy Statement is distributed to the Company’s shareholders or any other solicitation of the Company’s shareholders is made by or on behalf of the Company in connection with the transactions contemplated by this Agreement, and at the time of the shareholders vote, in the light of the circumstances under which the statements contained in the Proxy Statement or any other solicitation are made, will not be false or misleading with respect to any material fact regarding Purchaser and its directors, officers, employees, affiliates, agents or representatives or omit to state any material fact regarding Purchaser and its directors, officers, employees, affiliates, agents or representatives necessary in order to make the statements regarding Purchaser and its directors, officers, employees, affiliates, agents or representatives made therein not false or misleading.

3. Representations and Warranties of the Company and the Operating Partnership. Except as set forth in the Disclosure Schedule, which Disclosure Schedule shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein, to the extent such qualification is noted

under a corresponding numbered section of the Disclosure Schedule or is otherwise reasonably apparent, the Company and the Operating Partnership understand that Purchaser will rely on the representations made herein to acquire the Preferred Shares and Warrants and therefore jointly and severally represent and warrant to the Purchaser that as of the date of this Agreement and as of the Closing Date, as the case may be:

(a) The Company is a real estate investment trust (“REIT”) organized in the state of Virginia. The Company timely and properly elected to be taxed as a qualified REIT, within the meaning of section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) effective with its first Company taxable year and has continued to file its federal tax return as a qualified REIT on Form 1120 REIT in each of the past years and also will be for the following and subsequent taxable years.

(b) None of them are and have never been taxable as an insurance company for federal income tax purposes.

(c) The Company has a board of directors vested with exclusive authority in the management of the Company, the conduct of its affairs and the management and disposition of the Company’s property. The Company has officers to whom the board of directors has delegated certain management powers.

(d) For all taxable years since (and including) the Company’s first taxable year as a REIT, the beneficial ownership of the Company has been (and will continue to be) evidenced by transferable shares.

(e) For all taxable years of the Company ending after the Company’s first taxable year as a REIT, the beneficial ownership of the Company’s shares has been and will continue to be held by 100 or more persons during at least 335 days of each such taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. To the Company’s best knowledge, the Company currently qualifies as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and will use its best endeavors to qualify as such in the future and it will serve notice to the Purchaser that such status may, or, has changed. Taking into account the attribution rules summarized below, at no time during the last half of any Company taxable year ending after the Company’s first taxable year as a REIT, has more than 50 percent (50%) in value of the Company’s beneficial ownership been owned (nor will be owned) directly or indirectly, by five or fewer individuals. For this purpose, stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by such entity’s shareholders, partners or beneficiaries, as the case may be. In certain situations involving tax-exempt trust, trust established for charitable purposes, private foundations and supplemental unemployment compensations plans, such trust(s) may be treated as an individual. In addition, an individual is considered as owning the stock, owned, directly or indirectly, by or for his family or by or for his partner. For this purpose, the family of an individual includes only his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants. Furthermore, if any person has an option to acquire stock (or an option, or series of options, to acquire such an option on the stock) such stock is considered owned by such person, stock represented by convertible securities will be considered as owned by such person, if such attribution has the effect of causing five or fewer individuals to be treated as owning 50 percent (50%) or more of Company stock. In certain cases, stock that is constructively owned by reason of the application of one or more attribution rules may be treated as actually owned by such owner for purposes of again applying an attribution rule.

(f) The Company’s REIT election has never been terminated or revoked. In addition, the Company is not a successor to an entity or assets of an entity whose REIT election was ever terminated or revoked.

(g) For all taxable years since (and including) the Company’s first taxable year as a REIT, the Company has derived (and will continue to derive) at least 95 percent (95) of its gross income (excluding gross income from prohibited transactions) from the following sources: dividends; interest; rents from real property; gain from the disposition of stock, securities and real property (other than gain from prohibited transactions); abatements and refunds of real property taxes; income and gain derived from foreclosure property (for which the Company has made an election to treat as foreclosure property); and amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interest in mortgages on real property). The permitted sources of income also include gain from the sale or disposition of a real estate asset which is not a prohibited transaction. For all taxable years since (and including) the Company’s first taxable year as a REIT, the Company has derived (and will continue to derive) at least 75% (75%) of its gross income (excluding gross income from prohibited transactions) from the following sources: dividends; interest; rents from real property; gain from the disposition of stock, securities and real property (other than gain from prohibited transactions); abatements and refunds of real property taxes; income and gain derived from foreclosure property (for which the Company has made an election to treat as foreclosure property); and amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interest in mortgages on real property), and qualified temporary investment income. Qualified temporary investment income means any income which is attributable to stock or a debt instrument (within the meaning of section 1275 of the Code), is attributable to the temporary investment of new capital, and is received during the one-year period beginning on the date on which the Company receives the new capital (new capital includes proceeds of stock offering and public debt offerings having a maturity of at least five years). The permitted sources of income also include gain from the sale or disposition of a real estate asset which is not a prohibited transaction.

(h) For each taxable year, since (and including) the Company’s first year as a REIT the Company did not, (and will not) render any services to tenants or operate or manage any property other than services or management that could be rendered without disqualifying rents under section 856(d)(7)(C)(ii) of the Code (relating to customary management activities) and section 956(d)(7)(B) of the Code (relating to de minimis services performed in taxable years beginning after August, 6, 1997), except (i) through a qualified independent contractor from whom it did not derive or receive any income, (ii) through a qualified Taxable REIT Subsidiary (in the case of taxable years beginning after December 31, 2000), or (iii) except amounts that would not cause Company to fail to qualify as REIT. The Company submits with its return each year the information required under section 1.856-4(b)(5)(iv) of the Treasury Regulations with respect to each independent contractor (e.g., name, address, stock ownership or assets and profits interests)

(i) For all taxable years since (and including) the Company’s first taxable year as a REIT, at the close of each quarter of each such taxable year, (i) at least 75 percent (75%) of the value of the Company’s total assets has (and will continue to be) been represented by real estate assets, cash and cash items (including receivables),. and government securities; (ii) not more than 25 percent (25%) of the value of the Company’s total assets has been (nor will b) represented by securities (other than those includible in (i), or securities of a Qualified REIT Subsidiary, (iii) (A) with respect to each Company’s taxable year beginning prior to December 31, 2000, not more than five percent (5%) of the value of the Company’s total assets has been (nor will be) represented by securities of any one issuer (other than those includible in (i) or Qualified REIT Subsidiaries), and (B) with respect to each Company’s taxable year beginning after December 31, 2000, not more than five percent (5%) of the value of the Company’s total asset has been (nor will be) represented by securities of any one issuer (other than those includible in (i), Taxable REIT Subsidiaries or Qualified REIT Subsidiaries); and (iv) the Company has not (and will not) hold securities representing more than 10 percent (10%) of the total voting power of the outstanding securities of any one issuer (other than those includible in (i), Taxable REIT Subsidiaries or Qualified REIT Subsidiaries). In addition, for all taxable years beginning after December 31, 2000, the Company has not held (and will not hold) at the close of any quarter securities of one issuer that represent more than 10 percent (10%) of the value of the total outstanding securities of such issuer (other than (A) securities includible in representations made herein, and (B) securities that qualify as “straight debt” under section 856(c)(7) of the Code (but only if the Company holds no other securities in such entity) (C) securities in a Qualified REIT Subsidiary, and (D) securities in a Taxable REIT Subsidiary). If Company holds securities in a Taxable REIT Subsidiary, the value of its aggregate securities holding in all Taxable REIT Subsidiaries will not exceed 20 percent (20%) (25% for tax years beginning after July 30, 2008) of the value of its total assets at the close of any quarter.

(j) For all taxable years since (and including) the Company’s first taxable year as a REIT, the Company has made (and will continue to make) dividend distributions sufficient to qualify for a dividends paid deduction during such taxable equal to or in excess of 90 percent (90%) (95 percent (95%) for taxable years beginning on or before December 31, 2000) of its REIT taxable income for the taxable year (determined before taking the dividends paid deduction and by excluding any net capital gain), plus 90 percent (90%) (95 percent (95%) for taxable years beginning on or before December 31, 2000) or the excess of the net income from foreclosure property over the tax imposed on such income.

(k) For all taxable years since (and including) the Company’s first taxable year as a REIT, each dividend distribution was (and will continue to be) pro rata with no preference to any shares of stock as compared with other shares of the same class, and with no reference to one class of stock as compared to another class except to the extent that the former is entitled to the preference pursuant to the Company’s governing instruments.

(l) As of the close of all taxable years since (and including) the Company’s first taxable year as a REIT, either the Company has not (and will not have) any earnings and profits accumulated (or acquired from another entity) from any taxable year in which the entity was not a REIT, or if the Company has earnings and profits accumulated from any taxable year for which the Company was not a REIT, or accumulated by an entity that was not a REIT, these accumulated earnings and profits will be (or have been) distributed prior to the end of the Company’s taxable year in which such earnings and profits were acquired by the Company.

(m) For all taxable year since (and including) the Company’s first taxable year as a REIT, the Company has maintained (and will continue to maintain) at all times, such records as will disclose the actual ownership of its stock for federal income tax purposes, to the extent required by the Code and Treasury Regulations, and will make such records available for inspection by any internal revenue officer or employee for so long as the contents thereof may become material in the administration of any Internal Revenue law. The company has also made demand (and will continue to do so), within thirty (30) days of the end of each taxable year, upon certain of its record shareholders (as provided in section 1.857-8 of the Treasury Regulations), for disclosure in writing of the actual owners of shares held in the record holder’s name and will retain such written responses as part of its permanent records.

(n) For each taxable year, since (and including) the Company’s first year as a REIT, at all times the Company has used and will continue to use, its best efforts to monitor ownership of its outstanding capital stock in order to ensure compliance with, and has used and will continue to use its best efforts to enforce, the transfer and ownership restrictions (relating to preserving REIT status), if any, on its outstanding capital stock as set forth in the Company’s Declaration of Trust as amended and supplemented from time to time.

(o) To the extent the Company owns any stock, directly or indirectly, in a Taxable REIT Subsidiary, as defined in section 856(I) of the Code,

(i)	The Company and the Taxable REIT Subsidiary have fully and timely complied with the requirements of section 857(b)(7) of the Code (relating to the imposition of tax on predetermined rents, predetermined deductions and excess interest, as defined herein) and paid or accrued any tax due thereunder; and

(ii)	The Company and Taxable REIT Subsidiary have fully complied with the limitations on interest deductions in section 163(j) of the Code, if applicable.

(p) A timely Taxable REIT Subsidiary election was made for all corporations acquired or formed by the Company where the Company owned, directly or indirectly, greater than 10 percent (10%) of the total voting power or value of the outstanding securities of such issuer (other than Qualified REIT Subsidiaries).

(q) The Company has timely at all times, (and will continue to) pay any taxes, interest or penalties resulting from any prohibited transactions, shortfalls in satisfying the qualified income tests, or shortfalls in timely satisfying the REIT dividend distributions requirements.

(r) The Company has not been nor is being examined with respect to its payment of taxes, nor has been notified of any asserted deficiency in its payment of taxes.

(s) With respect to each and every loan receivable, the Company has not rendered any service to or on behalf of any of their borrowers for which any of them received any fees (including, without limitation, transaction fees and penalty fees), other than services related to collection and processing payments, under loans for which the Company received fees which in the aggregate have not exceeded one percent (1%) of the gross income and other than services which would not cause the Company to fail to qualify as a REIT.

(t) The shares of the Company’s Common Stock are currently listed on Nasdaq Stock Market (the “Exchange”) under the trading symbol “SPPR.”

(u) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. None of the outstanding shares of Common Stock of the Company were issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in the SEC Reports, there are no outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any shares of the Company or any securities convertible into or exchangeable for any such shares of Common Stock.

(v) The Preferred Shares to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered against full payment therefore in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of any preemptive rights, rights of first refusal or other or similar rights. The Common Stock issuable upon conversion of the Preferred Shares or to be issued and sold by the Company pursuant to the Warrants or Termination Stock Option have been duly authorized and, when issued upon conversion of the Preferred Shares pursuant to the terms therein, or when issued and delivered against full payment therefore in accordance with the terms of the Warrants or Termination Stock Option, will be validly issued, fully paid and nonassessable and free of any preemptive rights, rights of first refusal or other or similar rights. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Preferred Shares and exercise of the Warrants and Termination Stock Option.

(w) The certificates for the Preferred Shares, Common Stock and Warrants when issued, will be in due and proper form, and the holders of the Preferred Shares and Common Stock will not be subject to personal liability solely by reason of being such a holder. Immediately after the transactions contemplated by the Transaction Documents, all of the issued and outstanding common units of limited partnership interest in the Operating Partnership (“Common Units”) and all of the issued and outstanding preferred units of limited partnership interest in the Operating Partnership (“Preferred Units”) will have been validly issued. Immediately after the transactions contemplated by the Transaction Documents, none of the outstanding Common Units or Preferred Units will have been issued in violation of any preemptive right, right of first refusal or other similar right; and the outstanding Common Units and Preferred Units have been offered, sold and issued by the Operating Partnership in compliance with applicable federal and state securities laws.

(x) Except as disclosed in Schedule 3(f), the Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries that are listed in Exhibit 21.0 to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2010 (the “2010 10-K”) (each, a “Subsidiary” and collectively, the “Subsidiaries”).

(y) The Company and each Subsidiary is duly organized and validly existing in good standing under the laws of the state of its incorporation or organization with full corporate, partnership or entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its business as presently conducted and as described in the 2010 10-K and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify has not had and will not have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(z) The outstanding equity interests of, or other ownership interests in, each of the Subsidiaries have been duly authorized and validly issued, are fully paid and, except as to

Subsidiaries that are partnerships or limited liability companies, nonassessable, and are owned by the Company, directly or indirectly, free and clear of any security interest, lien, encumbrance or claim.

(aa) There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Company, threatened against or involving the Company or any Subsidiary, that might individually or in the aggregate prevent or adversely affect the transactions contemplated by the Transaction Documents or result in a Material Adverse Effect, nor to the best knowledge of the Company, is there any basis for any such action, suit, inquiry, proceeding or investigation. There are no material agreements, contracts, indentures, leases and loans, and /or other instruments to which the Company or any Subsidiary is a party that are not referred to in the Transaction Documents and/or in the Disclosure Schedule. All such contracts to which the Company or any Subsidiary is a party have been duly authorized, executed and delivered by the Company or the applicable Subsidiary, constitute valid and binding agreements of the Company or the applicable Subsidiary and are enforceable against the Company or the applicable Subsidiary in accordance with the terms thereof, except as enforceability thereof may be limited by (i) the application of bankruptcy, reorganization, insolvency and other laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought. Neither the Company nor any Subsidiary has received written notice or been made aware that the Company or any Subsidiary is in breach of or default under any such contracts to which it is a party.

(bb) Neither the Company nor any Subsidiary is: (i) in violation of (A) its Organizational Documents, (B) to the best knowledge of the Company, any law, ordinance, stock exchange listing standard, administrative or governmental rule or regulation applicable to the Company or any Subsidiary, the violation of which would have a Material Adverse Effect or (C) any decree of any court or governmental agency or body having jurisdiction over the Company or any Subsidiary; or (ii) in default in any material respect in the performance of any obligation, agreement or condition contained in (A) any bond, debenture, note or any other evidence of indebtedness or (B) any agreement, indenture, lease or other instrument (each of (ii)(A) and (ii)(B), an “Existing Instrument”) to which the Company or any Subsidiary is a party or by which any of its properties may be bound, which default would have a Material Adverse Effect and, to the best knowledge of the Company, there does not exist any state of facts that constitutes a default or an event of default on the part of the Company or any Subsidiary as defined in such documents or that, with notice or lapse of time or both, would constitute such a default or event of default that would have a Material Adverse Effect.

(cc) Each of the Company and the Operating Partnership has full legal right, power and authority to enter into and perform the Transaction Documents and to consummate the transactions contemplated in the Transaction Documents, including the issuance, sale and delivery of the Preferred Shares as provided herein, the issuance and delivery of the Common Stock upon conversion of Preferred Shares pursuant to the terms of the Preferred Shares, and the issuance, sale and delivery of the Common Stock upon exercise of the Warrants or Termination Stock Option. The Company’s and the Operating Partnership’s execution and delivery of the Transaction Documents to which each is a party and the performance by the Company and the Operating Partnership of their obligations under the Transaction Documents to which each is a party have been duly and validly authorized by the Company and the Operating Partnership and each of the Transaction Documents to which each is a party have been duly executed and delivered by the Company and the Operating Partnership, and constitutes a valid and legally binding agreement of the Company and the Operating Partnership, to the extent applicable, enforceable against the Company and the Operating Partnership in accordance with its terms, to the extent applicable, except to the extent enforceability may be limited by (i) the application of bankruptcy, reorganization, insolvency and other laws affecting creditors’ rights generally (regardless of whether enforcement is sought in a proceeding in equity or at law) and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought and except as any right to indemnity and contribution hereunder may be limited by federal or state securities laws.

(dd) The Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, including all amendments thereto (the “Operating Partnership Agreement”), has been duly and validly authorized, executed and delivered by the general partner of the Operating Partnership and constitutes a valid and binding agreement of the general partner, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ee) No consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body is required for the execution, delivery and performance by the Company and the Operating Partnership of their respective obligations under the Transaction Documents to which each is a party and the consummation by the Company and the Operating Partnership of the transactions contemplated by the Transaction Documents, including the valid authorization, issuance, sale and delivery of the Securities, except for Shareholder Approval and such as have been obtained or made and may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(ff) Subject to Shareholder Approval, none of the issuance or sale of the Securities or the execution, delivery and performance of the Transaction Documents: (i) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the Company’s Articles of Incorporation, as amended or supplemented, or bylaws, the Operating Partnership’s certificate of limited partnership or the Operating Partnership Agreement, or any Existing Instrument to which the Company or any Subsidiary is a party or by which any of its respective properties may be bound; (ii) violates any statute, law, regulation, ruling, filing, judgment, injunction, order or decree applicable to the Company or any Subsidiary or any of their properties; (iii) constitute a change of control event that will results in the creation or imposition of any sort of obligation of any matter with employees, management, directors and or related parties whether those agreements and or covenants were executed by the Company or any subsidiary; or (iv) results in a breach of, or default or Debt Repayment Triggering Event (as defined below) under, or results in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, or requires the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances that will not, individually or in the aggregate, result in a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.

(gg) No holder of any securities of the Company or the Operating Partnership has rights to the registration of any securities of the Company or other similar rights as a result of or in connection with the filing of a registration statement pursuant to the Registration Rights

Agreement or the consummation of the transactions contemplated hereby that have not been satisfied or heretofore waived in writing. No person or entity has a right of participation or first refusal with respect to the sale of the Securities by the Company.

(hh) KPMG LLP, who has audited the consolidated financial statements of the Company and the Subsidiaries (including the related notes thereto and supporting schedules) included in the 2010 10-K, is and was, during the periods covered by its reports, an independent registered public accountant as required by the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board (“PCAOB”).

(ii) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Commission has not commenced any enforcement proceedings against the Company or any of its subsidiaries, nor has the Company received any notification from the Commission or its staff that would cause the Company to be believe that the Commission will initiate any enforcement proceedings against the Company.

(jj) Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) neither the Company nor any Subsidiary has incurred any material liabilities or obligations, indirect, direct or contingent, or entered into any transaction that is not in the ordinary course of business; (ii) neither the Company nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance; (iii) except for regular dividends declared and paid in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has paid or declared any dividends or other distributions with respect to its shares of capital stock and the Company is not in default under the terms of any class of capital stock of the Company or any outstanding debt obligations; (iv) there has not been any change in the authorized or outstanding shares of capital stock of the Company (other than the issuance of Common Stock, if any, to the directors, employees and officers of the Company and its affiliates pursuant to the Company’s 2006 Stock Plan and upon redemption of Common Units) or any material change in the indebtedness of the Company (other than in the ordinary course of business and borrowings under existing or future bank lines of credit) and (v) there has not been any material adverse change, or any development involving or that may reasonably be expected to result in a Material Adverse Effect.

(kk) The Common Stock, when issued, will be listed on the Exchange. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting any such securities from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing.

(ll) Other than excepted activity pursuant to Regulation M under the Exchange Act, the Company has not taken and will not take, directly or indirectly, any action that constituted, or any action designed to, or that might reasonably be expected to cause or result in or constitute stabilization or manipulation of the price of any shares the Company to facilitate the sale or resale of the Securities or for any other purpose.

(mm) The Company and each Subsidiary has timely filed (or valid extensions to such filings have been obtained) all tax returns required to be filed (other than certain state or local tax returns, as to which the failure to file, individually or in the aggregate, would not have a Material Adverse Effect), which returns are complete and correct in all material respects, and neither the Company nor any Subsidiary is in default in the payment of any taxes that were payable pursuant to said returns or any assessments with respect thereto (whether imposed directly or through withholding). Except as disclosed in the SEC Reports, all deficiencies asserted as a result of any federal, state, local or foreign tax audits have been paid or finally settled and no issue has been raised in any such audit that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so audited. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return for any period. On the Closing Date, all stock transfer and other taxes, if any that are required to be paid in connection with the sale of the Preferred Shares will have been fully paid by the Company and all laws imposing such taxes will have been complied with.

(nn) There are no transactions with “affiliates” (as defined in Rule 405 promulgated under the Securities Act) or any officer, director or security holder of the Company (whether or not an affiliate) that are required by the Securities Act to be disclosed in the SEC Reports that have not been disclosed. Additionally, no relationship, direct or indirect, exists between the Company or any Subsidiary on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any such Subsidiary on the other hand, that is required by the Securities Act to be disclosed in the SEC Reports that is not so disclosed.

(oo) Neither the Company nor any Subsidiary is an “investment company”, a company “controlled” by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(pp) Each of the Company and the Subsidiaries has good and valid title to all property (real and personal), free and clear of all liens, claims, security interests or other encumbrances except: (i) such as are described in the SEC Reports; or (ii) such as do not or will not materially adversely affect the Company or such Subsidiary’s use of the property or the conduct of the business of the Company or its Subsidiaries, either individually or taken as a whole. All property (real and personal) leased by the Company and the Subsidiaries is held under valid and enforceable leases with only such exceptions as in the aggregate do not or will not materially adversely affect the use of the property or the conduct of the business of the Company or its Subsidiaries, either individually or taken as a whole.

(qq) The Company and the Subsidiaries have all permits, licenses, franchises, approvals, consents and authorizations of governmental or regulatory authorities (hereinafter “permit” or “permits”) as are necessary to own their properties and to conduct their business in the manner described in the SEC Reports, subject to such qualifications as may be set forth in the SEC Reports, except where the failure to have obtained any such permit has not had and will not have a Material Adverse Effect; each of the Company and the Subsidiaries has operated and is operating its business in material compliance with all of its obligations with respect to each such permit and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any such permit, except where such revocation or termination would not have a Material Adverse Effect or result in any other material impairment of the rights of any such permit, subject in each case to such qualification as may be set forth in the SEC Reports; and, except as described in the SEC Reports such permits contain no restrictions that are material to the Company and its Subsidiaries, taken as a whole.

(rr) The Company and the Subsidiaries have established, maintain and evaluate disclosure controls and procedures and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) in accordance with such rules and any related rules of the Commission or the Exchange; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective to perform the functions for which they were established.

(ss) The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) to the Company’s and the Operating Partnership’s knowledge, neither the Company, the Operating Partnership nor any Subsidiary, employee or agent thereof, has made any payment of funds of the Company, the Operating Partnership or any Subsidiary, as the case may be, or received or retained any funds, and no funds of the Company, the Operating Partnership or any Subsidiary, as the case may be, have been set aside to be used for any payment, in each case in violation of any U.S. law, rule or regulation.

(tt) Since June 30, 2011, there has been no impairment of or adjustments to the assets of the Company except as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(uu) Based on evaluations of its internal controls over financial reporting, the Company is not aware of (i) any material weakness in the design or operation of internal controls over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(vv) None of the Company, any Subsidiary or, to the best knowledge of the Company, any employee or agent acting on behalf of the Company or any Subsidiary, has, directly or indirectly: (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law; or (ii) made any payment to any federal, state, local or foreign governmental official or other person charged with similar public or quasi- public duties, in each case other than payments not expressly prohibited by the laws of the United States or any jurisdiction thereof or applicable foreign jurisdictions.

(ww) The Company and the Subsidiaries are: (i) in compliance with any and all applicable federal, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. Neither the Company nor any of its Subsidiaries owns, leases or occupies any property that appears on any list of hazardous sites compiled by any state or local government agency.

(xx) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

(yy) The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 1994 through December 31, 2010, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for taxation as a real estate investment trust under the Code for its taxable year ending December 31, 2011 and in the future. The Subsidiaries that are partnerships have been and will continue to be treated as partnerships for federal income tax purposes and not as corporations, associations taxable as corporations or as publicly traded partnerships.

(zz) The Company and the Subsidiaries own and have full right, title and interest in and to, or have valid licenses to use, each material trade name, trademark, service mark, patent, copyright, approval, trade secret and other similar rights (collectively “Intellectual Property”) under which the Company and the Subsidiaries conduct all or any material part of their business, and none of the Company and its Subsidiaries has created any lien or encumbrance on, or granted any right or license with respect to, any such Intellectual Property, except where the failure to own or obtain a license or right to use any such Intellectual Property has not and will not have a Material Adverse Effect. There is no claim pending against the Company or any Subsidiary with respect to any Intellectual Property, and none of the Company or any Subsidiary has received written notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

(aaa) No officer, director or nominee for director of the Company has a direct or indirect affiliation or association with any member of the Financial Industry Regulatory Authority (“FINRA”).

(bbb) The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and neither the Company nor any Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost.

(ccc) Title insurance in favor of the Company and the Subsidiaries, as the case may be, has been obtained with respect to each property owned by any such entity in an amount at least equal to (i) the cost of acquisition of such property or (ii) the cost of construction of such property (measured at the time of such construction), except where the failure to maintain such title insurance would not have a Material Adverse Effect.

(ddd) In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Effect.

(eee) Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect: (i) neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; (ii) there is (A) no unfair labor practice complaint pending or, to the best knowledge of the Company and the Operating Partnership, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company and the Operating Partnership, threatened against the Company or any of the Subsidiaries, and (C) no union representation dispute currently existing concerning the employees of the Company, or any of the Subsidiaries, or to the best knowledge of the Company, the employees of management companies that operate the Company’s hotels (the “Management Companies”); and (iii) to best knowledge of the Company, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company, or any of the Subsidiaries or the Management Companies;

(fff) The Company and its Subsidiaries have complied in all material respects with wage and hour determinations issued by the U.S. Department of Labor under the Service Contract

Act of 1965 and the Fair Labor Standards Act in paying its employees’ salaries, fringe benefits and other compensation for the performance of work or other duties in connection with contracts with the U.S. government, and have complied and will comply in all material respects with the requirements of the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964 (Title VII), the National Labor Relations Act, the Vietnam Era Veteran’s Readjustment Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, and federal, state and local labor laws, each as amended except where the failure to comply with any such requirements has not, and will not, have a Material Adverse Effect.

(ggg) Except with respect to non-timely filings of reports pursuant to Section 16(a) of the Exchange Act by the Company’s officers and directors as described in the Company’s definitive proxy statements filed with the Commission under the caption “Section 16(a) Beneficial Ownership Reporting Compliance,” there is and has been no failure on the part of the Company, the Operating Partnership or any Subsidiary and any of the officers and directors of the Company, the Operating Partnership or any Subsidiary, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(hhh) Other than that certain agreement by and among the Company and JMP Securities LLC (“JMP Securities”) (a copy of which has been provided to Purchaser), there are no contracts, agreements or understandings between the Company or any of its Subsidiaries and any person that would give rise to a valid claim against the Company or any Subsidiary for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by the Transaction Documents.

(iii) Any certificate signed by an officer of the Company and delivered to the Purchaser or to counsel for the Purchaser shall be deemed to be a representation and warranty by the Company and/or the Operating Partnership, as applicable, to the Purchaser as to the matters set forth therein.

(jjj) The Company and the Operating Partnership acknowledge that the Purchaser and its counsel will rely upon the accuracy and truthfulness of the foregoing representations and hereby consent to such reliance.

(kkk) There have been no communications from the Company´s external legal counsel or independent public accounting firm to the Company reporting evidence of a material violation of securities, law or breach of fiduciary duty, or similar violation by the Company or any agent thereof.

(lll) There have been no communications from regulatory agencies or the Company’s independent public accounting firm concerning noncompliance with, or deficiencies in, financial reporting practices.

(mmm) There are no violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the consolidated financial statements or as a basis for recording a loss contingency except as disclosed in the footnotes to the consolidated financial statements related to the carbon monoxide and Royco Hotels matters.

(nnn) There are no unasserted claims, liabilities, gain, loss, assessments or contingencies that the Company lawyers have advised and that should be disclosed in accordance with FASB Accounting Standards Codification (ASC) 450, Contingencies.

(ooo) There are no material transactions that were not disclosed in the due diligence process and also that have not been property recorded in the accounting records underlying the consolidated financial statements.

(ppp) There are no events that have occurred subsequent December 31, 2010 and trough the date hereof that would require adjustment to or disclosure in the consolidated financial statements except as disclosed in the footnotes to the consolidated financial statements.

(qqq) We have no knowledge of any fraud or suspected fraud affecting the Company and or its subsidiaries involving; (i) Management, (ii) Employees who have significant roles in internal control over financial reporting, or (iii) others where the fraud could be a material effect on the consolidated financial statements. Also we have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers, and others.

(rrr) The Company has satisfactory title or leasehold title to all owned or leased assets, and there are no material liens or encumbrances on such assets, nor has any asset been pledged as collateral except as disclosed in the footnotes to the consolidated financial statements (properties pledged as collateral in borrowing arrangements)

(sss) The Company has complied with all aspect of contractual agreements that would have a material effect on the consolidated financial statements in the event of noncompliance.

(ttt) As of the date hereof, the Company is not past due with respect to any portion of its assessed Public Company Accounting Oversight Board or FASB accounting support fees.

(uuu) There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

4. Covenants of the Company. The Company and the Operating Partnership, jointly and severally, covenant and agree with the Purchaser that:

(a) Filings with the Exchange. The Company will timely file with the Exchange all documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(b) Expenses. The Company will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to: (i) the preparation, printing and filing of any registration statement and each amendment and supplement thereto, of each related prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of the Preferred Shares; (iii) the qualification, if any, of the Securities under securities laws, including filing fees; (iv) the fees and expenses incurred in connection with the listing or qualification of the Common Stock issuable upon conversion of Preferred Shares or the exercise of the Warrants for trading on the Exchange; and (v) filing fees and expenses, if any, of the Commission and FINRA.

(c) Use of Proceeds. The Company intends to use the Purchase Price as follows: (i) approximately $15,000,000 of the Initial Purchase Price and fifty percent (50%) of the Additional Purchase Price, if any, shall be used to pursue hospitality acquisitions which are consistent with the investment strategy that will be determined by the Company Board; (ii) up to $5,000,000 of the Initial Purchase Price and fifty percent (50%) of the Additional Purchase Price will be used to repay any loans entered into by the Company prior to or after the date of this Agreement, payable to or, personally guaranteed by several directors of the Company Board, (iii) the remaining amount of the Initial Purchase Price and the remaining amount of the Additional Purchase Price, if any, will be used to improve balance sheet matters as approved by the Company Board in a manner to permit fifty percent (50%) of the Additional Purchase Price, if any, to be committed to pursue hospitality acquisitions within a reasonable period thereafter. In addition, the Company agrees to (x) use its best efforts to transition away from the “economy hotel” market with an objective to exit such market as promptly as reasonably possible from the Closing Time; and (y) use its best efforts to reduce its leverage to less than sixty percent (60%) of total market capitalization trough additional equity sales, the sale of economy hotels, and the purchase of additional hotel assets through the use of equity. In no event shall the Purchase Price be used to redeem or repurchase for cash any shareholder of the Company or holder of Operating Partnership units.

(d) Insurance. The Company shall maintain and shall cause its Subsidiaries to maintain insurance in such amounts and covering such risks as is reasonable and customary for companies engaged in similar businesses in similar industries.

(e) Compliance with Laws. The Company shall maintain, and shall cause its Subsidiaries to maintain, all environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the 2010 10-K, and the Company and each of its Subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable laws, except where the failure to maintain or be in compliance with such permits, licenses, authorizations and laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) REIT Treatment. The Company will (i)continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2011 and for its future taxable years, unless the Company Board determines that it is no longer in the best interests of the Company to be so qualified, and (ii) will promptly notify the Purchaser if the Company determines that it has failed or is reasonably likely to fail to qualify as a REIT or if the Company Board determines that it is no longer in the best interests of the Company to be so qualified.

(g) Domestic Entity Tax Treatment. To the Company’s knowledge, the Company currently qualifies as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code and the Company will promptly notify Purchaser if the Company has actual knowledge that it does not qualify for such treatment.

(h) Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its Subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

(i) Securities Act; Exchange Act; Stock Exchange Listing Standards. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act, the Exchange Act, applicable stock exchange listing standards and all rules and regulations promulgated thereunder as from time to time in force. In addition, the Company use its best efforts to cause the Common Stock to be listed on the Nasdaq Stock Market or another “national securities exchange” registered under Section 6 Exchange Act, and therefore shall always comply with all such listing requirements to maintain such listing, except for the case that, at that time, the Company does not meet the listing standards or regulations for any reason beyond the Company’s control (but not due to a breach of the listing regulations that are under its control).

(j) Sarbanes-Oxley Act. The Company and its Subsidiaries will use their best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act of 2002.

(k) Equity Distribution Programs. The Company will not issue or sell or allow the issuance or sale in the aggregate of more than 200,000 shares of Common Stock through the equity distribution agreement with JMP Securities or the standby equity distribution agreement with YA Global Master SPV Ltd. without the prior consent of the Purchaser.

(l) Purchaser Participation. The Company will afford the Purchaser the power to participate in the Company´s financial and operating company decisions to the extent provided in the Transaction Documents or as otherwise agreed by the Company Board. Pursuant to and in accordance with the Transaction Documents, the Company shall furnish the Purchaser with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of the Company Board in the ordinary course.

(m) Future Participation Rights. Pursuant to the Investor Rights and Conversion Agreement, the Purchaser and its Affiliates and their respective Subsidiaries shall have the right to purchase up to its pro rata share (based on its percentage of Beneficial Ownership of the Company, on a fully diluted basis) of all issuances of equity or securities convertible to or exchangeable for equity in the Company from the Closing Date until three (3) years from the Closing Date, subject to the Beneficial Ownership Limitation. This right will continue until six (6) years from the initial Closing Date of the purchase of the Preferred Shares, as long as Purchaser’s combined Beneficial Ownership (including the Preferred Shares, and Common Shares, on a fully diluted basis) represent at least ten million (10,000,000) shares of Common Stock. Participation rights will be calculated based on the fully diluted ownership the Purchaser, not to exceed the Beneficial Ownership Limitation. Securities issued in connection with strategic partnerships and investments, qualified public offerings, bank loan financings, employee or director equity incentive plans and other customary transactions will be excluded from this right of participation.

(n) Board Participation. Pursuant to the Directors Designation Agreement, promptly after Shareholder Approval, the Company shall agree to appoint to the Company Board four (4) knowledgeable and qualified designees of Purchaser and or its Affiliates, as the case may be, (each a “Purchaser Designee”), it being understood that the Company Board will consist of no more than nine (9) members after such appointments. The continuing members of the Company Board will be reasonably acceptable to both the current CEO of the Company and the Purchaser. For so long as Purchaser, and or its Affiliates or their respective Subsidiaries collectively and Beneficially own Common Stock, Common Stock that has been issued upon exercise of the Warrants or Preferred Shares that would represent at least thirty-four percent (34%) of the voting power of all outstanding Common Stock and Preferred Shares, then Purchaser and its Affiliates will be entitled to appoint four members to the Company Board. If the Purchaser and Affiliates interest, as defined above, declines to less than thirty-four percent (34%) but remains at more than twenty-two percent (22%) then Purchaser and its Affiliates will be entitled to appoint three (3) members to the Company Board. If the Purchaser and its Affiliates interest, as defined above, declines to less than twenty-two percent (22%) but remains at more than fourteen percent (14%) then Purchaser and its Affiliates will be entitled to appoint two (2) members to the Company Board. If the Purchaser and its Affiliates interest, as defined above, declines to less than fourteen percent (14%) but remains at more than seven percent (7%) then Purchaser and its Affiliates will be entitled to appoint one (1) member to the Company Board. Purchaser’s and its Affiliates interest shall include the fully diluted ownership including Common Stock and Preferred Shares but excluding any unexercised Warrants. The Purchaser and its Affiliates will agree to vote for the election of the current directors of the Company’s Board who remain on the Company’s Board following appointment of the Purchaser Designees, and their successors as nominated by the Nominating Committee of the Company Board. At Purchaser’s and its Affiliates option, a Purchaser Designee, meeting Nasdaq independence requirements, will be appointed to the Nominating Committee of the Company Board (provided that Purchaser Designees will not constitute a majority of the membership of the committee). An acquisition committee of the Company’s Board will be formed consisting of a Purchaser Designee, the CEO of the Company and a member of the current Company Board, with authority to approve acquisitions up to amounts as set by the Company Board.

(o) Line of Credit. In the ordinary course of its business, the Company takes and will continue to take due care to ensure that it complies with the financial covenants under its existing line of credit and shall provide to its board of directors on a quarterly basis information regarding compliance with such covenants.

(p) Company Shareholder Meeting; Proxy Statement.

(i)	The Company shall cause a meeting of its shareholders (the “Shareholder Meeting”) to be duly called and held as soon as practicable after the date hereof for the purpose of approving the issuance of the Securities. The majority of the board of directors of the Company (the “Company Board”) shall (A) recommend (“Company Board Recommendation”) to the Company’s shareholders their approval of the issuance of the Securities by the Company’s shareholders (“Shareholder Approval”), (B) use its reasonable best efforts to obtain the Shareholder Approval, (C) not effect an Adverse Recommendation Change (as defined below), and (D) otherwise comply with all legal requirements applicable to such meeting.

(ii)

As soon as practicable following the date hereof, the Company shall prepare, and, within thirty (30) days following the date hereof, the Company shall file with the Commission a preliminary proxy statement (“Proxy Statement) for use in connection with the solicitation of proxies from the Company’s shareholders for use at the Shareholder Meeting. The Company and Purchaser, as the case may be, shall furnish all information concerning the Company, on the one hand, and Purchaser (and their respective affiliates, as applicable), on the other hand, as may reasonably be required in connection with the preparation and filing with the Commission of the Proxy Statement. Subject to Applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s shareholders as promptly as practicable following the filing thereof with the Commission and confirmation from the Commission that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the Commission and disseminated to the Company’s shareholders, as and to the extent required by Applicable Law. The Company shall provide Purchaser and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the Commission, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel (it being understood that Purchaser and its counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall promptly provide in writing to Purchaser and its counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the Commission or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Purchaser and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the Commission or its staff (including a reasonable opportunity to review and comment on any such response, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel) and to participate in any discussions with the Commission or its staff regarding any such comments.

(q) No Solicitation; Other Offers.

(i)

General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (A) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry, indication of interest or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (B) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or encourage any effort by, any third party that could make, or has made, any Acquisition Proposal, (C) (x) grant to any third party a waiver of the ownership limitation of Company securities set forth in the Company’s Organizational Documents, or (y) approve any transaction under, or any third party becoming an “interested shareholders” under Applicable Law, (D) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to any Acquisition Proposal, or (E) (x) recommend in favor of any Acquisition Proposal, (y) fail to recommend against acceptance of any third party tender offer or exchange offer for the Common Stock within ten (10) Business Days after the commencement (as defined in Rule 14d-2 under the Exchange Act) of such offer, or (z) fail to make, withdraw or modify in a manner adverse to Purchaser the Company Board Recommendation or take any action or make any statement inconsistent with the Company Board Recommendation, (any of the foregoing in this clause (E), an “Adverse Recommendation Change”). It is agreed that any violation of the restrictions of the Company set forth in this Section by any Representatives of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(ii)

Exceptions. Notwithstanding Section 4(r)(i), at any time prior to the Shareholder Approval, the Company Board, acting directly or indirectly through any Representatives, may (A) engage in negotiations or discussions with any third party that, subject to the Company’s compliance with this Section 4(rr), has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized standing (including JMP Securities), constitutes or would reasonably be expected to result in a Superior Proposal, (B) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not less favorable to the Company than those contained in the confidentiality agreement between Purchaser and the Company and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4(rr) (a copy of which confidentiality agreement shall be promptly provided for informational purposes to Purchaser), (C) following receipt of and on account of such Superior Proposal, (x) subject to compliance with Section 4(rr)(iii) and Section 4(rr)(iv), waive ownership limitations under the Company’s Organizational Documents and make any other waivers under Applicable Law reasonably consistent with the provisions of this Section 4(rr), and/or (y) subject to compliance with Section 4(rr)(iii) and Section 4(rr)(iv), make an Adverse Recommendation Change, and/or (D) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (A) through (D), only if the Company Board determines in good faith by a majority vote, after consultation with the Company’s outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 4(rr); provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the

Company Board Recommendation in such statement or in connection with such action.

(iii)	Required Notice. The Company Board shall not take any of the actions referred to in clauses (A) through (D) of Section 4(rr)(ii) unless the Company shall have promptly delivered to Purchaser, upon receipt from the third party, a prior written notice advising Purchaser that it intends to take such action, and, after taking such action, the Company shall continue to advise Purchaser on a reasonable basis of the material status and terms of the discussions and negotiations with the third party

(iv)	“Last Look”. Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 8(a)(iv)(B)) unless (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Company promptly notifies Purchaser, in writing at least ten (10) Business Days before taking that action, of its intention to do so, attaching the copy of the proposed definitive agreement under which such Superior Proposal is to be consummated, which shall be in final form in all material respect and include all schedules, annexes and exhibits thereto, and the identity of the third party making the Acquisition Proposal, and (C) Purchaser does not make, within ten (10) Business Days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (as determined by the Company Board in good faith after considering the advice of Company’s outside legal counsel and a financial advisor of nationally recognized standing (including JMP Securities)).

(v)	Option Break-up Fee. If this Agreement is terminated pursuant to Section 8(a)(iv)(B), the Purchaser shall have the option to either (i) exercise the Termination Stock Option; or (ii) have all their transactional costs and expenses reimbursed by the Company up to $500,000.

(vi)

Definitions of Acquisition Proposal and Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute

15% or more of the consolidated assets of the Company. “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for purchase of capital stock of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized standing and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any fees, expenses and conditions to consummation, are more favorable and provide greater value to all the Company’s shareholders than as provided hereunder (taking into account any proposal by Purchaser to amend the terms of this Agreement pursuant to Section 4(r)(iii)).

5. Conditions to Obligations of the Parties.

(a) Purchaser Conditions. The obligations of the Purchaser to effect the purchase and sale of the Preferred Shares at Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(i)	Each of the representations and warranties of the Company and the Operating Partnership shall be true and correct in all respects as of the Closing Date;

(ii)	The Company shall have executed and delivered the Warrants, in the form of and substantially similar to Exhibit 5(a)(ii) hereto;

(iii)	The Company shall have executed and delivered a counterpart signature page to the Investor Rights and Conversion Agreement in the form of and substantially similar to Exhibit 5(a)(iii) hereto;

(iv)	The Company shall have executed and delivered a counterpart signature page to the Registration Rights Agreement, in the form of and substantially similar to Exhibit 5(a)(iv) hereto;

(v)	The Company shall have granted a REIT ownership limit waiver, in the form of and substantially similar to Exhibit 5(a)(v) hereto (the “Ownership Limit Waiver”);

(vi)

The Company shall have executed and delivered a counterpart signature page to the Directors Designation Agreement. in the form of and substantially similar to Exhibit 5(a)(vi) hereto (the “Directors Designation Agreement”);

(vii)	Shareholder Approval shall have been received by the Company;

(viii)	The Purchaser shall have received a certificate of an officer of the Company, in the form of and substantially similar to Exhibit 5(a)(viii) (the “Officer’s Certificate”); and

(ix)	The Purchaser shall have received a certificate of the secretary of the Company, in the form of and substantially similar to Exhibit 5(a)(ix) (the “Secretary’s Certificate”).

(x)	The Purchaser shall have delivered an opinion of outside counsel to the Company, in the form of and substantially similar to Exhibit 5(a)(x) (the “Opinion”).

(xi)	The Company shall have refinanced or have received a commitment to refinance or repaid the promissory note payable to Great Western Bank dated December 3, 2008 and maturing December 5, 2011, the revolving credit facility with Great Western Bank maturing February 22, 2012, the promissory note payable to Great Western Bank dated May 5, 2009 and maturing May 5, 2012, and any other material debt of the Company maturing on or before the Closing, to the Purchaser satisfaction, which shall not be unreasonably withheld.

(b) Company Conditions. The obligations of the Company to effect the purchase and sale of the Preferred Shares at Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(i)	Each of the representations and warranties of the Purchaser shall be true and correct in all respects as of the Closing Date;

(ii)	The Purchaser shall have executed and delivered the acknowledgement and agreement signature page to the Warrants;

(iii)	The Purchaser shall have executed and delivered a counterpart signature page to the Investor Rights and Conversion Agreement in the form of and substantially similar to Exhibit 5(b)(iii) hereto;

(iv)	The Purchaser shall have executed and delivered a counterpart signature page to the Registration Rights Agreement;

(v)	The Purchaser shall have executed and delivered a REIT ownership limit waiver representation letter in the form of and substantially similar to Exhibit 5(b)(v) hereto (the “Representation Letter”);

(vi)	The Purchaser shall have executed and delivered a counterpart signature page to the Directors Designation Agreement, and

(vii)	Shareholder Approval shall have been received by the Company.

6. Closing.

(a) The purchase and sale of the Preferred Shares (the “Closing”) shall be consummated promptly following Shareholder Approval or at such other time as the parties hereto may mutually agree in writing (such time and date, the “Closing Date”).

(b) On the Closing Date, the Purchaser shall deliver to the Company the Purchase Price by wire transfer of immediately available funds to an account designated by the Company to the Purchaser not less than 24 hours prior to Closing;

(c) On the Closing Date, the Company shall deliver the Preferred Shares and Warrants to the Purchaser.

7. Indemnification; Survival: Exclusive Remedy.

(a) The Company and Operating Partnership Indemnification. The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless the Purchaser and each person, if any, who (i) controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with the Purchaser (a “Purchaser Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 7(b)) relating to any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted, as and when incurred, to which the Purchaser, or any such Purchaser Affiliate, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or registration statements filed pursuant to the Registration Rights Agreement or any prospectus related thereto or any amendment or supplement to such registration statement or registration statements or the prospectus related thereto, (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements contained herein not misleading, (z) any material breach by any of the indemnifying parties of any of their respective agreements, representations and warranties contained in this Agreement or any other Transaction Document; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Preferred Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to the Purchaser and furnished to the Company by the Purchaser specifically for inclusion in any document as described in clause (x) of this Section 7(a).

(b) Third Party Claims. Any party that proposes to assert the right to be indemnified under this Section 7 in connection with a claim by a third party will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 7, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party will not relieve the indemnifying party from: (i) any liability that it might have to any indemnified party otherwise than under this Section 7; and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 7 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless: (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party; (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party; (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party); or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 7 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(c) Limitations on Indemnification for Breaches of Representations and Warranties.

(i)	The Purchaser and its Affiliates acknowledge and agree that the indemnity contained in Section 7(a) for any breach by any of the indemnifying parties of any of their respective representations and warranties contained in this Agreement shall be the sole and exclusive remedy available to Purchaser and its Affiliates with regard to any breach by the Company or the Operating Partnership of any of the representations and warranties contained in Section 3 of this Agreement.

(ii)	The Purchaser and its Affiliates acknowledge and agree that, to the extent that claims for indemnification under Section 7(a) for any breach by any of the indemnifying parties of any of their respective representations and warranties contained in this Agreement in the aggregate exceed the Purchase Price, the Company and the Operating Partnership shall not be obligated to satisfy indemnification obligations with regard to such excess.

(d) Survival. The indemnity contained in this Section 7 shall survive until the applicable statute of limitations for the claims described therein, regardless of (i) delivery and acceptance of the Preferred Shares and payment therefor or (ii) any termination of this Agreement; provided, however, that the indemnity contained in Section 7(a) for any breach by any of the indemnifying parties of any of their respective representations and warranties contained in this Agreement shall survive only until the date that is eighteen (18) months after the Closing Date.

8. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (notwithstanding receipt of Shareholder Approval by the Company):

(i)	by mutual written agreement of the Company and Purchaser;

(ii)	by either the Company or Purchaser, if:

A.	the Closing has not been consummated on or before one hundred and twenty (120) days from date hereof; provided that the right to terminate this Agreement pursuant to this Section 8(a)(ii)(A) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the such date;

B.	there shall be any Applicable Law that (x) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (y) enjoins the Company or Purchaser from consummating the transactions contemplated hereby and such injunction shall have become final and non appealable;

C.	if (x) the Shareholder Approval shall not have been obtained at the Shareholder Meeting (including any adjournment or postponement thereof), and (y) five (5) Business Days shall have elapsed from the date of such meeting; provided that the parties may by mutual agreement extend such period referred to in clause (y); or

(iii)	by Purchaser, if:

A.	an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten (10) Business Days) after receipt of any written request to do so from Purchaser;

B.

a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5(a)(i) not to be satisfied, and such condition is incapable of being satisfied within fifteen (15) days of notice;

C.	there shall have been an intentional and material breach of any of the provisions contained in Section 4(qq) or 4(rr).

D.	a Material Adverse Change occurred.

(iv)	by the Company, if:

A.	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5(b)(i) not to be satisfied and such condition is incapable of being satisfied by the Closing Date; or

B.	prior to the Shareholder Meeting, the Company Board shall have made an Adverse Recommendation Change in compliance with this Agreement in order to enter into a definitive written agreement concerning a Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 8(a) (other than pursuant to Section 8(a)(i)) shall give written notice of such termination to each other party hereto.

(b) Common Stock Option Upon Termination. If Purchaser terminates this Agreement pursuant to Section 8(a) or the Company terminates this Agreement pursuant to 8(a)(iv)(B), Purchaser will then have the right for a period of six (6) months following the date of such termination to purchase up to ten percent (10%) of the fully diluted Common Stock of the Company (as calculated as off the date of such termination) at $ 1.00 per share (the “Termination Stock Option”). The Termination Stock Option may be exercisable in whole, but not in part, by delivery of a notice by the Purchaser to the Company that the Purchaser is exercising the Termination Stock Option, along with the option exercise price in immediately available funds, and a Representation Letter to the Company by Purchaser that will permit the Company to deliver an Ownership Waiver Letter to Purchaser.

(c) Effect of Termination. If this Agreement is terminated pursuant to Section 8(a), this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto. The provisions of Sections 9(a) (Notices), 9(d) (Applicable Law), 9(e) (Waiver of Jury Trial) and 9(g) (Expenses) shall survive any termination hereof pursuant to Section 8(a). The provisions of Section 8(c) shall survive termination of this Agreement by Purchaser pursuant to Section 8(a)(ii)(A) or Section 8(a)(ii)(C).

9. Miscellaneous.

(a) Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Purchaser, shall be delivered to Purchaser at Clarendon House 2, Church Street, Hamilton HM CX, Bermuda, c/o IRSA Inversiones y Representaciones Sociedad Anónima, Bolívar 108, 1°, (C1091AAQ), Buenos Aires, Argentina, fax no. +54 (11) 4323-7449, Attention: Mr. Eduardo S. Elsztain, with a copy to Zang, Bergel & Viñles Abogados, Florida 537, 18th Floor, (C1005AAK), Buenos Aires, Argentina, fax no. +54 (11) 5166-7070, Attention: Pablo Vergara del Carril; or if sent to the Company or the Operating Partnership, shall be delivered to. Supertel Hospitality, Inc., 309 N. 5th St., Norfolk, NE 68701, Facsimile: (402) 371-4229, Attention of Chief Executive Officer with a copy to counsel at McGrath North Mullin & Kratz, PC LLO, 1601 Dodge Street, Suite 3700 First National Tower, Omaha, NE 68102, Facsimile: (402) 952-1802, Attention: Guy Lawson. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(b) Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto), along with the other Transaction Documents, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings (except for those set forth under the other Transaction Documents), both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company, the Operating Partnership and the Purchaser. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

(c) Permitted Assignment by Purchaser. This Agreement (including all schedules and exhibits attached hereto), along with all the Transaction Documents, may be assigned, without requiring the consent of the Company, by Purchaser directly or indirectly to any legal entity prior to or at Closing, provided that the beneficial owner of the Purchaser as of the date hereof and prior to the transfer, shall continue to be the beneficial owner of such assignee (the “Permitted Assignee”), provided, that the Permitted Assignee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement and the Transaction Documents.

(d) Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

(e) Forum. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(f) Waiver of Jury Trial. The Company, the Operating Partnership and the Purchaser each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transactions contemplated hereby.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

(h) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. In any action or proceeding brought to enforce any provision of this Agreement, the successful Party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.

(i) Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

(j) Public Announcements. Subject to each Party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents (as defined in the Purchase Agreement), and no Party hereto will make any such news release or public disclosure without first consulting with the other Party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each Party shall coordinate with the other with respect to any such news release or public disclosure.

(k) Captions. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

10. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “2010 10-K” has the meaning ascribed to such term in Section 3(z).

(b) “Acquisition Proposal” has the meaning ascribed to such term in Section 4(rr)(vi).

(c) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(d) “Adverse Recommendation Change” has the meaning ascribed to such term in Section 4(rr)(i).

(e) “Agreement” has the meaning ascribed to such term in the preamble.

(f) “Applicable Law” means, with respect to any Person, any U.S. federal, state or local, or any non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(g) “Beneficial Ownership Limitation” has the meaning ascribed to such term in Section 1(q).

(h) “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act.

(i) “Business Days” means any day except a Saturday, Sunday or other day on which banks in New York, New York and Ciudad Autónoma de Buenos Aires, Argentina are authorized by law to close, other than the Jewish holidays listed by Bloomberg under CDR-JW (including Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Tora).

(j) “Close Associate” means a Person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of such Senior Foreign Political Figure.

(k) “Closing” has the meaning ascribed to such term in Section 6(a).

(l) “Closing Date” has the meaning ascribed to such term in Section 6(a).

(m) “Code” has the meaning ascribed to such term in Section 3(aaa).

(n) “Commission” means the Securities and Exchange Commission.

(o) “Common Stock” has the meaning ascribed to such term in the recitals.

(p) “Common Units” has the meaning ascribed to such term in Section 3(y).

(q) “Company” has the meaning ascribed to such term in the preamble.

(r) “Company Board” has the meaning ascribed to such term in Section 4(qq)(i).

(s) “Company Board Recommendation” has the meaning ascribed to such term in Section 4(qq)(i).

(t) “Debt Repayment Triggering Event” has the meaning ascribed to such term in Section 3(hh).

(u) “Directors Designation Agreement” has the meaning ascribed to such term in Section 5(a)(vi).

(v) “Disclosure Schedule” means the disclosure schedule with respect to this Agreement, dated as of the date hereof, that has been delivered by the Company to Purchaser before the execution hereof.

(w) “Environmental Laws” has the meaning ascribed to such term in Section 3(yy).

(x) “ERISA” has the meaning ascribed to such term in Section 3(gg).

(y) “Exchange” has the meaning ascribed to such term in Section 3(v).

(z) “Exchange Act” has the meaning ascribed to such term in Section 3(kk).

(aa) “Existing Instrument” has the meaning ascribed to such term in Section 3(dd).

(bb) “FINRA” has the meaning ascribed to such term in Section 3(ccc).

(cc) “GAAP” has the meaning ascribed to such term in Section 3(kk).

(dd) “Governmental Authority” means, with respect to any Person, any transnational, U.S. or non-U.S., domestic or foreign, federal, state or local governmental, regulatory, judicial or administrative authority, department, court, agency or official, including any political subdivision thereof, with jurisdiction over such Person or the activity in question.

(ee) “Intellectual Property” has the meaning ascribed to such term in Section 3(dd).

(ff) “Investor Rights and Conversion Agreement” has the meaning ascribed to such term in the recitals.

(gg) “JMP Securities” has the meaning ascribed to such term in Section 3(jjj).

(hh) “Management Companies” has the meaning ascribed to such term in Section 3(ggg).

(ii) “Material Adverse Effect” has the meaning ascribed to such term in Section 3(aa).

(jj) “Material Adverse Change” shall mean, (a) with respect to the Company, a change that, to a material, significant, important degree, or considerable extent is unfavorable or antagonistic in purpose or effect to the business, condition, properties, assets, liabilities, operations, financial performance or net income, of the Company and its subsidiaries, taken as a whole; provided that any change resulting from (i) any change in the macro-economic, political, legislative or regulatory conditions generally; (ii) any change or conditions affecting financial markets (including currency, credit, securities or commodities markets); (iii) any change or conditions affecting the industry in which the Company or its subsidiaries operate; (iv) any change in the accounting required by the Commission or the Public Company Accounting Oversight Board to be implemented by the Company; (v) the announcement, declaration, commencement, occurrence, continuation or threat of any act or acts of war, sabotage, terrorism or other acts of hostility or any natural disaster or other public emergency or crisis; or (vi) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the announcement hereof, shall not be considered when determining if a Material Adverse Change has occurred or would reasonably be expected to occur; and (b) with respect to the Company´s Common Stock, a delisting.

(kk) “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(ll) “OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC), and/or on any other similar list (“Other Lists”) maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

(mm) “Officer’s Certificate” has the meaning ascribed to such term in Section 5(a)(viii).

(nn) “Operating Partnership” has the meaning ascribed to such term in the preamble.

(oo) “Opinion” has the meaning ascribed to such term in Section 5(a)(x).

(pp) “Operating Partnership Agreement” has the meaning ascribed to such term in Section 3(ff).

(qq) “Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

(rr) “Ownership Limit Waiver” has the meaning ascribed to such term in Section 5(a)(v).

(ss) “PCAOB” has the meaning ascribed to such term in Section 3(jj).

(tt) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(uu) “Permitted Assignee” has the meaning ascribed to such term in Section 9(c).

(vv) “Preferred Shares” has the meaning ascribed to such term in the recitals.

(ww) “Preferred Units” has the meaning ascribed to such term in the recitals.

(xx) “Proxy Statement” has the meaning ascribed to such term in Section 4(qq)(ii).

(yy) “Purchase Price” has the meaning ascribed to such term in Section 1(a).

(zz) “Purchaser” has the meaning ascribed to such term in the preamble, and any permitted assignee or successor to any membership interest currently held by such person for so long as Purchaser, and/or any of its affiliates and/or Mr. Eduardo Elsztain, and/or any other entity directly or indirectly controlled by Mr. Eduardo Elsztain.

(aaa) “Purchaser Affiliate” has the meaning ascribed to such term in Section 7(a).

(bbb) “Registration Rights Agreement” has the meaning ascribed to such term in the recitals.

(ccc) “Representation Letter” has the meaning ascribed to such term in Section 5(b)(v).

(ddd) “Representatives” has the meaning ascribed to such term in Section 4(r)(i).

(eee) “SEC Reports” has the meaning ascribed to such term in Section 3(kk).

(fff) “Secretary’s Certificate” has the meaning ascribed to such term in Section 5(a)(ix).

(ggg) “Securities” has the meaning ascribed to such term in Section 2(a).

(hhh) “Securities Act” has the meaning ascribed to such term in Section 2(b).

(iii) “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elect or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

(jjj) “Shareholder Approval” has the meaning ascribed to such term in Section 4(qq)(i).

(kkk) “Shareholder Meeting” has the meaning ascribed to such term in Section 4(qq)(i).

(lll) “Subsidiary” and “Subsidiaries” has the meanings ascribed to such terms in Section 3(z).

(mmm) “Superior Proposal” has the meaning ascribed to such term in Section 4(o)(v).

(nnn) “Termination Stock Option” has the meaning ascribed to such term in Section 8(b).

(ooo) “Transaction Documents” means this Agreement, the Investor Rights and Conversion Agreement, the Registration Rights Agreement; the Exhibit A Terms of the Series C Cumulative Convertible Preferred Stock; the Warrant Agreement and the Director Designation Agreement;.

(ppp) “Treasury Regulations” means Treasury regulations issued pursuant to the Code, as amended from time to time. Reference to any particular provision of the Treasury Regulations shall mean that provision of the Treasury Regulations and any successor provision.

(qqq) “Voting Stock” has the meaning ascribed to such term in Section 1(g).

(rrr) “Warrants” has the meaning ascribed to such term in the recitals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

REAL ESTATE STRATEGIES L.P

By:

JIWIN S.A.
General Partner

/s/ Eduardo Elsztain
Name: Eduardo Elsztain
Title: Chairman

SUPERTEL HOSPITALITY, INC.

By:

/s/ Kelly A. Walters

Name: Kelly A. Walters
Title: Chief Executive Officer

SUPERTEL LIMITED PARTNERSHIP

By:

/s/ Kelly A. Walters

Name: Kelly A. Walters
Title: Chief Executive Officer

Purchase Agreement Signature Page

ANNEX 2

EXHIBIT A

A. TERMS OF THE SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK.

1.	Designation and Number. A series of Preferred Stock, designated the “Series C Cumulative Convertible Preferred Stock”, is hereby established (and are herein referred to as the “Series C Preferred Stock”). The number of authorized shares of Series C Preferred Stock shall be 2,000,000 (the “Initial Preferred Shares”), with an irrevocable option to purchase up to 1,000,000 additional Series C Preferred Stock (the “Additional Preferred Shares”) as provided for in Section 1 (a) of the Purchase Agreement, dated as of October 27, 2011 , (the Initial Preferred Shares plus the Additional Preferred Shares, if applicable, the “Preferred Shares”), and at Closing the Company, as recognition for the expenses incurred by the Purchaser will deduct an Origination Fee that shall be equal to 1.5% from both the Initial Purchase Price, and the Additional Purchase Price, as the case may be.

2.	Maturity. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund, mandatory redemption, except as described below, forced conversion.

3.	Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Supertel Hospitality, Inc. (the “Corporation”), rank (a) prior or senior to the Common Stock issued by the Corporation; (b) prior or senior to all classes or series of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (c) on a parity with the Series A Convertible Preferred Stock and Series B Cumulative Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and with all classes or series of shares of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank on a parity with the Series C Preferred Stock (the “Parity Shares”) and (d) junior to all existing and future indebtedness of the Corporation.

4.	Dividends.

(a) Holders of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors of the Corporation, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, preferential cumulative cash dividends at the rate of 6.25% per annum of the face value per share (equivalent to a fixed annual amount of $0.625 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if not a Business Day (as defined below), the next succeeding Business Day, each a “Dividend Payment Date”) for the period ending on such Dividend Payment Date, commencing on the date of issue. “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend on Series C Preferred Stock will be paid on [    ], 2011 with respect to the period beginning on the date of issue and ending on [    ], 2011 and will be less than a full quarter payment. Any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of March, June, September or December, as the case may be, immediately preceding the applicable Dividend Payment Date or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on Series C Preferred Stock shall be authorized by the Board of Directors of the Corporation or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation relating to the Corporation’s indebtedness prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate and will earn additional dividends at 6.25%, compounding quarterly. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other class or series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock (other than a dividend payable in capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of Preferred Stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other class or series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for any other class or series of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”) or complying with the provisions of Article IX hereof). Holders of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. As provided herein, accrued but unpaid dividends on the Series C Preferred Stock will accumulate and will earn additional dividends at 6.25%, compounding quarterly.

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5.	Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $10.00 per share (the “Liquidation Preference”) in cash, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights. As provided herein, accrued but unpaid dividends on the Series C Preferred Stock will accumulate and will earn additional dividends at 6.25%, compounding quarterly. The Corporation will promptly provide to the holders of the Series C Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise is permitted under Virginia law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of Series C Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series C Preferred Stock and any Parity Shares, the holders of the Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

6.	Redemption.

(a) The Series C Preferred Stock is not redeemable at the Corporation’s option prior to [    ], 2016. After [    ], 2016, the Series C Preferred Stock is redeemable at the Corporation’s option if the VWAP (as defined below) of the Common Stock of the Corporation is less than the Conversion Price for any 30 Day Period (as defined below) after [    ], 2016 (a “Redemption Event”). The Corporation, upon not less than 30 nor more than 60 days’ written notice, may at its option at any time after a Redemption Event redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, redeem each outstanding share of Series C Preferred Stock, in all cases for cash at a redemption price equal to the Liquidation Preference per share, plus all accrued and unpaid dividends thereon to the date of redemption. As provided herein, accrued but unpaid dividends on the Series C Preferred Stock will accumulate and will earn additional dividends at 6.25%, compounding quarterly.

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If notice of redemption of any of the Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Corporation in trust for the pro rata benefit of the holders of any Series C Preferred Stock so called for redemption, then from and after the date of redemption dividends will cease to accrue on such Series C Preferred Stock, such Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method reasonably determined by the Corporation.

(b) Unless full cumulative dividends on all Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Stock shall be redeemed unless all outstanding Series C Preferred Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series C Preferred Stock (except by exchange for any other class or series of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of any Series C Preferred Stock in accordance with Article IX hereof, or the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock. Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase any Series C Preferred Stock by tender, by private agreement and in open-market transactions duly authorized by the Board of Directors of the Corporation.

(c) Notice of redemption by the Corporation of the Series C Preferred Stock shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date of redemption. A similar notice shall be mailed by the Corporation by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the date of redemption, addressed to each holder of record of the Series C Preferred Stock to be redeemed at such holder’s address as the same appears on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the date of redemption; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price; and (v) dividends will cease to accrue on the redemption date.

(d) Immediately prior to any redemption of Series C Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the date of redemption, unless a date of redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(e) All Series C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock in accordance with the applicable provisions of these Articles of Incorporation.

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(f) “30 Day Period” shall mean any 30 consecutive calendar days. “VWAP” means, for any 30 Day Period (i) the volume weighted average price of the Common Stock for such period on the Nasdaq Stock Market LLC, or if such securities are not listed or admitted for trading on the Nasdaq Stock Market LLC, on the principal national securities exchange on which such securities are listed or admitted as reported by Bloomberg L.P. (based on a trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (ii) if not listed or admitted for trading on any national securities exchange, the volume weighted average price of the Common Stock for such period in the applicable securities market in which the securities are traded, or (iii) if the Common Stock is not then listed or quoted for trading on any securities market the average fair market value of a share of Common Stock for such period as determined by an independent appraiser selected in good faith by the Company, the fees and expenses of which shall be paid by the Company and which determination shall be final, conclusive and binding.

7.	Voting Rights.

(a) Except as otherwise provided herein, the Holders of Series C Preferred Stock shall not have any voting rights. The Holders of Series C Preferred Stock shall be entitled to vote their Series C Preferred Stock as a single class with the holders of the Common Stock on all matters submitted to such holders for vote or consent. For each such vote or consent, the voting power of the Series C Preferred Stock shall be equal to the lesser of (i) [    ]votes per share of Series C Preferred Stock [The number of votes determined by dividing the face value of the preferred share by the greater of the market value or book value of a share of common stock on the date of issuance] or (ii) an amount of votes per share of Series C Preferred Stock such that the vote of all shares of Series C Preferred Stock in the aggregate equal 34% of the combined voting power all of the Voting Stock entitled to vote or consent, minus an amount equal to the number of votes represented by the other shares of Voting Stock Beneficially Owned by Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or the “Purchaser”) and its Affiliates and Subsidiaries, as such terms are defined under certain Purchase Agreement dated as of November 16, 2011 by and among the Purchaser and the Corporation. The foregoing voting rights decline in proportion to the amount of Series C Preferred Stock converted to common shares. “Voting Stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors of the Corporation.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of Series C Preferred Stock be entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series C Preferred Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i) amend, alter, repeal or make other changes to the provisions of these Articles of Incorporation setting forth the terms of the Series C Preferred Stock, whether by merger, consolidation or otherwise (an “Event”), so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; or

(ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior or pari passu to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or otherwise, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event, so long as the Series C Preferred Stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or

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other entity in any merger or consolidation to which the Corporation became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of holders of the Series C Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, (ii) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (iii) any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series C Preferred Stock receive cash in the amount of the Liquidation Preference plus accrued and unpaid dividends in exchange for each of their shares of Series C Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

With respect solely to the exercise of the above described voting rights in this Section 7(b), each share of Series C Preferred Stock shall have one vote per share, except that when any other class or series of capital stock shall have the right to vote with the Series C Preferred Stock as a single class, then the Series C Preferred Stock and such other class or series of capital stock shall each have one vote per $10.00 of liquidation preference.

The foregoing voting provisions in this Section 7(b) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(c) So long as the Purchaser and/or its Affiliates has the right to designate two or more directors to the Board of Directors of the Corporation pursuant to the Directors Designation Agreement dated             , by and among the Corporation, the Purchaser and IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”), the following matters shall require the approval of the Purchaser and/or IRSA:

(i) the merger, consolidation, liquidation or sale of substantially all of the assets of the Corporation;

(ii) the sale, issuance or potential issuance in an offering by the Corporation of Common Stock (or securities convertible into or exercisable Common Stock) equal to 20% or more of the Common Stock or 20% or more of the Voting Stock outstanding before the issuance; or

(iii) any transaction in which the Corporation is to be a participant and the amount involved exceeds $120,000 other than employment compensation and in which any of the Corporation’s directors or executive officers or any member of their immediate family will have a material interest, exclusive of interests arising solely from the ownership of a class of equity securities of the Corporation and all holders of that class of equity securities receive the same benefit on a pro rata basis.

8.	Conversion.

(a) Subject to the Beneficial Ownership Limitation (as set forth below) each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the Date of Issuance at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Liquidation Preference of such share of Series C Preferred Stock by the Conversion

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Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex B (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series C Preferred Stock, a Holder shall surrender the certificate(s) representing the shares of Series C Preferred Stock to be converted to the Corporation together with the delivery of the Notice of Conversion, unless such shares are held in uncertificated form. Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled.

(b) The conversion price for the Series C Preferred Stock shall equal $[1.00], subject to adjustment herein (the “Conversion Price”).

(c) Promptly after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series C Preferred Stock.

(d) No fractional Common Stock shall be issued upon conversion of Series C Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of Series C Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional shares, pay cash equal to the product of such fraction multiplied by the fair market value per share of Common Stock on the Conversion Date (as reported by the NASDAQ or any other national securities exchange on which the Common Stock are then listed for trading, or if none, the most recently reported “over the counter” trade price or if none, as determined in good faith by the Board of Directors of the Company).

(e) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred, free from all liens and preemptive rights. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Corporation shall use its best efforts to list the Common Stock required to be delivered upon conversion of the Series C Preferred Stock, prior to such delivery, upon any national securities exchange upon which the Common Stock is listed at the time of such delivery.

(f) The issuance of certificates for shares of the Common Stock on conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(g) The Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own Voting Stock in excess of the Beneficial Ownership Limitation. For purposes of this Section 8(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (except that a person or group shall be deemed to have beneficial ownership of shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), it being acknowledged by such Holder that the Holder does not have the right to acquire Common Stock in excess of the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph. For purposes of this Section 8(g), a Holder may rely on the number of outstanding shares of Voting Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Voting Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall promptly confirm orally and in writing to such Holder the number of votes represented by the Voting Stock then outstanding. In any case, the voting power of outstanding shares of Voting Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Voting Stock was reported. The “Beneficial Ownership Limitation” shall be 34.0% of the total number of votes represented by the Voting Stock outstanding immediately after giving effect to the issuance of shares of Common Stock otherwise issuable upon conversion of Preferred Stock pursuant to the applicable Notice of Conversion. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to any successor holder of Series C Preferred Stock

9.	Certain Adjustments.

(a) If the Corporation, at any time while this Series C Preferred Stock is outstanding: (i) pays a stock dividend or makes a distribution to holders of any class or series of capital stock of the Corporation in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock by reclassification of the Common Stock, or (v) undertakes any transaction similar to or having the effect of the foregoing transactions, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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(b) If the Corporation sells or issues any Common Stock or grants any option or right to purchase Common Stock at an effective price per share that is lower (such lower price, the “Base Conversion Price”) than the greater of (i) the closing market price on [    ] (as reported on Nasdaq) [closing date of the transaction], or (ii) the then applicable Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock, option or right are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 9(b) in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of the establishment of the Series C Preferred Stock, (c) securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (d) securities issued pursuant to acquisitions approved by a number of the members of the Board of Directors equal to one more than a majority of the members of the Board of Directors and (e) securities issued upon the exercise of warrants to purchase Common Stock which were issued concurrently with the issuance of the Series C Preferred Stock to the original Holder or Holders.

(c) If at any time the Corporation issues any rights, options or warrants pro rata to all holders of Common Stock to purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (the “Purchase Rights”), then each Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the issuance of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the issuance of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent and such Purchase Right to such extent shall be held in abeyance, for a period not to exceed 71 days, for the Holder until such time during such 71 day period, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) If the Corporation, at any time while this Series C Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 9(c)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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(e) Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f) Minimum Adjustment. Notwithstanding anything herein to the contrary, no adjustment of the Conversion Price shall be made pursuant to this Section 9 in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

10.	Articles of Incorporation and Bylaws.

The rights of all holders of the Series C Preferred Stock and the terms of the Series C Preferred Stock are subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation, including, without limitation, the restrictions on transfer and ownership contained in Article IX of these Articles of Incorporation.

B. EXCLUSION OF OTHER RIGHTS.

Except as may otherwise be required by applicable law, the Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in Article XII of these Articles of Incorporation (as such article may be amended from time to time) and in the other articles of these Articles of Incorporation. The Series C Preferred Stock shall have no preemptive or subscription rights.

C. HEADINGS OF SUBDIVISIONS.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

D. SEVERABILITY OF PROVISIONS.

If any voting powers, preferences or relative, participating, optional and other special rights of the Series C Preferred Stock or qualifications, limitations or restrictions thereof set forth in Article XII of these Articles of Incorporation (as such article may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in Article XII of these Articles of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series C Preferred Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series C Preferred Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series C Preferred Stock or qualifications, limitations or restrictions thereof unless so expressed herein.

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ANNEX 3

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE HOLDER, REASONABLY ACCEPTABLE TO THE CORPORATION, TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION.

COMMON STOCK PURCHASE WARRANT

SUPERTEL HOSPITALITY, INC.

Warrant Shares: 20,000,000, to be increased up to 30,000,00 in the extent that the option to purchase additional preferred shares (as defined below) is exercised.

Initial Exercise Date: [            ], 2011

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Real Estate Strategies L.P., a Bermuda Limited Partnership, and, or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on [            ], 2016 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Supertel Hospitality, Inc., a Virginia corporation (the “Company”), 20,000,000 Preferred shares, to be increased up to 30,000,000 in the extent the option to purchase Additional Preferred Shares (as defined below) is exercised (subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the definitions provided throughout this Agreement and unless the context otherwise requires, the following terms, when capitalized, shall have the following meanings for the purposes of construing this Agreement:

(a)	“Affiliates” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(b)	“Base Exercise Price” has the meaning ascribed to such term in Section 3(d).

(c)	“Beneficial Ownership Limitation” has the meaning ascribed to such term in Section 2(f).

(d)	Business Day: means any day except a Saturday, Sunday or other day on which banks in New York, New York and Ciudad Autónoma de Buenos Aires, Argentina are authorized by law to close, other than the Jewish holidays listed by Bloomberg under CDR-JW (including Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Tora).

(e)	“Company” is defined in the first paragraph of the Warrant.

(f)	“Conversion Price” has the meaning assigned to it in the Company’s Series C Cumulative Convertible Preferred Stock.

(g)	“Exempt Issuance” has the meaning ascribed to such term in Section 3(d).

(h)	“Exercise Price” has the meaning ascribed to such term in Section 2(b).

(i)	“Holder” is defined in the first paragraph of the Warrant.

(j)	“Initial Exercise Date” is defined in the first paragraph of the Warrant.

(k)	“Notice of Required Exercise” has the meaning ascribed to such term in Section 2(j).

(l)	“Permitted Transferees” has the meaning ascribed to such term in Section 4(a).

(m)	“Preferred Shares” means the Company’s Series C Cumulative Convertible Preferred Stock.

(n)	“Purchase Agreement” shall mean that certain agreement dated October 27, 2011 by and among Real Estate Strategies L.P., Supertel Limited Partnership, and the Company.

(o)	“Termination Date” is defined in the first paragraph of the Warrant.

(p)	“Trading Day” means a day on which the Nasdaq Stock Market LLC (or if the Common Stock are not listed or admitted for trading on the Nasdaq Stock Market LLC, on the principal national securities exchange on which such securities are listed, or if not so listed, the OTC Bulletin Board (or any successors to any of the foregoing)) is open for trading.

(q)	“VWAP” means (i) the volume weighted average price of the Common Stock on the Nasdaq Stock Market LLC, or if such securities are not listed or admitted for trading on the Nasdaq Stock Market LLC, on the principal national securities exchange on which such securities are listed or admitted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (ii) or if not listed or admitted for trading on any national securities exchange, the volume weighted average price of the Common Stock for such period in the applicable securities market in which the securities are traded or (iii) if the Common Stock is not then listed or quoted for trading on any securities market the average fair market value of a share of Common Stock for such period as determined by an independent appraiser selected in good faith by the Company, the fees and expenses of which shall be paid by the Company and which determination shall be final, conclusive and binding.

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(r)	“Warrant” is defined in the first paragraph of the Warrant.

(s)	“Warrant Shares” is defined in the first paragraph of the Warrant.

(t)	“Warrants” means this Warrant and the other warrants issued pursuant to the Purchase Agreement.

(u)	“Warrant Register” has the meaning ascribed to such term in Section 4(c).

Section 2. Exercise.

(a) Exercise of Warrant. Subject to the Beneficial Ownership Limitation (set forth below), exercise of this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed copy of the Notice of Exercise form annexed hereto. Within five (5) Trading Days following the date of exercise as aforesaid and upon delivery by Holder of this Warrant and the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise (by wire transfer or cashier’s check drawn on a United States bank, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise), the Company shall issue and cause to be delivered to Holder the certificate or certificates (or electronic equivalent thereof) representing the number of fully-paid and non-assessable Warrant Shares for which the Warrant is being exercised. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased and, following such partial exercise, the Company shall deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(b)	Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $1.20, subject to adjustment hereunder (the “Exercise Price”).

(c)	Cashless Exercise. This Warrant may be exercised, in whole or in part, by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	= the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B)	= the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(d)

No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall,

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at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(e)	Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(f)	Beneficial Ownership Limitation. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to the exercise set forth on the applicable Notice of Exercise, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (except that a person or group shall be deemed to have beneficial ownership of shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), it being acknowledged by such Holder that the Holder does not have the right to acquire Warrant Shares in excess of the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Exercise that such Notice of Exercise has not violated the restrictions set forth in this section. For purposes of this Section 2(f), in determining the number of outstanding shares of Voting Stock, a Holder may rely on the number of outstanding shares of Voting Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Voting Stock outstanding. Upon the written or oral request of a Holder, the Company shall promptly confirm orally and in writing to such Holder the number of votes represented by the Voting Stock then outstanding. In any case, the total voting power of the outstanding shares of Voting Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrant, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Voting Stock was reported. The “Beneficial Ownership Limitation” shall be 34.0% of the total number of votes represented by the Voting Stock outstanding immediately after giving effect to the issuance of Warrant Shares otherwise issuable pursuant to the applicable Notice of Exercise. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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(g)	Required Exercise. After [ ], 2014, the Company may from time to time upon a written notice to the Holder require Holder to exercise of some or all of this Warrant under Section 2(a) using the cashless procedure specified in Section 2(c) (a “Notice of Required Exercise”) if the last sales price of the Common Stock equals or exceeds $2.63 on the Trading Day immediately preceding the date the Notice of Required Exercise is delivered and the VWAP for the Common Stock has equaled or exceeded $2.63 for the prior thirty (30) consecutive Trading Days immediately prior to the date the Notice of Required Exercise is delivered. On the first Trading Day thereafter the Holder shall deliver a Notice of Exercise to the Company exercising this Warrant in whole or part as specified in the Notice of Required Exercise, subject to the Beneficial Ownership Limitation. Any portion of this Warrant that cannot be exercised by Holder to the extent specified in the Notice of Required Exercise because of the Beneficial Ownership Limitation, shall be exercised by Holder at the time or times thereafter if and when the Beneficial Ownership Limitation would not then be exceeded, provided that this Warrant may not in any event be exercised after the close of business on the Termination Date. Further, there will be no required exercise on any day if the VWAP used to calculate the cashless exercise pursuant to Section 2(c) would be less than $2.63 per share.

(h)	No Approval Required. No approval of the Company’s Board shall be required to convert any of the Preferred Shares or exercise any of the Warrants; provided, however, any such conversion or exercise shall be made in compliance with the Beneficial Ownership Limitation and with applicable law including any regulatory notices or approvals.

(i)	Legend. The Holder agrees that all certificates or other instruments representing the Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

Section 3. Certain Adjustments.

(a)

If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or makes a distribution to holders of any class or series of capital stock of the Company in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or warrants issued concurrently with or prior to this Warrant), (ii) subdivides outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock by reclassification of the Common Stock, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for

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the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)	If the Company sells any Common Stock or grants any option or right to purchase Common Stock and as a consequence reduces the Conversion Price then the Exercise Price shall be reduced to equal 120% of such Conversion Price as adjusted (or as it would have been adjusted in the event the Preferred Shares were no longer outstanding).

(c)	If at any time the Company issues any rights, options or warrants pro rata to all holders of Common Stock to purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (the “Purchase Rights”), then each Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of such Holder’s Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the issuance of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the issuance of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent and such Purchase Right to such extent shall be held in abeyance, for a period not to exceed 71 days, for the Holder until such time during such 71 day period, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)	If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 3(c)), then in each such case the Exercise Price shall be adjusted by multiplying such Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e)

Whenever the Conversion Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding anything herein to the contrary, no adjustment of the Exercise Price shall be made pursuant to this Section 1 in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the

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time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

Section 4. Transfer of Warrant.

(a)	Transferability. Until the effectiveness date of the Shelf Registration Statement, to be filed with the SEC, in connection with the Registration Rights Agreement entered into by and between Real Estate Strategies L.P., IRSA Inversiones y Representaciones Sociedad Anónima, and Supertel Hospitality, Inc., dated as of October 27, 2011, and subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, to Holder’s Affiliates or, with the consent of a majority of the directors of the Board of Directors who are not designee directors of [ ] pursuant to the Directors Designation Agreement dated October 27, 2011, to a non-affiliate (“Permitted Transferees”), such approval shall not be unreasonably withheld by such Directors (if approval is withheld, such reasons for withholding approval shall be presented in writing to the Holder). Such transfer will be accomplished upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

Once the Warrants have been registered, such Board consent shall no longer be required.

(b)	New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the Permitted Transferees and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)	Warrant Register and Registration Rights.

(i)

The Company shall register this Warrant, upon records to be maintained by the Company for that, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes. The Warrants, and the shares issuable upon its exercise will be registered for its resale, on a registration statement to be filed with the SEC pursuant to the Registration Rights Agreement dated October 27, 2011 unless such Warrants or shares may be publicly resold under the safe harbor of Rule 144 of the

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SEC without regard to limitations as to volume or manner of sale thereunder. Such shares shall be transferable to affiliate entities of Purchaser and/or SPPR Board approved third parties.

Section 5. Miscellaneous.

(a) No Rights as Shareholder. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company.

(b)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)	Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Exchange upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(e)

Governing Law and Forum. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Warrant or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it,

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and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(f)	Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the following notice provision of the Purchase Agreement.

(g)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.

(h)	Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holders of a majority in interest of the then outstanding Warrants (calculated based on the number of shares of Common Stock issuable upon the exercise of such Warrants).

(i)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(j)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SUPERTEL HOSPITALITY, INC.

By: Kelly A. Walters
Title: President and Chief Executive Officer

Acknowledged and accepted

REAL ESTATE STRATEGIES L.P

By:

JIWIN S.A.
General Partner

Name: Eduardo Elsztain
Title: Chairman

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NOTICE OF EXERCISE

TO: SUPERTEL HOSPITALITY, INC.

(1) The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

The undersigned further requests that if the number of shares elected to be purchased herein shall not be all of the shares purchasable pursuant to the terms of the attached Warrant, that a new Warrant of like tenor for the balance of the shares purchasable hereunder be delivered to the undersigned.

[SIGNATURE OF HOLDER]

Name:

Signature of Authorized Officer:

Name of Authorized Officer:

Title of Authorized Officer:

Date:

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ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [            ] [all of or             ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

Dated:                     ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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ANNEX 4

INVESTOR RIGHTS AND CONVERSION AGREEMENT

This Investor Rights and Conversion Agreement (the “Agreement”) is dated as of , by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or the “Investor”), IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”) (solely for purposes of Section 7(e) hereof) and Supertel Hospitality, Inc., a Virginia corporation (the “Company” and, together with the Investor and IRSA, the “Parties”).

WHEREAS, the Investor and IRSA entered into a purchase agreement dated October 27, 2011 with the Company (the “Purchase Agreement”) with respect to the purchase of shares of Series C Preferred Stock, par value $0.01 per share of the Company (the “Preferred Shares”), which are convertible into shares of common stock of the Company, par value $0.01 per share, which are validly issued, fully paid and non assessable and free of any preemptive rights, rights of first refusal or other or similar rights, subject to the Transaction Documents (the “Common Stock”);

WHEREAS, in connection with the authorization of the Preferred Shares, the Company will file with the Commonwealth of Virginia an amendment to the Company’s Articles of Incorporation setting forth the terms of the Preferred Shares (the “Preferred Share Terms”);

WHEREAS, upon the sale and purchase of the Preferred Shares, the Company will issue to Investor the warrants (the “Warrants”) to purchase Common Stock (the “Warrant Shares”) on the terms contained therein; and

WHEREAS, upon the sale and purchase of the Preferred Shares, the Company, the Investor and IRSA will enter into a directors designation agreement (the “Directors Designation Agreement”);

WHEREAS, upon the sale and purchase of the Preferred Shares, the Company, the Investor and IRSA will enter into a registration rights agreement (the “Registration Rights Agreement”); and

WHEREAS, in connection with the purchase of the Preferred Shares pursuant to the Purchase Agreement, the parties desire to enter into this Agreement to provide Investor with certain additional rights and obligations and to promote the interests of the Company, and to provide for certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Company Conversion Call.

(a) Conversion Call. If at any time after the Closing Date, the Company has paid regular dividends on the Common Stock of $0.075 per share or more in one or more dividend payments in a twelve (12) month period, the Company shall have the right, in accordance with this Section 1, to require, in a written notice provided to the Investor, that the Investor promptly convert the Preferred Shares into Common Stock on a reasonable basis so as to convert all Preferred Shares but not to exceed the Beneficial Ownership Limitation pursuant to the terms thereof (the “Conversion Call”). If after such conversion and provided that the Company continues to pay at least a $0.075 dividend on its Common Stock then if the Investor sells Common Stock so that it holds less than the Beneficial Ownership Limitation but still owns Preferred Shares, then the Investor will promptly convert any additional Preferred Shares to Common Stock in order to maintain the aforementioned limited limitation. No Conversion Call will be issued by the Company to require such conversions of Preferred Shares into Common Stock unless the Company has a good faith expectation that it will maintain the regular dividend rate at the $ 0.075 level or greater over the succeeding year. The Company will file a registration statement with the Securities and Exchange Commission (“SEC”) pursuant to the Registration Rights Agreement registering for the resale the Common Stock issuable upon the conversion of the Preferred Shares.

(b) Call Mechanics. At any time after the Conversion Call is exercisable pursuant to Section 1(a) above, the Company, in accordance with the terms hereof, may exercise the Conversion Call, in whole but not in part by delivering to the Investor written notice of the election (the “Conversion Call Notice”), duly executed by the Company, with a representation by the Company that it has a good faith expectation that it will maintain or increase the regular $0.075 dividend rate over the following twelve (12) months. At the conclusion of such twelve (12) months if the regular dividend rate has not been maintained or increased, then the Conversion Call Notice shall terminate and no additional conversions of Preferred Shares shall be required with respect to that Conversion Call Notice.

(c) Conversion. Within 30 days after receiving a Conversion Call Notice, the Investor shall deliver a notice of conversion to the Company to convert the number of Preferred Shares into Common Stock as specified in the Conversion Call Notice. Any such conversion shall be subject to the Preferred Share Terms, including the Beneficial Ownership Limitation therein. Any Preferred Shares that cannot be exercised by the Investor to the extent specified in the Conversion Call Notice because of the Beneficial Ownership Limitation, shall be converted by Investor at the time or times thereafter if and when the Beneficial Ownership Limitation would not then be exceeded, provided that, upon the Investor’s request at the time of such subsequent conversion the Company by written representation advises that it has a good faith expectation the it will maintain or increase the regular dividend rate of $0.075 per share of Common Stock for the twelve (12) months subsequent to the conversion.

(d) Issuance of Conversion Shares. Promptly but no later than 10 calendar days after receipt by the Company of the notice of conversion as described in Section 1(d) and delivery of the certificates of the Preferred Shares to be converted, the Company shall issue and cause to be delivered to the Investor a certificate or certificates (or the electronic equivalent thereof) representing the number of fully paid and non-assessable Common Stock as specified in the Conversion Call Notice.

(e) Reservation of Authorized Common Stock. As provided in the Preferred Share Terms, the Company has, and shall continue at all times to reserve and keep available out of the aggregate of its authorized but unissued Common Stock, free and clear of all liens and preemptive rights, such number of duly authorized Common Stock as shall be sufficient to enable the Company at any time to fulfill all of its obligations pursuant to the Conversion Call option.

(f) Certificate of Adjustment. Whenever the Conversion Price is adjusted, the Company will promptly deliver an adjustment notice as provided in the Preferred Share Terms.

(g) Minimum Adjustment. Notwithstanding anything herein to the contrary, as provided in the Preferred Share Terms, no adjustment of the Conversion Price shall be made pursuant to this Section 1 in an amount less than $0.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share, or more.

(h) Notices of Record Date. Unless the Investor Designees have prior notice, upon (i) any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than the Company’s normal quarterly cash dividend), or (ii) any acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation

2

of the Company with or into any other entity, or any transfer of substantially all of the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Investor at least ten (10) days prior to the record date specified therein a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such acquisition, reorganization, reclassification, consolidation, merger, transfer of substantially all of the assets of the Company, dissolution, liquidation or winding up is expected to become effective, and (c) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, consolidation, merger, transfer of substantially all of the assets of the Company, dissolution, liquidation or winding up.

(i) Fractional Shares. No fractional Common Stock shall be issued upon exercise of the Conversion Call option. All Common Stock (including fractions thereof) issuable upon exercise of the Conversion Call option shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional shares, pay cash equal to the product of such fraction multiplied by the fair market value per Common Stock on the date of the Conversion Call option is exercised (as reported by the NASDAQ or any other national securities exchange on which the Common Stock are then listed for trading, or if none, the most recently reported “over the counter” trade price or if none, as determined in good faith by the Board of Directors of the Company).

2. Standstill.

(a) General Standstill. Unless specifically authorized in writing in advance by a majority of the members of the Board of Directors who are not director designees of Investor pursuant to the Directors Designation Agreement, the Investor hereby agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, for so long as Investor owns 20% or more of the Voting Stock or has rights to designate one or more directors for the Board of Directors pursuant to the Directors Designation Agreement:

(i)	acquire, agree to acquire, or propose to acquire, in any manner, directly or indirectly through an Affiliate, “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Act, except that a person or group shall be deemed to have beneficial ownership of shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable) or control of:

(A)	any securities of the Company or the Operating Partnership (or options, rights or warrants or other commitments to purchase or securities convertible into (or exchangeable or redeemable for) Common Stock) as a result of which, after giving effect to such purchase or acquisitions, Investor and its Affiliates will Beneficially Own more than 34% of the outstanding Voting Stock;

(B)	any subsidiary or any assets or properties of the Company or any subsidiary or division thereof;

(ii)	initiate, make or participate in any “solicitation” of “proxies” or become a “participant” in any “election contest” (as such terms are used in the current and

3

any future proxy rules of the Commission, but (1) disregarding clause (iv) of Rule 14a-1(l)(2) under the Exchange Act and (2) including any exempt solicitation pursuant to Rule 14a-2(b)(1) under the Exchange Act) with respect to the Company; provided the foregoing shall not be deemed to prohibit (a) Investor from voting (or casting a written consent solicited by the Company) regarding its Common Stock in the manner it deems appropriate, (b) voting for the election of directors who are members of the current Board of Directors or their successors as provided in the Directors Designation Agreement, or (c) Investor’s designees on the Board of Directors from participating in board deliberations, subject to compliance with the Company’s governing documents;

(iii)	call, or in any way encourage or participate in a call for, any special meeting of shareholders of the Company (or take any action with respect to acting by written consent of the shareholders of the Company); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any shareholder proposal (including, without limitation, any proposal to amend the Articles of Incorporation or Bylaws) or participate in or encourage the making of, or solicit shareholders of the Company for the approval of, one or more shareholder proposals;

(iv)	seek to encourage any third person to vote Common Stock or the securities of the Company in opposition to a recommendation of a majority of the Board of Directors, notwithstanding the fact the Investor may vote its shares in such opposition;

(v)	seek representation on the Board of Directors or a change in the composition or size of the Board of Directors other than as expressly permitted by the Directors Designation Agreement;

(vi)	form, join or act in concert with any other person with respect to a “group” (as defined in Section 13(d)(3) of the Exchange Act) relating to the Company other than a group existing as of the date of this Agreement of Investor, IRSA and the investors in Investor as of the date hereof;

(vii)	assist or encourage any attempt by any other person to do any of the foregoing;

(viii)	disclose any intention, plan or arrangement inconsistent with the provisions of this Section 2;

(ix)	request the Company or any of its directors, officers, employees or agents to amend or waive any provisions of this Section 2(a) or Article XI of the Articles of Incorporation (except for the Ownership Limit Waiver to be provided on the Closing Date) or seek to challenge the legality or effect thereof; or

The provisions of this Section 2 are referred to in this Agreement, collectively, as “Restricted Activities.” Notwithstanding the foregoing, nothing in this Section 2 shall prohibit the Investor or their Affiliates from making a proposal to acquire any Company or Operating Partnership asset or property for which the Company or the Operating Partnership publicly announces an intention to sell or for which the Company or the Operating Partnership actively solicits acquisition proposals from third parties.

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(b) Investment Company Matters. The Investor shall not be or become an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(c) Ownership. The Investor and IRSA represent and warrant that as of the date of the Purchase Agreement, that neither they nor their affiliates beneficially own, and did not from the date of the Purchase Agreement to the Closing Date beneficially own, any Voting Stock.

3. Preemptive Rights.

(a) Sale of New Securities. The Investor and its Affiliates and their respective Subsidiaries shall have the right to purchase up to its pro rata share (based on its percentage of Beneficial Ownership of the Company, on a fully diluted basis) of all issuances of equity or securities convertible to or exchangeable for equity in the Company from the Closing Date to [            ], 2014 (or until [            ], 2017, provided that Investor’s combined stake (including the Preferred Shares if converted) represents at least ten million (10,000,000) shares of Common Stock), if the Investor and/or its Affiliates and/or their respective Subsidiaries have purchased the Preferred Shares, if at any time or from time after the Closing Date, the Company makes any public or non-public offering of any equity securities (including Common Stock or preferred shares, options or debt that is convertible or exchangeable into equity securities or that include an equity component, such as an “equity” kicker, including any hybrid security) (any such security, a “New Security”) for cash (excluding the issuance or sale in the aggregate of up to 200,000 shares of Common Stock in any six month period through the equity distribution agreement with JMP Securities or the standby equity distribution agreement with YA Global Master SPV Ltd., or any similar equity distribution arrangement executed prior to the day hereof and, for the avoidance of doubt, other than (1) pursuant to the granting of employee equity awards, in each case in the ordinary course of equity compensation awards or stock purchase plans or dividend reinvestment plans, or (2) issuances for the purposes of consideration in acquisition transactions), the Investor shall be afforded the opportunity to acquire from the Company for the same price and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its then proportionate Common Stock-equivalent interest (including Common Stock issuable upon Preferred Shares Beneficially Owned by Investor), subject to the limitation set forth in Section 2(a)(i)(A). The amount of New Securities that the Investor shall be entitled to purchase in the aggregate, subject to the limitations set forth in Section 2(a)(i)(A), shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of Common Stock held by the Investor (including Common Stock issuable upon Preferred Shares and Warrants beneficially owned by Investor), and the denominator of which is the number of Common Stock then outstanding (including Common Stock issuable upon Preferred Shares and Warrants beneficially owned by Investor).

(b) Notice. In the event the Company proposes to offer New Securities, it shall give the Investor prior written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same, no later than ten (10) Business Days prior to the commencement of such offer or sale, as the case may be, or six (6) Business Days prior the commencement of such offer in the case of an underwritten public offering of Common Stock or preferred shares on an “overnight” or equivalent expedited offering (an “Expedited Offering”). The Investor shall have seven (7) Business Days (four (4) Business Days in the case of an Expedited Offering) from the date of receipt of such a notice to notify the Company in writing that it intends to exercise such purchase rights and as to the amount of New Securities the Investor desires to purchase. Such notice shall constitute a non-binding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond within such seven (7) Business Day period (or four (4) Business

5

Day period in the case of an Expedited Offering) period shall be deemed to be a waiver of the Investor’s rights under this Section 3 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism. If the Investor exercises its preemptive rights provided in this Section 3, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place (a) in the case of any public offering, simultaneously with the closing of such offering to other purchasers, or (b) in the case of any private offering, upon the later to occur of the closing of such offering and thirty (30) calendar days after the giving of notice of such offering. Each of the Company and the Investor agrees to use its commercially reasonable efforts to secure any regulatory or other consents or shareholder approval, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event the Investor fails to exercise its preemptive rights provided in this Section 3 within the prescribed period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 3(c) above, the Company shall thereafter be entitled during the period of ninety (90) days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 3 or that the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or other consents, shareholder approval or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety 90-day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e) Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights hereunder, including securing any required approvals or consents.

4. Additional Matters.

(a) Investor Participation. Investor’s participation in the Company’s financial and operating policy decisions will be through its director designees elected pursuant to the Directors Designation Agreement. As long as the Investor has the right to designate one or more directors for the Board of Directors, the Company shall furnish the Investor with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course. In case the Investor has no designee on the Board of Directors, but the standstill provided in Section 2 above is still in place, then the Company undertaking shall also remain effective and those rights shall be afforded directly to the Investor.

(b) Employment Agreements. On the Closing Date, the Company will enter into employment agreements with the Company executives listed on Exhibit 4(b), with the terms included on such exhibit.

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5. Termination. This Agreement, and the respective rights and obligations of the parties hereof, shall terminate upon the earlier of (i) Investor ceasing to Beneficially Own 7% of the Voting Stock after the Closing Date or (ii) the execution of a written agreement of the parties to terminate this Agreement.

6. Miscellaneous.

(a) Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

(b) Waivers. The conditions to each party’s obligations in the Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

(c) Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(e) IRSA Guarantee. IRSA is a party to this Agreement solely for purposes of guaranteeing the obligations of the Investor and shall be liable to the Company, to the same extent as the Investor, for the obligations of the Investor hereunder.

(f) Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to the Investor, shall be delivered to Real Estate Strategies L.P. Clarendon House 2, Church Street, Hamilton HM CX, Bermuda, c/o IRSA Inversiones y Representaciones Sociedad Anónima, Bolívar 108 (C1066AAB), Buenos Aires, Argentina, fax no. +54 (11) 4323-7449, Attention: Eduardo S. Elsztain, with copies to and Zang, Bergel & Vines Abogados, Florida 537, 18th Floor, (C1005AAK), Buenos Aires, Argentina, fax no. +54 (11) 5166-7070, Attention: Pablo Vergara del Carril; or if sent to the Company or the Operating Partnership, shall be delivered to Supertel Hospitality, Inc., 309 North 5th Street, Norfolk, Nebraska 68701, fax no. (402) 371-4229

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Attention: Chief Executive Officer, with a copy to McGrath North Mullin & Kratz, PC LLO, Suite 3700 First National Tower, 1601 Dodge Street, Omaha, Nebraska 68102, fax no. (402) 952-1802, Attention: Guy Lawson. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(g) Confidentiality. For the avoidance of doubt, the confidentiality agreement, dated as of December 20, 2010, by and between the Company and the Investor shall continue in full force and effect notwithstanding this Agreement.

(h) Captions. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

(i) No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies.

(j) Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

(k) Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents (as defined in the Purchase Agreement), and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

(l) Successors, Assigns and Transferees. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, legatees, successors, and assigns and any other transferee.

(m) Assignment. Except as otherwise provided in this Section 6(m), this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect. Notwithstanding any provision in this Agreement to the contrary, , the Investor may, in its sole discretion and without the Company´s prior consent, assign the rights and obligations under Section 3 to any of its Affiliates that agrees in writing for the benefit of the Company to be bound by the relevant terms of this Agreement and the other Transaction Documents; provided that, such Affiliate is permitted under applicable law or regulation to exercise such rights to purchase New Securities under Section 3 of this Agreement.

(n) Expenses; Attorney’s Fees. Each party will be solely responsible for its fees and expenses in connection with the transactions contemplated herein, including the fees and expenses of their respective attorneys, accountants, investment bankers and consultants. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.

(o) Recapitalization or Exchange Affecting the Company’s Capital Stock. The provisions of this Agreement shall apply in accordance with its terms with respect to all of the shares of beneficial

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interest of the Company or any successor thereto (including a successor by merger or consolidation) or that may be issued in respect of, in exchange for, or in substitution of such shares, as applicable, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

(p) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(q) Entire Agreement. This Agreement (including the exhibit hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

7. Definitions. Capitalized terms used but not defined in this Agreement or this Section 8 shall have the meanings ascribed to such terms in the Purchase Agreement.

(a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(b) “Agreement” has the meaning ascribed such term in the preamble.

(c) “Articles of Incorporation” means the Articles of Incorporation of the Company (as amended and supplemented from time to time).

(d) “Board of Directors” has the meaning ascribed to such term in Section 1(a).

(e) “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act.

(f) “Beneficial Ownership Limitation” shall have the meaning ascribed to such term in the Designation of the Terms of the Series C Cumulative Preferred Stock as set forth in the Articles of Incorporation.

(g) “Business Day” means any day except a Saturday, Sunday or other day on which banks in New York, New York and Ciudad Autónoma de Buenos Aires, Argentina are authorized by law to close, other than the Jewish holidays listed by Bloomberg under CDR-JW (including Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Tora)

(h) “Closing Date” shall have the meaning ascribed to such term in the Purchase Agreement.

(i) “Commission” means the Securities and Exchange Commission.

(j) “Common Stock” has the meaning ascribed to such term in the recitals.

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(k) “Company” has the meaning ascribed to such term in the preamble.

(l) “Conversion Call” has the meaning ascribed to such term in Section 2(a).

(m) “Conversion Call Notice” has the meaning ascribed to such term in Section 2(b).

(n) “Directors Designation Agreement” has the meaning ascribed to such term in the recitals.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Expedited Offering” has the meaning ascribed to such term in Section 4(b).

(q) “Investor” has the meaning ascribed to such term the preamble.

(r) “Investor Designees” has the meaning ascribed to such term in the Directors Designation Agreement.

(s) “IRSA” has the meaning ascribed to such term in the preamble.

(t) “New Security” has the meaning ascribed to such term in Section 4(a).

(u) “Operating Partnership” has the meaning ascribed to such term in the recitals of the Purchase Agreement.

(v) “Ownership Limit Waiver” has the meaning ascribed to such term in the Purchase Agreement.

(w) “Preferred Shares” has the meaning ascribed to such term in the recitals.

(x) “Purchase Agreement” has the meaning ascribed to such term in the recitals.

(y) “Restricted Activities” has the meaning ascribed to such term in Section 3(a).

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 51% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent.

(bb) “Transaction Documents” has the meaning ascribed to such term in the Purchase Agreement.

(cc) “Voting Stock” means any capital stock of any class or kind having the power to vote generally for the election of directors of the Company.

(dd) “Warrant Shares” has the meaning ascribed to such term in the recitals.

(ee) “Warrants” has the meaning ascribed to such term in the recitals.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

REAL ESTATE STRATEGIES L.P

By:

JIWIN S.A.
General Partner

Name: Eduardo Elsztain
Title: Chairman

IRSA Inversiones y Representaciones Sociedad Anónima

By:

Name: Eduardo Elsztain
Title: Chairman

SUPERTEL HOSPITALITY, INC.

By:

Name: Kelly A. Walters
Title: Chief Executive Officer

Investor Rights and Conversion Agreement Signature Page

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EXHIBIT 4(b)

Employment Contracts	Position	Term	2011 Salary	Severance Salary *
Kelly A. Walters	President / CEO	3 years	$262,000	Three Years
Corrine L. Scarpello	SVP / CFO	3 years	$200,000	Three Years
Dave Walter	SVP / Treasurer	2 years	$147,000	Two Years
Steven C. Gilbert	SVP / COO	2 years	$144,000	Two Years

*	Paid if terminated without cause or executive terminates for good reason, as stated in the form of Employment Agreement attached hereto, in Section 6. Severance amount reduces by 6 months each year. One-third of severance will be paid in the form of Supertel equity to the extent available from shareholder approved plans. The Compensation Committee will review current plans and recommend additional plans for shareholder approval for this purpose. Additionally, the Compensation Committee will consider compensation arrangements that tie a portion of the compensation to performance metrics.

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ANNEX 5

DIRECTORS DESIGNATION AGREEMENT

This Directors Designation Agreement (this “Agreement”), dated as of [            ], 2011, by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or, the “Purchaser”, or the “Investor” and Supertel Hospitality, Inc., a Virginia corporation (the “Company” or “SPPR”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, the Investor has agreed, subject to certain conditions, to purchase from the Company 2,000,000 shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Initial Preferred Shares”), with an irrevocable option to purchase up to 1,000,000 additional shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Additional Preferred Shares”), (the Initial Preferred Shares plus the Additional Preferred Shares, if applicable, the “Preferred Shares”) pursuant that certain Purchase Agreement (the “Purchase Agreement”), dated as of [            ], by and among RES, the Company and Supertel Limited Partnership, L.P., a Virginia limited partnership (the “Operating Partnership”);

WHEREAS, concurrently in connection with the sale and purchase of the Preferred Shares, the Company intends to issue to Investor warrants (the “Warrants”) to purchase shares of common stock of the Company, par value $.01 per share (the “Common Stock”) on the terms contained therein;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company has agreed to appoint up to four representatives designated by Investor as members of the Board of Directors of the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated herein, the Company and the Investor have executed on the following documents, the Purchase Agreement, the Investor Rights and Conversion Agreement, dated as of [            ], (the “Investor Agreement”) , a Common Stock Purchase Warrant dated as of [            ], (the “Warrant Agreement”), a Registration Rights Agreement, dated as of [            ], (the “Registration Rights Agreement”, and together with the Purchase Agreement, the Investor Agreement and the Warrant Agreement, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. In addition to the terms defined elsewhere herein, for purposes of this Agreement, the terms below shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this Agreement, with respect to Investor, “Affiliate” shall not include the Company or any other Person that is directly, or indirectly through one or more intermediaries, controlled by the Company and, with respect to the Company, “Affiliate” shall not include

Investor or any other Person that is directly, or indirectly through one or more intermediaries, controlled by Investor.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act.

“Board of Directors” means the Board of Directors of the Company.

“Closing Date” means the date upon which the Investor will purchase the Preferred Shares and deliver to the Company the purchase price pursuant to the Purchase Agreement.

“Designation Notice” shall mean written notice from Investor to the Company pursuant to which Investor shall notify the Company of its exercise of its right to designate a Qualified Replacement Designee to serve as a member of the Board of Directors, which notice shall identify such Person.

“D&O Questionnaire” means the questionnaire form attached hereto as Exhibit A.

“FINRA Questionnaire” means the questionnaire form attached hereto as Exhibit B.

“Independence Standards” means the categorical independence standards set forth in the Nasdaq Stock Market listing standards, as the same may be amended form time to time, and the Company’s Articles of Incorporation.

“Investor Designees” and “Investor Designee” mean respectively             ,             ,             , and             , and each of them individually, and any Qualified Replacement.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

“Qualified Replacement” means any Person designated by the Investor in a Designation Notice that (i) meets the Independence Standards but only if the failure to meet the Independence Standards would mean that the Company failed to have a majority of independent directors and (ii) completes the normal and customary background check and similar processes customary for appointments of directors of Nasdaq Stock Market listed companies, including completion of the D&O Questionnaire and the FINRA Questionnaire.

“Qualifying Ownership Period” means the period commencing on the Closing Date and ending on the date upon which the Investor or its Affiliates cease to Beneficially Own at least 7% of the voting power of the capital stock of the Company.

ARTICLE 2

BOARD DESIGNATION

Section 2.01. Investor Designees. The Company agrees to take, or cause to be taken, all actions necessary to elect or appoint (or cause to be elected or appointed) the Investor Designees to the Board of Directors effective as of the Closing Date. The Company also agrees to permit the Investor Designees, as of the Closing Date, to participate as independent directors (if so qualified) in all decisions regarding transactions that require the approval of independent directors under applicable law or the Articles of

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Incorporation or bylaws of the Company, the annual Schedule 14A Proxy Statement of the Company and other relevant materials, and to allow an Investor Designee to attend meetings of any committee of the Board of Directors as a non-voting observer if there are no Investor Designees serving as a member of such committee. Investor Designees shall be granted the same rights and shall be subject to the same restrictions applicable to all directors of the Company generally. An Investor Designee will be appointed to the Nominating Committee of the Board of Directors on the Closing Date, provided that Investor Designees shall not constitute a majority of the members of the Nominating Committee. An acquisition committee of the Board of Directors will be formed on the Closing Date, with the members of such committee consisting of at least an Investor Designee, the Company’s Chief Executive Officer and a director who is a member of the current Board of Directors.

Section 2.02. Number of Investor Designees. As of the Closing Date, and notwithstanding anything to the contrary the Investor and SPPR agree that SPPR shall appoint to its Board of Directors, subject to the Transaction Documents (including without limitation the Purchaser Interest upon Closing), up to four (4) knowledgeable and qualified Investor Designees to the Board of Directors. The Board shall consist of no more than nine (9) members after such appointments. The continuing members of the Board of Directors will be reasonably acceptable to both the current CEO of SPPR and the Purchaser. For so long as Purchaser collectively Beneficially Owns Common Stock and Preferred Shares that would represent at least thirty-four percent (34%) of all outstanding Common Shares and Preferred Shares (the “Purchaser Interest”), then Purchaser will be entitled to appoint four (4) members to the Board of Directors. For so long as the Purchaser Interest is less than thirty-four percent (34%) but more than twenty-two percent (22%), then Purchaser will be entitled to appoint three (3) members to the Board of Directors. For so long as the Purchaser Interest is less than twenty-two percent (22%) but is equal to or more than fourteen percent (14%), then Purchaser will be entitled to appoint two (2) members to the Board of Directors. For so long as the Purchaser Interest is less than fourteen percent (14%) but is equal to or more than seven percent (7%), then Purchaser will be entitled to appoint one (1) member to the Board of Directors. The Purchaser Interest shall include the fully diluted Beneficial Ownership of the Purchaser including Common Shares and Preferred Shares but excluding Warrants. The Purchaser may remove any Investor Designee from the Board at any time, for any reason or no reason. The Purchaser may replace at any time any Investor Designee who resigns or is removed with a Qualified Replacement. In the event directors are elected by the holders of SPPR preferred stock voting separately as a class because dividends on such preferred stock are in arrears, then such directors shall replace a member or members of the Board of Directors, other than Investor Designees, as necessary to maintain the Board of Directors at no more than nine (9) members.

The Purchaser will agree to vote for the election of the current directors of the SPPR Board who remain on the SPPR Board following appointment of the Investor Designees, and their successors as nominated by the Nominating Committee of the SPPR Board. At Purchaser’s option, a Investor Designee, meeting Nasdaq independence requirements, will be appointed to the Nominating Committee of the SPPR Board (provided that Investor Designees will not constitute a majority of the membership of the committee).

An acquisition committee of the SPPR Board will be formed as provided in Section 2.01 of this Agreement. Such acquisition committee will have authority to approve acquisitions or dispositions of Company assets up to amounts set by the SPPR Board.

Section 2.03. Replacement Director and Investor Designee Resignation. Subject to applicable law, and applicable stock exchange and securities market rules and regulations, during the Qualifying Ownership Period, in the event that an Investor Designee is unable to serve as a director of the Company (due to death, disability or otherwise), or the Investor decides to replace an Investor Designee, following such Investor Designee’s resignation or removal such Investor Designee’s replacement shall be

3

nominated and designated by Investor pursuant to a Designation Notice, and the Company agrees to take, or cause to be taken, all actions necessary to cause such Qualified Replacement to be promptly appointed or elected to serve as a director of the Company, with the same rights provided in Section 2.01. With respect to any advance written resignation from the Board of Directors submitted by an Investor Designee to be effective upon the occurrence of one or more events specified therein, including upon notice from the Investor to the Company that such resignation is effective, the Company will promptly take, or cause to be taken, all action necessary to recognize such resignation and appoint the Qualified Replacement for such resigned Investor Designee to the Board of Directors.Section 2.04. Recommendation and Solicitation of Proxies and Voting. At each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Qualifying Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders Investor Designees (up to the number the Investor is entitled to designate pursuant to Section 2.02) or, to the extent that an Investor Designee is unable to serve as a director of the Company (due to death, disability or incapacity), any Qualified Replacement for election as a director of the Company, and the Company shall also solicit proxies for Investor Designees or such Qualified Replacement to the same extent as it does for any of its other nominees to the Board of Directors; provided that (1) in the event that the Investor fails to send a timely Designation Notice in order for the Company to nominate a new Investor Designee, the Investor Designee then currently serving as a director shall be deemed to be the new Investor Designee and (2) to the extent that the Board of Directors reasonably determines, based upon Nasdaq Stock Market listing standards, that the proposed Investor Designee does not qualify as a Qualified Replacement, Investor shall be permitted to propose additional Persons until such time that the Board of Directors determines that a proposed Investor Designee qualifies as a Qualified Replacement to serve as a director of the Company.

At each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Qualifying Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders the current directors of the Board of Directors who remain on the Board of Directors following appointment of the Investor Designees, and upon their replacement for any cause, their successors as nominated by the Nominating Committee of the Board of Directors. The Investor agrees to vote for the election of the current directors of the Board of Directors who remain on the Board of Directors following appointment of the Investor Designees, and their successors as nominated by the Nominating Committee of the Board of Directors.

Section 2.05. Charters and Bylaws.

(a) Subject to compliance with applicable laws, rules and regulations, the Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Qualifying Ownership Period, Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended from time to time (the “Bylaws”) are not inconsistent with the provisions of this Agreement.

(b) The Company’s Articles of Incorporation and Bylaws shall continue to allow attendance at meetings of the Board of Directors and the Committees of the Board of Directors through telephone conference or video conference.

Section 2.06. Indemnification and Insurance.

(a) The Company shall make available to the Investor Designees, at the time of appointment to the Board of Directors, indemnification consistent with its current practices with respect to other

4

directors of the Board of Directors, including entering into an indemnification agreement consistent with such agreements, if any, entered into with the Company’s other directors.

(b) The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of the Investor Designees consistent with its current practices with respect to other directors of the Company.

Section 2.07. Further Obligations by the Company. The Company hereby agrees that during the Qualifying Ownership Period it shall: (i) unless otherwise consented to by the Investor Designee, provide the Investor Designees at least five (5) business days advance written notice to any meeting of the Board of Directors, notice which shall include the agenda proposed by the Chairman of the Board of Directors (and for any committee of the Board of Directors if no member of such committee is an Investor Designee) and any documents or information to be addressed or discussed during such meeting; and (ii) furnish the Investor Designees with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course.

Section 2.08. Obligations of Investor Designees or Qualified Replacement. Prior to appointment or election to the Board of Directors, Investor Designees and any individual that the Investor proposes as a potential Qualified Replacement shall complete, to the reasonable satisfaction of the Nominating Committee of the Board of Directors, the D&O Questionnaire and the FINRA Questionnaire.

Section 2.09. Independent Director Matters. The Investor represents that it will nominate sufficient Investor Designees to meet the Independence Standards when combined with the other existing independent directors of the Company. If at any time during the Qualifying Ownership Period an Investor Designee ceases to be considered as an “independent” director, and only if such action would cause the Company to fail to have a majority of independent directors, then the Investor shall designate a Qualified Replacement who qualifies as an “independent director” under applicable law, Nasdaq Stock Market listing standards, and the Company’s Articles of Incorporation.

Section 2.10. Injunctive Relief. The parties hereto hereby agree that it is impossible to measure in money the damages which will be suffered or incurred by Investor by reason of any breach or violation by the Company of its obligations set forth in this Article II. Accordingly, in the event of any such breach or violation, in addition to any other remedy at law or in equity that Investor may have available to it, Investor shall have the right to specific performance of such obligations.

Section 2.11. SPPR Senior Management. During any time the Purchaser has the right to have two or more Investor Designees to serve on the Board of Directors, then the Purchaser will have the right to require SPPR to hire one individual to the SPPR Senior Management team on terms reasonably acceptable to SPPR and the Purchaser and subject to SPPR Board approval. Such person may serve as an Investor Designee Director provided the majority of Board of Directors, exclusive of the Investor Designees, approve. It will be the responsibility of the SPPR CEO to identify and present candidates for the position, exclusive of any persons not acceptable to Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor as follows:

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Section 3.01. Corporation. The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power to own its properties and assets and to conduct its business as now conducted.

Section 3.02. Authorization and Validity of Agreement. The Company has the requisite trust power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 3.03. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of the Articles of Incorporation or bylaws of the Company (in each case, as amended and in effect on the date hereof and the Closing Date), (ii) violate any provision of law, or any order, judgment or decree of any governmental entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Term. This Agreement shall be effective as of the date hereof and shall continue in force and effect until the earlier of (i) the termination of the Purchase Agreement or (ii) the expiration of the Qualifying Ownership Period, at which time this Agreement shall be of no further force or effect.

Section 4.02. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by facsimile, hand delivery, mail (registered or certified mail, postage prepaid, return receipt requested) or any courier service, in each case providing reasonable proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses and facsimile numbers:

If to Investor

Real Estate Strategies L.P.

Clarendon House 2, Church Street,

Hamilton HM CX, Bermuda:

c/o I

IRSA Inversiones y Representaciones Sociedad Anónima

Bolivar 108

C1091AAQ, Buenos Aires

Argentina

Attention: Mr. Eduardo Elsztain

Facsimile: +54 (11) 4323-7499

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with copies to:

Zang, Bergel & Viñes Abogados

Florida 537, 18th Floor

C1005AAK, Buenos Aires

Argentina

Attention: Pablo Vergara del Carril

Facsimile: +54 (11) 5166-7070

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If to the Company, to:

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, Nebraska 68701

United States

Attention: Chief Executive Officer

Facsimile: +1 (402) 371-4229

with a copy to:

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street

Omaha, Nebraska 68102

United States

Attention: Guy Lawson

Facsimile: +1 (402) 952-1802

Section 4.03. CHOICE OF LAW AND FORUM. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 4.04. Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.05. Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

Section 4.06. No Joint Venture or Business Entity. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.

Section 4.07. Amendments. This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto.

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Section 4.08. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 4.09. Headings. The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties hereto have caused this Director Designation Agreement to be duly executed as of the day and year first above written.

REAL ESTATE STRATEGIES L.P

By:

JIWIN S.A.
General Partner

Name: Eduardo Elsztain
Title: Chairman

SUPERTEL HOSPITALITY, INC.

By:

Name:	Kelly A. Walters
Title:	Chief Executive Officer

Director Designation Agreement Signature Page

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ANNEX 6

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”), dated as of , by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or, the “Purchaser”), IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine Sociedad Anónima (“IRSA”) (solely for purposes of Section 5.6 hereof), and Supertel Hospitality, Inc., a Virginia corporation (the “Company”).

WHEREAS, the Purchaser entered into a purchase agreement dated as of October 27, 2011 with the Company (the “Purchase Agreement”) related to the acquisition of certain shares of Series C Preferred Stock, par value $ 0.01 per share of the Company (the “Preferred Shares”), which are convertible into shares of common stock of the Company, par value $ 0.01 per share (the “Common Stock”);

WHEREAS, in connection with the sale and purchase of the Preferred Shares, the Company will issue to Purchaser the warrants (the “Warrants”) to purchase Common Stock (the “Warrant Shares”) on the terms contained therein; and

WHEREAS, in order to persuade Purchaser the purchase of the Preferred Shares and Warrants, the Company agrees that this Agreement shall govern the rights and obligations of Purchaser and subsequent Holders (as defined below) of Registrable Shares (as defined below) to cause the Company to register any Registrable Shares held by Purchaser and such subsequent Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS

Unless otherwise indicated to the contrary, capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement. In addition, the following terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which banks in New York, New York and Ciudad Autónoma de Buenos Aires, Argentina are authorized by law to close, other than the Jewish holidays listed by Bloomberg under CDR-JW (including Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Tora).

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Damages Payment Date” shall mean the later of (i) five (5) Business Days and (ii) the first day of the calendar month, following the date on which a Registration Default shall have occurred.

“Default Rate” has the meaning set forth in Section 2.1(e).

“Effectiveness Date” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Expedited Offering” has the meaning set forth in Section 2.2(a).

“FINRA” has the meaning set forth in Section 3.1(l).

“Holder” means the Initial Holder and any direct or indirect transferee of any Registrable Shares.

“Holders’ Counsel” means one counsel for the Holders that is selected by the Holders holding a majority of the Registrable Shares included in the Shelf Registration Statement, with such selection being effective by written consent of Holders holding a majority of the Registrable Shares, whether record or beneficial Holders.

“Indemnified Party” has the meaning set forth in Section 4.3.

“Indemnifying Party” has the meaning set forth in Section 4.3.

“Initial Holder” means the Purchaser.

“Inspectors” has the meaning set forth in Section 3.1(i).

“IRSA” has the meaning set forth in the preamble.

“Liquidated Damages” has the meaning set forth in Section 2.1(e).

“Lock-up Period” shall mean set forth in Section 2.1(a).

“Person” or “Persons” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or government or other agency or political subdivision thereof.

“Preferred Shares” has the meaning set forth in the recitals.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Records” has the meaning set forth in Section 3.1(i).

“Registrable Shares” means (i) the Common Stock acquired by the Initial Holder or its transferees in connection with the conversion of the Preferred Shares, (ii) the Warrant Shares acquired by the Initial Holder or its transferees in connection with the exercise of the Warrants, (iii) any other security beneficially owned by a Holder that was issued or is issuable with respect to the Preferred Shares or the Warrant Shares by way of exchange, stock dividend or stock split or in connection with a combination of

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shares, recapitalization, merger, consolidation or other reorganization or otherwise and (iv) the Preferred Shares if Purchasers request the filing of a Shelf Registration Statement with respect to the Preferred Shares pursuant to Section 2.1(a). As to any particular Registrable Shares, such securities shall only cease to be Registrable Shares when (a) a registration statement with respect to the sale of such securities has been declared effective by the Commission and such particular Registrable Shares have been disposed of under such registration statement, (b) such time as such particular Registrable Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (c) such particular Registrable Shares may be sold under the exemption of Rule 144 free of all limitations of the rule.

“Registrable Securities” means the Registrable Shares and the Registrable Warrants (as defined below).

“Registrable Warrants” means the Common Stock Purchase Warrant acquired by the Initial Holder or its transferees in connection to certain Purchase Agreement, and certain Common Stock Purchase Warrant, which shall govern the conversion of such into Common Stock of the Company and its registration with the SEC, among others.

“Registration Default” has the meaning set forth in Section 2.1(e).

“Registration Expenses” has the meaning set forth in Section 3.2.

“Rule 144” means Rule 144 (or any successor rule of similar effect) promulgated under the Securities Act.

“Rule 415” means Rule 415 (or any successor rule of similar effect) promulgated under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Selling Holder” means any Holder who is selling Registrable Shares pursuant to a public offering registered hereunder.

“Shelf Filing Date” has the meaning set forth in Section 2.1(a).

“Shelf Registration Period” has the meaning set forth in Section 2.1(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Stand-Off Period” has the meaning set forth in Section 5.3.

“Successor” has the meaning set forth in Section 5.11.

“Underwriter” means a securities dealer who purchases any Registrable Shares or other securities of the Company as a principal for the resale of such securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means any sale of Common Stock for the account of the Company to an Underwriter or Underwriters on a firm commitment basis.

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“Warrant Shares” has the meaning set forth in the recitals.

“Warrants” has the meaning set forth in the recitals.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) The Company shall (i) prepare and file with the Commission, as soon as reasonably possible following the Closing Date but in no event later than sixty (60) days following the Closing Date unless the Purchaser shall in writing designate a later date (the “Shelf Filing Date”), a registration statement (such registration statement, including any replacement registration statement, the “Shelf Registration Statement”) with respect to the Registrable Shares (provided, that a Shelf Registration Statement with respect to the Preferred Shares and the Warrants shall be filed only upon the written request of the Purchaser submitted no earlier than one year after the Closing Date (the “Lockup Period”) if the Purchaser (or an affiliate) then beneficially owns a majority of the shares of Preferred Shares, to be filed within sixty (60) days following the delivery of such written request to the Company) under the Securities Act on Form S-3 (or any similar or successor form or other form to the extent that Form S-3 is not available, the parties hereto acknowledging that the initial Shelf Registration Statement may be on Form S-1), which Shelf Registration Statement (A) shall be an automatic shelf registration statement if the Company is then a “well known seasoned issuer” (within the meaning of the Securities Act), providing for the registration and the sale by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Registrable Shares, (B) shall comply as to form in all material respects with the requirements of the applicable form and include, by reference or therewith, all financial statements required by the Commission to be filed therewith or be incorporated therein and (C) shall be reasonably acceptable to the Holders’ Counsel, and (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter but in no event later than one hundred and eighty (180) days after filing (the “Effectiveness Date”). The Shelf Registration Statement shall be on an appropriate form and shall provide for the resale of the Registrable Shares from time to time, including pursuant to Rule 415, and subject to Section 2.2(b), pursuant to any method or combination of methods legally available by the Holders, and the registration statement and any form of prospectus included or incorporated by reference therein (or any prospectus supplement relating thereto) shall reflect such plan of distribution or method of sale.

(b) The Company shall use commercially its reasonable efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the Effectiveness Date and ending on the date that all of the Registrable Shares registered under the Shelf Registration Statement cease to be Registrable Shares (the “Shelf Registration Period”). During the Shelf Registration Period, the Company shall (i) subject to Section 2.1(c) hereof, prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement as may be (A) necessary to keep the Shelf Registration Statement continuously effective for the Shelf Registration Period or (B) reasonably requested by the Holders (whether or not required by the form on which the securities are being registered), and shall use commercially reasonable efforts to cause each such amendment to be declared effective by the Commission, if required, as soon as practicable after the filing thereof, (ii) subject to Section 2.1(c) hereof, use commercially reasonable efforts to cause any related prospectus to be supplemented by any required supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act (or any similar provisions then in force under the Securities Act), to the extent required, and (iii) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement during the applicable period in accordance with the intended methods of disposition in market transactions as may

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be reasonably requested from time to time by the Holders and set forth in such Shelf Registration Statement as so amended or such prospectus as so supplemented.

(c) If a majority of the independent directors of the Board of Directors (as determined in accordance with Nasdaq Stock Market LLC and Commission rules and regulations) determines in its good faith judgment that the availability of the Shelf Registration Statement or the use of any related prospectus would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the Company’s ability to consummate a material transaction, and that the Company is not otherwise required by applicable securities laws or regulations to disclose, upon written notice from the Company of such determination by the Board of Directors, the rights of the Holders to offer, sell or distribute any Registrable Shares pursuant to the Shelf Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Shares pursuant to the Shelf Registration Statement shall be suspended until the earlier of (i) the date upon which the Company notifies the Holders in writing that suspension of such rights for the grounds set forth in this Section 2.1(c) is no longer necessary and the Holders have received copies of any required amendment or supplement to the relevant prospectus, and (ii) forty-five (45) days. The Company agrees to give such notice as promptly as practicable following the date that such suspension of rights is no longer necessary.

(d) The Company may not utilize the suspension rights under Section 2.1(c) more than one time in any three-month period nor more than three times in any 12-month period. Each Holder agrees by acquisition of the Registrable Shares that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(c), such Holder will forthwith discontinue its disposition of Registrable Shares pursuant to the Shelf Registration Statement relating to such Registrable Shares until the expiration of the applicable suspension period as provided in Section 2.1(c).

(e) Subject to a reasonable delay determined, in the business judgment of the majority of the independent directors of the Board of Directors arrived at in good faith, as necessary in the best interest of the Company, if (i) the Shelf Registration Statement has not been filed with the Commission by the Shelf Filing Date, (ii) the Shelf Registration Statement has not been declared effective by the Commission by Effectiveness Date, or (iii) to the extent that Registrable Shares remain outstanding, the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded by a replacement shelf registration statement which is filed and declared effective) or usable (including as a result of any suspension period under Section 2.1(c) hereof) for the offer and sale of such Registrable Securities for any period of time (including any suspension period under Section 2.1(c) hereof) which shall exceed forty five (45) days in any three-month period or one hundred and thirty five (135) days in any 12-month period (each such event referred to in the immediately preceding clauses (i), (ii) and (iii), a “Registration Default”), the Company shall pay liquidated damages (“Liquidated Damages”) to the Holders, in cash, for the period (excluding the actual Shelf Filing Date or the actual Effectiveness Date) during which any such Registration Default shall be continuing, at a rate of $20,000.00 per week (prorated for partial weeks). All accrued Liquidated Damages shall be paid by the Company by the following Damages Payment Date. In the event that any Liquidated Damages are not paid by the Company on the applicable Damages Payment Date, then to the extent permitted by law, such overdue Liquidated Damages, if any, shall bear interest until paid at the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal, plus 2% (the “Default Rate”). All accrued Liquidated Damages and any interest thereon shall be paid by wire transfer of immediately available funds or by federal funds check by the Company to Holders pro rata, based on the respective numbers of Registrable Shares then held by such Holder. THE PARTIES ACKNOWLEDGE THAT DAMAGES FROM A FAILURE TO FILE THE REGISTRATION STATEMENT OR A FAILURE TO HAVE THE SHELF REGISTRATION STATEMENT DECLARED OR REMAIN EFFECTIVE ARE DIFFICULT TO MEASURE AND THAT THE PAYMENTS

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PROVIDED FOR IN THIS SECTION 2.1(E) ARE REASONABLE LIQUIDATED DAMAGES AND NOT A PENALTY. Promptly (but in no event more than five (5) Business Days) after the occurrence or the termination of a Registration Default, the Company shall give the Holders at such time notice of such occurrence or termination (as applicable); provided, however, that the failure by the Company to give such notice shall not subject the Company to any further Liquidated Damages following the termination of the Registration Default.

Section 2.2 Piggyback Rights.

(a) If the Company proposes to conduct an Underwritten Offering, the Company shall give prior written notice of such proposed Underwritten Offering to the Holders of Registrable Shares as soon as reasonably practicable, but in no event less than ten (10) Business Days before the anticipated offering date (six (6) Business Days before any anticipated offering date if such Underwritten Offering is an “overnight” offering or equivalent expedited offering (an “Expedited Offering”), undertaking to provide each Holder the opportunity to participate in such Underwritten Offering on the same terms and conditions as the Company. Each Holder will have seven (7) Business Days (four (4) Business Days in the case of an Expedited Offering) after receipt of any such notice to notify the Company as to whether it wishes to participate in such Underwritten Offering; provided that should a Holder fail to provide timely notice to the Company, such Holder will forfeit any rights to participate in such Underwritten Offering. If the Company shall determine in its sole discretion to delay the proposed Underwritten Offering, the Company shall provide written notice of such determination to the Holders and shall thereupon be permitted to delay such Underwritten Offering. In connection with any Underwritten Offering in which any Holder is exercising piggyback rights pursuant to this Section 2.2, the Company shall be entitled to select the Underwriters in connection with such Underwritten Offering.

(b) If in the business judgment of a majority of the independent directors of the Board of Directors arrived at in good faith, that the inclusion of the Registrable Securities in the Underwritten Offering would reduce the cash proceeds to the Company such as to have a material adverse effect on the Company, then the Company shall advise Holders exercising piggyback rights of the conclusion of the Board of Directors, and their Common Stock shall not be included in the Underwritten Offering. If the managing Underwriter of an Underwritten Offering advises the Company that the inclusion of Registrable Shares by a Holder would materially adversely affect such Underwritten Offering, the Company shall include in such Underwritten Offering, as to each Holder exercising piggyback rights pursuant to this Section 2.2 and any other Person or Persons having a contractual right to request their Common Stock be included in such Underwritten Offering, that number of Common Stock that the Company is so advised can be sold in such Underwritten Offering without materially and adversely affecting such Underwritten Offering, determined as follows:

(i) First, for the Holders electing to participate in such Underwritten Offering, such number of Registrable Shares equal to twenty-five percent (25%) of the number of Common Stock able to be sold as determined by the managing Underwriter;

(ii) Second, for the Company, the remaining number of Common Stock able to be sold as determined by the managing Underwriter;

(iii) Third, for each remaining holder of Common Stock securities who holds contractual piggyback rights, other than the Holders described above in clauses (i), the fraction of such holder’s Common Stock proposed to be sold that is obtained by dividing (A) the remaining number of Common Stock that such holder proposes to include in such Underwritten Offering by (B) the total remaining number of Common Stock proposed to be sold in such Underwritten Offering by all such holders; and

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(iv) Fourth, for each remaining holder of Common Stock, other than the Holders described above in clause (i) and the holders described above in clause (iii), if any, who are permitted by the Company to so participate, such number of Common Stock as is determined by multiplying (A) the remaining Common Stock able to be sold as determined by the managing Underwriter, by (B) the fraction obtained by dividing (1) the number of Common Stock that such holder proposes to include in such Underwritten Offering by (2) the total number of Common Stock proposed to be sold in such Underwritten Offering by all such remaining holders.

ARTICLE III.

REGISTRATION PROCEDURES

Section 3.1 Filings; Information. In connection with the registration of Registrable Shares pursuant to Section 2.1:

(a) The Company will prepare and file with the Commission a registration statement on any form for that the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Shares to be registered thereunder in accordance with the intended method of distribution thereof, as may be reasonably necessary to effect the sale of such securities, the Company may require Selling Holders to promptly furnish in writing to the Company such information regarding such Selling Holders, the plan of distribution of the Registrable Shares and other information as the Company may be legally required to disclose in connection with such registration.

(b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Selling Holders, and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to the Selling Holders and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Selling Holders or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Shares by the Selling Holders.

(c) After the filing of the registration statement, the Company will promptly notify the Selling Holders of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered.

(d) In addition to the requirements imposed on the Company elsewhere herein, the Company will qualify the Registrable Shares for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Selling Holders may reasonably request; keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be necessary or advisable to enable each Selling Holder to consummate the disposition of the Registrable Shares owned by such Selling Holder in such jurisdictions; provided that the Company will not be required to (i) qualify to generally do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(e) The Company will as promptly as is practicable notify the Selling Holders, at any time when a prospectus relating to the sale of the Registrable Shares is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the

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purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Holders and to the Underwriters any such supplement or amendment. Upon receipt of any notice of the occurrence of any event of the kind described in the preceding sentence, the Selling Holders will forthwith discontinue the offer and sale of Registrable Shares pursuant to the registration statement covering such Registrable Shares until receipt by the Selling Holders and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Selling Holders shall deliver to the Company all copies, other than permanent file copies then in the possession of the Selling Holders, of the most recent prospectus covering such Registrable Shares at the time of receipt of such notice. Furthermore, in the event the Company shall give such notice, the Company shall, as promptly as is practical, subject to the suspension rights under Section 2.1(c), if applicable, prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions (including, without limitation, participation in road shows and investor conference calls) as are required in order to expedite or facilitate the sale of such Registrable Shares.

(g) At the request of any Underwriter in connection with an underwritten offering, the Company will furnish (i) an opinion of counsel, addressed to the Underwriters and the Selling Holders, covering such customary matters as the managing Underwriter and the Selling Holders may reasonably request and (ii) a comfort letter or comfort letters from the Company’s independent public accountants addressed to the Underwriters and the Selling Holders covering such customary matters as the managing Underwriter or the Selling Holders may reasonably request.

(h) If requested by the managing Underwriter or any Selling Holder, the Company shall promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing Underwriter or any Selling Holder reasonably requests to be included therein, including without limitation, with respect to the Registrable Shares being sold by such Selling Holder, the purchase price being paid therefor by the Underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment.

(i) The Company shall promptly make available for inspection by Purchaser (as representative of any Selling Holder) or Underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by Purchaser (as representative of any such Selling Holder) or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (i) if (A) the Company believes, after consultation with counsel for the Company, that to do

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so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise.

(j) The Company shall cause the Common Stock included in any registration statement to be listed on each securities exchange on which securities issued by the Company are then listed, if the Registrable Shares so qualify.

(k) The Company shall provide a CUSIP number for the Registrable Shares included in any registration statement not later than the effective date of such registration statement.

(l) The Company shall cooperate with each Selling Holder and each Underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”).

(m) The Company shall, as may be reasonably requested, participate in any financial roadshow organized for purposes of publicizing the sale or other disposition of the Registrable Shares. Such participation shall include, but not be limited to, dispatch by the Company of personnel, on a reasonable basis and subject to the operational needs of the Company, to assist in each presentation made during the roadshow, and provision of the Company data needed for purposes of the roadshow.

(n) The Company shall, during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Section 13(a) of the Exchange Act.

Section 3.2 Registration Expenses. In connection with any registration effected hereunder, the Company shall pay all expenses incurred in connection with such registration (the “Registration Expenses”), including without limitation: (i) registration and filing fees with the Commission and FINRA, (ii) all fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), (iii) printing expenses, messenger and delivery expenses, (iv) fees and expenses incurred in connection with the listing or quotation of the Registrable Shares, (v) fees and expenses of counsel to the Company and the fees and expenses of independent certified public accountants for the Company (including fees and expenses associated with the special audits or the delivery of comfort letters), (vi) the fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) the fees and expenses of other persons retained by the Company, whether or not any registration statement becomes effective; provided that in no event shall Registration Expenses include any underwriting discounts or commissions or transfer taxes.

ARTICLE IV.

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification By the Company. The Company agrees to indemnify, and hold harmless each Selling Holder and their respective officers, directors, partners, shareholders, members, employees, agents and representatives and each Person (if any) which controls a Selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any registration statement or prospectus relating to the Registrable Shares (as amended or supplemented if the Company shall have furnished any

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amendments or supplements thereto) or any preliminary prospectus, including all documents attached thereto or incorporated by reference therein, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by or based upon any information furnished in writing to the Company by or on behalf of such Selling Holder or by such Selling Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Selling Holder with copies of the same; provided, however, that the Company shall have no obligation to indemnify under this sentence to the extent any such losses, claims, damages or liabilities have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from such Selling Holder’s willful misconduct or gross negligence or an intentional act or omission in violation of applicable laws. The Company also agrees to indemnify any Underwriter of the Registrable Shares, their officers and directors and each person who controls such Underwriter on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1, except insofar as such losses, claims, damages or liabilities are caused by or based upon any information furnished in writing to the Company by or on behalf of such Underwriter or by such Underwriter’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Underwriter with copies of the same; provided, however, that the Company shall have no obligation to indemnify under this sentence to the extent any such losses, claims, damages or liabilities have been finally and non-appealably determined by a court to have resulted from any such Underwriter’s willful misconduct or gross negligence. The obligations of the Company under this Section 4.1 shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and the obligations of any Indemnified Person under this Section 4.1 shall be in addition to any liability that such Indemnified Person may otherwise have to the Company. The remedies provided in this Section 4.1 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity.

Section 4.2 Indemnification By Selling Holders. Each Selling Holder agrees to indemnify, and hold harmless the Company, its officers and directors, and each Person, if any, that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any registration statement or prospectus relating to the Registrable Shares (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, including all documents attached thereto or incorporated by reference therein, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information furnished in writing by or on behalf of such Selling Holder specifically for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto or any preliminary prospectus. Each Selling Holder also agrees to indemnify and hold harmless any Underwriters of the Registrable Shares, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2, but only with reference to information furnished in writing by or on behalf of such Selling Holder specifically for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto or any preliminary prospectus. Each such Selling Holder’s liability under this Section 4.2 shall be limited to an amount equal to the net proceeds (after deducting the applicable underwriting discount and expenses associated with such Selling Holder’s Registrable Shares sold thereunder) received by such Selling Holder from the sale of such Registrable Shares by such Selling Holder. The obligation of each Selling Holder hereunder shall be several and not joint.

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Section 4.3 Conduct Of Indemnification Proceedings. In case any proceeding (including any investigation by any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic (federal, state or municipal) or foreign governmental entity) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded or joined parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case any such separate firm for the Indemnified Parties exists, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent (not to be unreasonably withheld), or if a final judgment is entered for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

Section 4.4 Contribution.

(a) If the indemnification provided for in this Article IV is, by operation of law unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, a Selling Holder and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Selling Holder agrees that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Each Selling Holder shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by such Selling Holder exceeds the amount of any damages that such

11

Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Participation In Underwritten Offerings. No Person may participate in any underwritten registered offering contemplated hereunder, unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, (b) completes and executes all (to the extent reasonable and customary) questionnaires, powers of attorney, custody arrangements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement and (c) furnishes in writing to the Company such information regarding such Person, the plan of distribution of the Registrable Shares and other information as the Company may from time to time reasonably request or as may legally be required in connection with such underwritten registered offering; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such underwritten registered offering other than representations and warranties as to (i) such Person’s ownership of his or its Registrable Shares to be sold or transferred in a manner that is free and clear of all liens, claims and encumbrances, (ii) such Person’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may reasonably be requested; provided further, however, that the obligation of such Person to indemnify pursuant to any such underwriting agreements shall be several, and not joint and several, among such Persons selling Registrable Shares, and the liability of each such Person will be in proportion to, and, provided further that such liability will be limited to, the net amount received by such Person from the sale of such Person’s Registrable Shares pursuant to such underwritten registered offering. Notwithstanding anything contained herein to the contrary, the Board of Directors must approve any Underwriter engaged to conduct any underwritten registered offering pursuant to this Agreement; provided, however, that if such underwritten registered offering has been initiated by the Purchaser and the Purchaser is the sole selling shareholder in such offering, the Purchaser shall have the right to select the Underwriter for such underwritten registered offering, subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld.

Section 5.2 Rule 144. The Company shall file any and all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.

Section 5.3 Market Stand Off. In connection with the registration or offering of the Company’s securities, upon the reasonable request of the Company and the managing Underwriter of any underwritten offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Registrable Shares (other than those included in the registration) without prior written consent of the Company, or such Underwriters, as the case may be, for such period of time (not to exceed 60 days from the effective date of such registration or offering) as the Company and the managing Underwriter may reasonably specify (the “Stand-Off Period”); provided, however, that:

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(a) all executive officers and directors of the Company then holding Common Stock of the Company shall enter into similar agreements for not less than the time period required of the Holders hereunder; and

(b) the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements.

In order to enforce the foregoing covenant in this Section 5.3, the Company shall have the right to place restrictive legends on the certificates representing the Registrable Shares subject to this Section 5.3 and to impose stop transfer instructions with respect to the Registrable Shares and such other Common Stock of each Holder (and the Common Stock or securities of every other person subject to the foregoing restriction) until the end of such period.

Upon request, each such Holder agrees to execute a “lock-up” letter to such effect for the benefit of the Company or any Underwriter.

Section 5.4 Amendments, Waivers, Etc. This Agreement may not be amended, waived or otherwise modified or terminated except by an instrument in writing signed by the Company and the Holders of at least two-thirds of the Registrable Shares then held by all the Holders.

Section 5.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.6 IRSA Guarantee. IRSA is a party to this Agreement solely for purposes of guaranteeing the obligations of the Purchaser and IRSA shall be liable to the Company, to the same extent as the Purchaser, for all obligations of the Purchaser hereunder, including, without limitation, the obligations of the Purchaser set forth in Article IV hereof.

Section 5.7 Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements, instruments and documents referred to therein, constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8 Articles, Sections. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

Section 5.9 Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so

13

made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 5.10 Assignment of Registration Rights. No Holder of Registrable Shares may assign all or any part of its rights under this Agreement to any person without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the rights may be assigned to any Affiliate of the Purchaser or IRSA without requiring the Company´s consent.

Section 5.11 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization that shall succeed to substantially all of the business and property of the Company, whether by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including by operation of law (each, a “Successor”). The Company hereby covenants and agrees that it shall cause any Successor to adopt and assume this Agreement. If a parent entity of the Company or its Successor becomes the issuer of the Registrable Shares, then the Company or such Successor shall cause such parent entity to adopt and assume this Agreement to the same extent as if the parent entity were the Company or such Successor.

Section 5.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Purchaser, to:

Real Estate Strategies L.P.

Real Estate Strategies L.P. Clarendon House 2,

Church Street, Hamilton HM CX, Bermuda

Attention: Eduardo S. Elsztain

c/o IRSA Inversiones y Representaciones Sociedad Anónima,

Bolívar 108 (C1066AAB),

Buenos Aires, Argentina,

fax no. +54 (11) 4323-7449,

Attention: Eduardo S. Elsztain

Moreno 877, C1091AAQ

Buenos Aires, Argentina

Fax no. +54 (11) 4323-7449

Attention: Eduardo S. Elsztain

with a copy to (which shall not constitute notice):

Zang, Bergel & Viñes Abogados,

Florida 537, 18th Floor, (C1005AAK)

Buenos Aires, Argentina

Fax no. +54 (11) 5166-7070

Attention: Pablo Vergara del Carril

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(b)	If to the Company, to:

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, Nebraska 68701

Fax no. (402) 371-4229

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

McGrath North Mullin & Kratz, PC LLO

Suite 3700, First National Tower

1601 Dodge Street

Omaha, Nebraska 68102

Fax no. (402) 952-1802

Attention: Guy Lawson

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if by facsimile, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 5.13 Headings. The headings contained in this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

Section 5.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders of not less than two-thirds of the then outstanding Registrable Shares, enter into any agreement with any holder or prospective holder of any equity securities of the Company that would allow such holder or prospective holder (a) to include such equity securities in any registration statement filed for the Registrable Shares pursuant to the terms of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such equity securities in any such registration only to the extent that the inclusion of its equity securities will not reduce the amount of Registrable Shares of the Holders or (b) to have its equity securities registered on a registration statement that is declared effective prior to the Effectiveness Date (exclusive of a registration statement filed on Form S-8).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Purchaser, IRSA and the Company has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

REAL ESTATE STRATEGIES L.P

By:

JIWIN S.A.
General Partner

Name: Eduardo Elsztain
Title: Chairman

IRSA Inversiones y Representaciones Sociedad Anónima

By:

Name: Eduardo Elsztain
Title: Chairman

SUPERTEL HOSPITALITY, INC.

By:

Name: Kelly A. Walters
Title: Chief Executive Officer

Registration Rights Agreement Signature Page

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Annex 7

November 1, 2011

PERSONAL AND CONFIDENTIAL

Board of Directors

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, Nebraska 68701

Members of the Board of Directors:

We understand that Supertel Hospitality, Inc. (“Supertel” or the “Company”) intends to enter into a Purchase Agreement, substantially in the form presented to us on October 27, 2011 (the “Purchase Agreement”), by and among Real Estate Strategies L.P. (the “Purchaser”), the Company and Supertel Limited Partnership, pursuant to which the Purchaser will purchase, and the Company will issue and sell to the Purchaser, 2,000,000 shares of the Company’s Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”) for $20,000,000, with an irrevocable option to purchase up to 1,000,000 additional shares of Preferred Stock, and, in connection with the issuance and sale of the shares of Preferred Stock, the Company intends to issue to the Purchaser one set of warrants (the “Warrants”) to purchase up to 20,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and up to 10,000,000 additional shares of Company Common Stock pro rata with Purchaser’s exercise of the option, of the Company (such number of shares, the “Warrant Coverage”; such issuance and sale of such securities, and the terms thereof, the “Transaction”).

We understand that, pursuant to the Purchase Agreement, the terms of the Preferred Stock will include, among other things, that: (i) the Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, (ii) holders of Preferred Stock will be entitled to receive preferential cumulative cash dividends at the rate of 6.25% per annum of the face value per share (the “Dividend Yield”), (iii) each share of Preferred Stock will have a liquidation preference of $10.00 per share (the “Liquidation Preference”), in cash, plus an amount equal to any accrued and unpaid dividends to the date of payment, (iv) the Preferred Stock will not be redeemable at the Company’s option prior to five years after issuance; after five years after issuance, the Preferred Stock will be redeemable at the Company’s option if the volume weighted average price (as defined therein) of the Company Common Stock is less than the Conversion Price for any 30 day period (as defined therein) after five years after issuance, (v) the holders of Preferred Stock will be entitled to vote as a single class with the holders of Company Common Stock on all matters submitted to such holders for vote or consent; provided, however, that the voting power of the Preferred Stock will be equal to the lesser of (A) votes per share of Preferred Stock determined by dividing the face value of a share of Preferred Stock by the greater of the market value or book value of a share of Company Common Stock on the date of the issuance of the Preferred Stock or (B) an amount of votes per share of Preferred Stock such that the vote of all shares of Preferred Stock in the aggregate equal 34% of the combined voting power of all of the voting stock of the Company, minus an amount equal to the number of votes represented by the other shares of voting stock of the Company beneficially owned by the Purchaser and its affiliates, (vi) subject to the Beneficial Ownership Limitation (as defined below), each share of Preferred Stock will be convertible, at any time at the option of the holder thereof, into that number of shares of Company Common Stock determined by dividing the Liquidation Preference of such share of Preferred Stock by the Conversion Price, (vii) the conversion price (the “Conversion Price”) for the Preferred Stock will be equal $1.00 (the “Conversion Price”), subject to adjustment, and (viii) the Company may not effect any conversion of the Preferred Stock to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates, and any persons acting as a group together with such

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Board of Directors

Supertel Hospitality, Inc.

November 1, 2011

holder or any of such holder’s affiliates) would beneficially own voting stock of the Company in excess of the Beneficial Ownership Limitation. We further understand that “Beneficial Ownership Limitation” means 34.0% of the total number of votes represented by the voting stock of the Company outstanding immediately after giving effect to the issuance of shares of Company Common Stock otherwise issuable.

We understand that pursuant to the Warrant Agreement, the terms of the Warrants will include, among other things, that: (i) the exercise price per share of the Company Common Stock will be $1.20 (the “Warrant Exercise Price”), subject to adjustment, and (ii) the Company may not effect any exercise of the Warrants, to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Terms, in the aggregate, of the Transaction. For purposes of this opinion, “Terms” refers solely to (i) the $20,000,000 in gross proceeds of the Transaction and up to an additional $10,000,000 in gross proceeds if Purchaser exercises its irrevocable option, (ii) the Dividend Yield, (iii) the Conversion Price, (iv) the Warrant Coverage and (v) the Warrant Exercise Price Premium / (Discount).

In connection with our opinion, we have reviewed, among other things:

(i)	drafts of (a) the Purchase Agreement, identified as “Execution Version”, together with Exhibit A thereto, described as “Terms of the Series C Cumulative Convertible Preferred Stock”, (b) form of Common Stock Purchase Warrant for Supertel Hospitality, Inc. (the “Warrant Agreement”), identified as “Execution Version”, (c) form of Investor Rights and Conversion Agreement, by and among the Purchaser, IRSA Inversiones y Representaciones Socieded Anonima (“IRSA”), and the Company, identified as “Execution Version”, (d) form of Registration Rights Agreement, by and among the Purchaser, IRSA and the Company, identified as “Execution Version”, and (e) form of Directors Designation Agreement, by and among Real Estate Strategies L.P. and the Company, identified as “Supertel comments Oct. 20”;

(ii)	the Company’s annual reports on Form 10K for the year ending December 31, 2010 and the Company’s quarterly report on Form 10Q for the quarter ending June 30, 2011;

(iii)	the Company’s financial forecasts, projections and analyses prepared by the Company’s management in the form furnished to us for the years ending December 31, 2015, and certain other financial and operating information prepared by the management of the Company;

(iv)	the historical prices and volumes of Company Common Stock;

(v)	public information with respect to certain other publicly-traded companies that we deemed relevant;

(vi)	the financial terms of certain private placement transactions involving convertible securities and transaction sizes we believe to be relevant to the Transaction;

(vii)	discussions with management and other representatives of the Company relating to the aforementioned and other matters which we deemed relevant to our inquiry, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction; and

(viii)	such other analyses, information and factors as we have deemed appropriate.

In rendering our opinion, we have with your consent assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed

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Board of Directors

Supertel Hospitality, Inc.

November 1, 2011

with us, including, without limitation, the financial statements of the Company. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts, projections, analyses and other forward-looking information and data provided to or otherwise discussed with us, we have assumed, with your consent, that such forecasts, projections, analyses and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and provide a reasonable basis for our opinion. We express no view with respect to such forecasts, projections, analyses and other information and data or the assumptions on which they were based, and have assumed with your consent that the forecasted financial results will be realized in the amounts and at the times projected. We note that such projections are subject to significant uncertainty, particularly in light of the Company’s current financial condition, current and prospective access to capital and current and prospective liquidity. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We are not legal, tax, accounting or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters. We were not asked to evaluate the solvency or fair value of the Company, or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Our opinion does not address the non-financial or other terms of the Purchase Agreement other than as expressly set forth in the “Terms” described above, nor does it address the terms, financial or otherwise, of any of the related agreements to be entered into by the parties, except as otherwise expressly set forth in the “Terms” described above. We have not been requested to, and did not (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) assist or otherwise consult with the Company in marketing the Transaction or (c) advise the Board of Directors or any other party with respect to the underlying business decision to effect the Transaction, and this opinion does not address any of the foregoing. In addition, with your consent, we have assumed that the terms of the Transaction agreements, including the Beneficial Ownership Limitation, will result in the Transaction not being a change of control under applicable law and, accordingly, among other things, we have not included in our analysis transactions involving a merger or sale of assets by the issuer. In reaching our conclusion hereunder, we have considered the status of the Company’s ongoing discussions and negotiations with certain lenders with respect to certain of its indebtedness and our discussions with management of the Company and other representatives as to the Company’s financing alternatives and recent efforts to raise additional capital.

Our opinion is based upon information available to us and market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

This letter does not constitute a recommendation to the Board of Directors of the Company or any other person with respect to the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Terms, in the aggregate, of the Transaction to the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Company to approve or consummate the Transaction.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of the Company and the Purchaser contained in the Purchase Agreement and related documents are true and correct, that the Company and the Purchaser will perform all of the covenants and agreements required to be performed by them under the Purchase Agreement and related documents and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that

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Board of Directors

Supertel Hospitality, Inc.

November 1, 2011

the final form of the Purchase Agreement and related documents will not vary materially from the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

Our opinion, as set forth herein, relates to the fairness, in the aggregate, of the Terms of the Transaction to the Company as of the date of this opinion. We are not expressing any opinion as to the value of the Preferred Stock, the Warrants or the Company Common Stock underlying the Preferred Stock or the Warrants, or the price at which any such securities may trade at any time after their issuance. In addition, we are not expressing any opinion as to the price at which the Company Common Stock will trade at any time. We express no opinion as to the fairness of (i) the Origination Fee (as defined in the Purchase Agreement), or (ii) the amount or nature of any compensation to be received by any officers, directors, or employees or any parties to the Transaction, or any class of such persons, relative to any consideration to be received by the Company in the Transaction. The Company has agreed to pay us a fee for our financial advisory services, payable upon consummation of the Transaction. We will also receive a fee for providing this opinion, no portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. The issuance of this opinion was approved by our fairness opinion review committee.

In the ordinary course of our business, JMP Securities LLC and its affiliates may trade in the securities of the Company for their respective accounts or for the accounts of their clients and customers and, accordingly, may at any time hold a long or short position in such securities. From time to time, we and our affiliates have in the past provided and in the future may provide, investment banking and other financial services to the Company, its affiliates and affiliates of the Purchaser unrelated to the Transaction, for which services we have received, and would expect to receive, compensation.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Terms of the Transaction are, in the aggregate, fair to the Company from a financial point of view.

Very truly yours,

/s/ JMP SECURITIES LLC
JMP SECURITIES LLC

JMP Securities LLC
600 Montgomery Street
Suite 1100	tel	415.835.8900
San Francisco, CA 94111	fax	415.835.8920

[Manually signed accountant’s report filed with the proxy statement pursuant to

Instructions to Item 13 of Schedule 14A]

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Supertel Hospitality, Inc.:

We have audited the accompanying consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Omaha, Nebraska

March 16, 2011

PROXY

SUPERTEL HOSPITALITY, INC.

1800 WEST PASEWALK AVENUE, SUITE 200

NORFOLK, NE 68701

THIS PROXY IS SOLICITED ON BEHALF OF THE SUPERTEL BOARD

The undersigned hereby appoints each of Kelly A. Walters and Corrine L. Scarpello, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Supertel Hospitality, Inc. held of record by the undersigned on December 20, 2011, at the special meeting of shareholders to be held on January 31, 2012 or any adjournment thereof.

(Please date and SIGN on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

SUPERTEL HOSPITALITY, INC.

January 31, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.supertelinc.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

	FOR	AGAINST	ABSTAIN

1.       To approve the issuance and sale of up to 3,000,000 shares of Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Supertel Hospitality, Inc. (“Supertel”), up to 30,000,000 shares of common stock of Supertel (the “Common Stock”) which may be issued upon conversion of the Preferred Stock, and warrants (the “Warrants”) to purchase up to an additional 30,000,000 shares of Common Stock, to Real Estate Strategies L.P. pursuant to a Purchase Agreement dated November 16, 2011.

2. To approve adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve the first proposal.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for in accordance with the Board of Directors’ recommendations and in the discretion of the proxies for any other matters coming before the Meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DATED:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]